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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

RITE AID CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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RITE AID CORPORATION
P.O. BOX 3165
HARRISBURG, PENNSYLVANIA 17105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 21, 2012

To Our Stockholders:

What:      Our 2012 Annual Meeting of Stockholders

When:     June 21, 2012 at 1:30 p.m., local time

Where:    Holiday Inn Harrisburg-East
                4751 Lindle Road
                Harrisburg, PA 17111

Why:       At this Annual Meeting, stockholders will be asked to:

      1.
      Elect nine directors to hold office until the 2013 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified;

      2.
      Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm;

      3.
      Approve, on an advisory basis, the compensation of our named executive officers as presented in the proxy statement;

      4.
      Approve the adoption of the Rite Aid Corporation 2012 Omnibus Equity Plan;

      5.
      Consider and vote on certain stockholder proposals, if properly presented at the Annual Meeting; and

      6.
      Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

        In addition, the holders of the 7% Series G Cumulative Convertible Pay-in-Kind Preferred Stock and 6% Series H Cumulative Convertible Pay-in-Kind Preferred Stock, voting together as a single class, separately from the holders of common stock, will vote to elect one director to hold office until the 2013 Annual Meeting of Stockholders and until a successor is duly elected and qualified.

        The close of business on April 26, 2012 has been fixed as the record date for determining those Rite Aid stockholders entitled to vote at the Annual Meeting. Accordingly, only stockholders of record at the close of business on that date will receive this notice of, and be eligible to vote at, the Annual Meeting and any adjournment or postponement of the Annual Meeting. The above items of business for the Annual Meeting are more fully described in the proxy statement accompanying this notice.

        Your vote is important.    Please read the proxy statement and the instructions on the enclosed proxy card and then, whether or not you plan to attend the Annual Meeting in person, and no matter how many shares you own, please submit your proxy promptly by telephone or via the Internet in accordance with the instructions on the enclosed proxy card, or by completing, dating and returning your proxy card in the envelope provided. This will not prevent you from voting in person at the Annual Meeting. It will, however, help to assure a quorum and to avoid added proxy solicitation costs.

        You may revoke your proxy at any time before the vote is taken by delivering to the Secretary of Rite Aid a written revocation or a proxy with a later date (including a proxy by telephone or via the Internet) or by voting your shares in person at the Annual Meeting, in which case your prior proxy would be disregarded.

By order of the Board of Directors

Marc A. Strassler Secretary Camp Hill, Pennsylvania May 25, 2012

RITE AID CORPORATION
P.O. BOX 3165
HARRISBURG, PENNSYLVANIA 17105

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 21, 2012

GENERAL INFORMATION

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to be Held on June 21, 2012:

The proxy statement and annual report, as well as the Company's proxy card, are available at www.proxyvote.com.

        This proxy statement is being furnished to you by the Board of Directors (the "Board" or "Board of Directors") of Rite Aid Corporation (the "Company" or "Rite Aid") to solicit your proxy to vote your shares at our 2012 Annual Meeting of Stockholders (the "Annual Meeting"). The Annual Meeting will be held on June 21, 2012 at 1:30 p.m., local time, at the Holiday Inn Harrisburg-East, 4751 Lindle Road, Harrisburg, PA 17111. This proxy statement, the foregoing notice and the accompanying proxy card are first being mailed on or about May 29, 2012 to all holders of our common stock, par value $1.00 per share, and 7% Series G Cumulative Convertible Pay-in-Kind Preferred Stock and 6% Series H Cumulative Convertible Pay-in-Kind Preferred Stock, entitled to vote at the Annual Meeting. At Rite Aid and in this proxy statement, we refer to our employees as associates.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who is entitled to vote at the Annual Meeting?

        Holders of Rite Aid common stock, and shares of 7% Series G Cumulative Convertible Pay-in-Kind Preferred Stock and 6% Series H Cumulative Convertible Pay-in-Kind Preferred Stock, which are collectively referred to in this proxy statement as the "LGP preferred stock," as of the close of business on the record date, April 26, 2012, will receive notice of, and be eligible to vote at, the Annual Meeting and any adjournment or postponement of the Annual Meeting. At the close of business on the record date, Rite Aid had outstanding and entitled to vote 899,062,805 shares of common stock and 1,741,436 shares of LGP preferred stock (which, on an as-if-converted basis, are entitled to an aggregate of 31,662,471 votes). No other shares of Rite Aid capital stock are entitled to notice of and to vote at the Annual Meeting.

What matters will be voted on at the Annual Meeting?

        There are seven proposals that are scheduled to be considered and voted on at the Annual Meeting:

  •
  Proposal No. 1:    Elect nine directors to hold office until the 2013 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified;

  •
  Proposal No. 2:    Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm;

  •
  Proposal No. 3:    Conduct an advisory vote to approve the compensation of our named executive officers as presented in this proxy statement;

  •
  Proposal No. 4:    Approve the adoption of the Rite Aid Corporation 2012 Omnibus Equity Plan;

  •
  Proposal No. 5:    Consider a stockholder proposal relating to a policy regarding gross-up payments;

  •
  Proposal No. 6:    Consider a stockholder proposal relating to performance award metrics; and

  •
  Proposal No. 7:    Consider a stockholder proposal relating to the relationships of the directors.

        In addition, the holders of the LGP preferred stock, voting separately as a class, will vote to elect one director (the "LGP Preferred Director") to hold office until the 2013 Annual Meeting of Stockholders and until his successor is duly elected and qualified.

        Stockholders also will be asked to consider and vote at the Annual Meeting on any other matter that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting. At this time, the Board of Directors is unaware of any matters, other than those set forth above and the possible submission of the Krol Proposal, as described in the section entitled "Other Matters," that may properly come before the Annual Meeting.

What are the Board's voting recommendations?

        The Board recommends that you vote "FOR" the nominees of the Board in the election of directors, "FOR" the ratification of Deloitte & Touche LLP as the Company's independent registered public accounting firm, "FOR" the approval, on an advisory basis, of the compensation of our named executive officers as presented in this proxy statement, "FOR" the adoption of the Rite Aid Corporation 2012 Omnibus Equity Plan and "AGAINST" each of the stockholder proposals.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

        If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the "stockholder of record" with respect to those shares.

        If your shares are held in a stock brokerage account or by a bank or other nominee, those shares are held in "street name" and you are considered the "beneficial owner" of the shares. As the beneficial owner of those shares, you have the right to direct your broker, bank or nominee how to vote your shares, and you will receive separate instructions from your broker, bank or other holder of record describing how to vote your shares.

How can I vote my shares before the Annual Meeting?

        If you hold your shares in your own name, you may submit a proxy by telephone, via the Internet or by mail.

  •
  Submitting a Proxy by Telephone:  You can submit a proxy for your shares by telephone until 11:59 p.m. Eastern Daylight Time on June 20, 2012, by calling the toll-free telephone number on the enclosed proxy card, 1-800-690-6903. Telephone proxy submission is available 24 hours a day. Easy-to-follow voice prompts allow you to submit a proxy for your shares and confirm that your instructions have been properly recorded. Our telephone proxy submission procedures are designed to authenticate stockholders by using individual control numbers.

  •
  Submitting a Proxy via the Internet:  You can submit a proxy for your shares via the Internet until 11:59 p.m. Eastern Daylight Time on June 20, 2012, by accessing the website listed on the enclosed proxy card, www.proxyvote.com, and following the instructions you will find on the website. Internet proxy submission is available 24 hours a day. As with telephone proxy submission, you will be given the opportunity to confirm that your instructions have been properly recorded.

  •
  Submitting a Proxy by Mail:  If you choose to submit a proxy for your shares by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided.

        By casting your vote in any of the three ways listed above, you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions. You may also attend the Annual Meeting and vote in person.

        If your shares are held in the name of a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. The availability of telephonic or Internet voting will depend on the bank's or broker's voting process. Please check with your bank or broker and follow the voting procedures your bank or broker provides to vote your shares. Also, please note that if the holder of record of your shares is a bank, broker or other nominee and you wish to vote in person at the Annual Meeting, you must request a legal proxy from your bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting; otherwise, you will not be able to vote in person at the Annual Meeting.

If I am the beneficial owner of shares held in "street name" by my broker, will my broker automatically vote my shares for me?

        New York Stock Exchange ("NYSE") rules applicable to brokers grant your broker discretionary authority to vote your shares without receiving your instructions on certain matters. Your broker has discretionary voting authority under NYSE rules to vote your shares on the ratification of Deloitte & Touche LLP as our independent registered public accounting firm. However, unless you provide voting instructions to your broker, your broker does not have discretionary authority to vote on the election of directors, the advisory vote on the compensation of our named executive officers, the adoption of the Rite Aid Corporation 2012 Omnibus Equity Plan and each of the stockholder proposals. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

How will my shares be voted if I give my proxy but do not specify how my shares should be voted?

        If you provide specific voting instructions, your shares will be voted at the Annual Meeting in accordance with your instructions. If you hold shares in your name and sign and return a proxy card without giving specific voting instructions, your shares will be voted "FOR" the nominees of the Board in the election of directors, "FOR" the ratification of Deloitte & Touche LLP as the Company's independent registered public accounting firm, "FOR" the approval, on an advisory basis, of the compensation of our named executive officers, "FOR" the adoption of the Rite Aid Corporation 2012 Omnibus Equity Plan and "AGAINST" each of the stockholder proposals.

Could other matters be decided at the Annual Meeting?

        At this time, we are unaware of any matters, other than as set forth above and the possible submission of the Krol Proposal, as described in the section entitled "Other Matters," that may properly come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Annual Meeting or any adjournment or postponement of the Annual Meeting, will be deemed authorized to vote or otherwise act on such matters in accordance with their judgment.

Who may attend the Annual Meeting?

        All stockholders are invited to attend the Annual Meeting. Persons who are not stockholders may attend only if invited by the Board of Directors. If you are the beneficial owner of shares held in the name of your broker, bank or other nominee, you must bring proof of ownership (e.g., a current broker's statement) in order to be admitted to the meeting. You can obtain directions to the Annual Meeting by contacting our Investor Relations Department at (717) 975-3710.

Can I vote in person at the Annual Meeting?

        Yes. If you hold shares in your own name as a stockholder of record, you may come to the Annual Meeting and cast your vote at the meeting by properly completing and submitting a ballot. If you are the beneficial owner of shares held in the name of your broker, bank or other nominee, you must first obtain a legal proxy from your broker, bank or other nominee giving you the right to vote those shares and submit that proxy along with a properly completed ballot at the meeting; otherwise, you will not be able to vote in person at the Annual Meeting.

How can I change my vote?

        You may revoke your proxy at any time before it is exercised by:

  •
  Delivering to the Secretary a written notice of revocation, dated later than the proxy, before the vote is taken at the Annual Meeting;

  •
  Delivering to the Secretary an executed proxy bearing a later date, before the vote is taken at the Annual Meeting;

  •
  Submitting a proxy on a later date by telephone or via the Internet (only your last telephone or Internet proxy will be counted), before 11:59 p.m. Eastern Daylight Time on June 20, 2012; or

  •
  Attending the Annual Meeting and voting in person (your attendance at the Annual Meeting, in and of itself, will not revoke the proxy).

        Any written notice of revocation, or later dated proxy, should be delivered to:

Rite Aid Corporation
30 Hunter Lane
Camp Hill, Pennsylvania 17011
Attention: Marc A. Strassler, Secretary

        Alternatively, you may hand deliver a written revocation notice, or a later dated proxy, to the Secretary at the Annual Meeting before we begin voting.

        If your shares of Rite Aid common stock are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or other nominee if you wish to change your vote.

What is an "abstention" and how would it affect the vote?

        An "abstention" occurs when a stockholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter. Abstentions are counted as present for purposes of determining a quorum. An abstention with respect to the election of directors is neither a vote cast "for" a nominee nor a vote cast "against" the nominee and, therefore, will have no effect on the outcome of the vote. Abstentions with respect to the ratification of Deloitte & Touche LLP as our independent registered public accounting firm, the advisory vote on compensation of our named executive officers, the adoption of the Rite Aid Corporation 2012 Omnibus Equity Plan and each of the stockholder proposals will have the same effect as voting "against" the proposal.

What is a broker "non-vote" and how would it affect the vote?

        A broker non-vote occurs when a broker or other nominee who holds shares for the beneficial owner is unable to vote those shares for the beneficial owner because the broker or other nominee does not have discretionary voting power for the proposal and has not received voting instructions from the beneficial owner of the shares. Brokers will have discretionary voting power to vote shares for which no voting instructions have been provided by the beneficial owner only with respect to the ratification of Deloitte & Touche LLP as our independent registered public accounting firm. Brokers will not have such discretionary voting power to vote shares with respect to the election of directors, the advisory vote on the compensation of our named executive officers, the adoption of the Rite Aid Corporation 2012 Omnibus Equity Plan or any of the stockholder proposals. Shares that are the subject of a broker non-vote are included for quorum purposes, but a broker non-vote with respect to a proposal will not be counted as a vote cast and will not be counted as a vote represented at the meeting and entitled to vote and, consequently, as a general matter, will have no effect on the outcome of the vote. With respect to the adoption of the Rite Aid Corporation 2012 Omnibus Equity Plan, however, broker non-votes could have the same effect as votes cast "against" the proposal if they cause the total votes cast on the matter to be 50% or less of the total voting power entitled to vote on the proposal. Accordingly, it is particularly important that beneficial owners of Rite Aid shares instruct their brokers how to vote their shares.

What are the quorum and voting requirements for the proposals?

        In deciding the proposals that are scheduled for a vote at the Annual Meeting, each holder of common stock as of the record date is entitled to one vote per share of common stock and each holder of LGP preferred stock as of the record date is entitled to approximately 18.18 votes per share of LGP preferred stock (one vote per share of common stock issuable upon conversion of the LGP preferred stock as of the record date). As of the record date, the LGP preferred stock was convertible into an aggregate of 31,662,471 shares of common stock. The holders of the common stock and LGP preferred stock vote together as a single class for the proposals in this proxy statement.

        In order to take action on the proposals, a quorum, consisting of the holders of 465,362,639 shares (a majority of the aggregate number of shares of Rite Aid common stock and LGP preferred stock (on an as-if-converted basis) issued and outstanding and entitled to vote as of the record date for the Annual Meeting), must be present in person or by proxy. This is referred to as a "quorum." Proxies marked "Abstain" and broker non-votes will be treated as shares that are present for purposes of determining the presence of a quorum.

  Proposal No. 1—Election of Directors

        The affirmative vote of a majority of the total number of votes cast (with Rite Aid common stock and LGP preferred stock voting together as a single class) is required for the election of each director nominee named in Proposal No. 1. This means that the votes cast "for" that nominee must exceed the votes cast "against" that nominee. Any shares not voted (whether by abstention, broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the outcome of the vote. For more information on the operation of our majority voting standard, see the section entitled "Board of Directors—Corporate Governance—Majority Voting Standard and Policy."

  Proposal No. 2—Ratification of Independent Registered Public Accounting Firm

        The affirmative vote of a majority of the shares represented at the meeting and entitled to vote (with Rite Aid common stock and LGP preferred stock voting together as a single class) is required for the ratification of Deloitte & Touche LLP as our independent registered public accounting firm in Proposal No. 2. Any shares represented at the meeting and not voted (whether by abstention or otherwise) will have the same effect as a vote "against" the proposal.

  Proposal No. 3—Advisory Vote on Compensation of Named Executive Officers

        The affirmative vote of a majority of the shares represented at the meeting and entitled to vote (with Rite Aid common stock and LGP preferred stock voting together as a single class) is required for the approval of the advisory vote on the compensation of our named executive officers in Proposal No. 3. Any shares represented at the meeting and not voted (whether by abstention or otherwise) will have the same effect as a vote "against" the proposal. Broker non-votes are not counted for the advisory vote on the compensation of our named executive officers and, therefore, will have no effect on the outcome of the proposal.

  Proposal No. 4—Approval of the Adoption of the Rite Aid Corporation 2012 Omnibus Equity Plan

        The affirmative vote of a majority of the shares represented at the meeting and entitled to vote (with Rite Aid common stock and LGP preferred stock voting together as a single class) is required for the approval of the Rite Aid Corporation 2012 Omnibus Equity Plan in Proposal No. 4, provided that the total votes cast on the proposal represent over 50% of the total combined voting power of the Rite Aid common stock and LGP preferred stock entitled to vote on the proposal. Any shares represented at the meeting and not voted (whether by abstention or otherwise) will have the same effect as a vote "against" the proposal. Broker non-votes could have the same effect as votes cast "against" the proposal if they cause the total votes cast on the matter to be 50% or less of the total voting power entitled to vote on the proposal.

  Proposal No. 5—Stockholder Proposal—Policy Regarding Gross-Up Payments

        The affirmative vote of a majority of the shares represented at the meeting and entitled to vote (with Rite Aid common stock and LGP preferred stock voting together as a single class) is required for the approval of the stockholder proposal in Proposal No. 5. Any shares represented at the meeting and not voted (whether by abstention or otherwise) will have the same effect as a vote "against" the proposal. Any broker non-votes with respect to the stockholder proposal will not be counted as shares represented at the meeting and entitled to vote and, consequently, will have no effect on the outcome of the vote.

  Proposal No. 6—Stockholder Proposal—Performance Award Metrics

        The affirmative vote of a majority of the shares represented at the meeting and entitled to vote (with Rite Aid common stock and LGP preferred stock voting together as a single class) is required for the approval of the stockholder proposal in Proposal No. 6. Any shares represented at the meeting and not voted (whether by abstention or otherwise) will have the same effect as a vote "against" the proposal. Any broker non-votes with respect to the stockholder proposal will not be counted as shares represented at the meeting and entitled to vote and, consequently, will have no effect on the outcome of the vote.

  Proposal No. 7—Stockholder Proposal—Relationships of Directors

        The affirmative vote of a majority of the shares represented at the meeting and entitled to vote (with Rite Aid common stock and LGP preferred stock voting together as a single class) is required for the approval of the stockholder proposal in Proposal No. 7. Any shares represented at the meeting and not voted (whether by abstention or otherwise) will have the same effect as a vote "against" the proposal. Any broker non-votes with respect to the stockholder proposal will not be counted as shares represented at the meeting and entitled to vote and, consequently, will have no effect on the outcome of the vote.

What happens if a quorum is not present at the Annual Meeting?

        If the shares present in person or represented by proxy at the Annual Meeting are not sufficient to constitute a quorum, the stockholders by a vote of the holders of a majority of votes present in person or represented by proxy (which may be voted by the proxyholders) may, without further notice to any stockholder (unless a new record date is set), adjourn the meeting to a different time and place to permit further solicitations of proxies sufficient to constitute a quorum.

Who will count the votes?

        Representatives of Broadridge Financial Services will tabulate the votes and act as inspectors of election.

Who will conduct the proxy solicitation and how much will it cost?

        We are soliciting proxies from stockholders on behalf of our Board and will pay for all costs incurred by it in connection with the solicitation. In addition to solicitation by mail, the directors, officers and associates of Rite Aid and its subsidiaries may solicit proxies from stockholders of Rite Aid in person or by telephone, facsimile or email without additional compensation other than reimbursement for their actual expenses.

        We have retained Alliance Advisors, a proxy solicitation firm, to assist us in the solicitation of proxies for the Annual Meeting. Rite Aid will pay Alliance Advisors a fee of approximately $6,000 and reimburse the firm for approximately $2,000 of reasonable out-of-pocket expenses.

        Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and we will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection with the forwarding of solicitation materials to the beneficial owners of our stock.

        If you have any questions about voting your shares or attending the Annual Meeting, please call our Investor Relations Department at (717) 975-3710.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

        Our By-laws provide that the Board of Directors may be composed of up to fifteen members, with the number to be fixed from time to time by the Board. The Board has fixed the number of directors at ten. There are nine nominees for director at our Annual Meeting. The holders of the LGP preferred stock, separate from the holders of common stock, will vote to elect the tenth director, the "LGP Preferred Director", who will hold office until the 2013 Annual Meeting of Stockholders and until a successor is duly elected and qualified. The holders of the LGP preferred stock have informed us that they intend to elect John M. Baumer to hold office until the 2013 Annual Meeting of Stockholders and until his successor is duly elected and qualified.

Director Nominees

        The Board of Directors, based on the recommendation of the Nominating and Governance Committee, has nominated Joseph B. Anderson, Jr., François J. Coutu, Michel Coutu, James L. Donald, David R. Jessick, Michael N. Regan, Mary F. Sammons, John T. Standley and Marcy Syms to be elected directors at the Annual Meeting. The holders of the LGP preferred stock have informed the Company that they will elect John M. Baumer as the LGP Preferred Director. Each of the nominees for director to be elected at the Annual Meeting currently serves as a director of the Company. François Coutu and Michel Coutu were designated by The Jean Coutu Group (PJC) Inc., or Jean Coutu Group, to the Nominating and Governance Committee as director nominees pursuant to the terms of the stockholder agreement with Jean Coutu Group, effective June 4, 2007, the date of our acquisition of the Brooks and Eckerd drugstore chains (the "Brooks Eckerd Transaction").

        Each director elected at the Annual Meeting will hold office until the 2013 Annual Meeting of Stockholders. Each director elected at the Annual Meeting will serve until his or her successor is duly elected and qualified.

        If any nominee at the time of election is unable or unwilling to serve or is otherwise unavailable for election, and as a consequence thereof other nominees are designated, then the persons named in the proxy or their substitutes will have the discretion and authority to vote or to refrain from voting for other nominees in accordance with their judgment.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR"
THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

 BOARD OF DIRECTORS

        The following table sets forth certain information with respect to our director nominees, as well as the LGP Preferred Director, as of the record date. If elected, each of the following person's terms will expire at the 2013 Annual Meeting of Stockholders.

Name	Age	Position with Rite Aid	Year First Became Director
Mary F. Sammons	65	Chairman	1999
John T. Standley	49	President and Chief Executive Officer	2009
Joseph B. Anderson, Jr.	69	Director	2005
John M. Baumer	44	Director	2011
François J. Coutu	57	Director	2007
Michel Coutu	58	Director	2007
James L. Donald	58	Director	2008
David R. Jessick	58	Director	2009
Michael N. Regan	64	Director	2007
Marcy Syms	61	Director	2005

        Following are the biographies for our director nominees and the LGP Preferred Director, including information concerning the particular experience, qualifications, attributes or skills that led the Nominating and Governance Committee and the Board to conclude that such person should serve on the Board:

        Mary F. Sammons.    Ms. Sammons has been Chairman of the Board of the Company since June 4, 2007 and has been a member of Rite Aid's Board of Directors since December 5, 1999. From June 2003 until June 2010, Ms. Sammons served as Chief Executive Officer of the Company. Ms. Sammons was President of Rite Aid from December 1999 to September 2008. From April 1999 to December 1999, Ms. Sammons served as President and Chief Executive Officer of Fred Meyer Stores, Inc., a subsidiary of The Kroger Company. From January 1998 to April 1999, Ms. Sammons served as President and Chief Executive Officer of Fred Meyer Stores, Inc., a subsidiary of Fred Meyer, Inc. From 1985 through 1997, Ms. Sammons held several senior level positions with Fred Meyer Stores, Inc., the last being that of Executive Vice President. Ms. Sammons is also a member of the Board of the National Association of Chain Drug Stores, a trade association, is a director of StanCorp Financial Group, Inc. and Magellan Health Services, Inc. and previously served as a director of First Horizon National Corporation.

        As the Company's previous Chief Executive Officer, a member of senior management for over a decade and with more than 30 years of retail industry experience, Ms. Sammons brings to the Board an extensive knowledge of the Company's industry and operations. As a member of the Board of the National Association of Chain Drug Stores, Ms. Sammons also provides the Board with an understanding of industry-wide challenges, regulatory issues and developments.

        John T. Standley.    Mr. Standley, President and Chief Executive Officer, has been a director of Rite Aid since June 2009. Mr. Standley has served as Chief Executive Officer since June 2010 and as President since September 2008. Mr. Standley served as the Chief Operating Officer from September 2008 until June 2010. He also served as a consultant to Rite Aid from July 2008 to September 2008. From August 2005 through December 2007, Mr. Standley served as Chief Executive Officer and was a member of the Board of Directors of Pathmark Stores, Inc. From June 2002 to August 2005, he served as Senior Executive Vice President and Chief Administrative Officer of Rite Aid and, in addition, in January 2004 was appointed Chief Financial Officer of Rite Aid. He had served as Senior Executive Vice President and Chief Financial Officer of Rite Aid from September 2000 to June 2002 and had served as Executive Vice President and Chief Financial Officer of Rite Aid from December 1999 until

September 2000. Previously, he was Executive Vice President and Chief Financial Officer of Fleming Companies, Inc., a food marketing and distribution company from May 1999 to December 1999. Between July 1998 and May 1999, Mr. Standley was Senior Vice President and Chief Financial Officer of Fred Meyer, Inc. Mr. Standley served as Senior Vice President and Chief Financial Officer of Ralphs Grocery Company between January 1997 and July 1998. Mr. Standley also served as Senior Vice President of Administration at Smith's Food & Drug Stores, Inc. from May 1996 to February of 1997 and as Chief Financial Officer of Smitty's Supervalue, Inc. from December 1994 to May 1996.

        As the Company's Chief Executive Officer, with more than 20 years of retail, financial and executive experience, Mr. Standley brings to the Board an in-depth understanding of all aspects of the Company, including its customers, operations and key business drivers. In addition, his experience serving as a chief financial officer of a number of companies, including the Company, provides the Board with additional insights into financial and accounting matters relevant to the Company's operations.

        Joseph B. Anderson, Jr.    Mr. Anderson has been the Chairman of the Board and Chief Executive Officer of TAG Holdings, LLC, a manufacturing, service and technology business, since January 2002. Mr. Anderson was Chairman of the Board and Chief Executive Officer of Chivas Industries, LLC from 1994 to 2002. Mr. Anderson also serves as a director of Quaker Chemical Corporation, Meritor, Inc., Valassis Communications, Inc. and NV Energy, Inc. (formerly Sierra Pacific Resources).

        Mr. Anderson has a broad base of experience, including military and government service and 18 years of chief executive officer experience at manufacturing, service and technology companies. From this experience, Mr. Anderson brings an array of skills, including in the areas of strategic, business and financial planning and corporate development. In addition, his service on the boards of directors of a number of publicly-traded companies provides the Board with insights into how boards at other companies have addressed issues similar to those faced by the Company.

        John M. Baumer.    Mr. Baumer is a partner of Leonard Green & Partners, L.P., where he has been employed since May 1999. Leonard Green & Partners, L.P. is an affiliate of Green Equity Investors III, L.P. and is a private equity firm based in Los Angeles, California. Prior to joining Leonard Green & Partners, L.P., Mr. Baumer served as a Vice President in the Corporate Finance Division of Donaldson, Lufkin & Jenrette Securities Corporation, or DLJ, in Los Angeles. Prior to joining DLJ in 1995, Mr. Baumer worked at Fidelity Investments and Arthur Andersen LLP. Mr. Baumer currently serves on the boards of directors of Leslie's Poolmart, Inc., Prospect Medical Holdings, Inc. and VCA Antech, Inc. Mr. Baumer was elected to the Board of Directors on June 23, 2011 by the holders of the LGP preferred stock, pursuant to the director nomination rights granted to Green Equity Investors III, L.P. under an October 27, 1999 agreement between Rite Aid and Green Equity Investors with respect to the purchase of 3,000,000 shares of Rite Aid preferred stock.

        Mr. Baumer's extensive experience in private equity investment provides the Board with another perspective on financial, strategic planning and investor relations matters. In addition, his experience as an investor in, and as a director of, other public companies provides the Board with insight into how other companies address issues similar to those faced by the Company.

        François J. Coutu.    Mr. François J. Coutu has served as President and Chief Executive Officer of Jean Coutu Group since October 2007. Previously, Mr. François J. Coutu held the positions of President of Canadian Operations and Vice Chairman of the Board from 2005 to 2007, President and Chief Executive Officer from 2002 to 2005 and President and Chief Operating Officer of Jean Coutu Group from 1992 to 2002. Mr. François J. Coutu has been a member of the Board of Directors of Jean Coutu Group since December 1985. A pharmacist by profession, he is a former chair of the Canadian Association of Chain Drug Stores, a trade association, and previously served as a member of the Board of Directors of the National Bank of Canada, where he was a member of the Human Resources and Credit Committees.

        Mr. François J. Coutu brings to the Board 20 years of senior executive experience with Jean Coutu Group and an in-depth understanding of the chain drugstore industry.

        Michel Coutu.    Mr. Michel Coutu has been President of MMC Consulting, a strategic consulting firm, since 2010. He served as our non-executive Co-Chairman of the Board from June 2007 until June 2010. He served as President of the U.S. operations of Jean Coutu Group and Chief Executive Officer of Jean Coutu USA from August 1986 until June 2007. He has also served as a member of the Board of Directors of Jean Coutu Group since December 1985.

        Mr. Michel Coutu brings more than 20 years of executive and pharmacy experience to the Board, including experience with Jean Coutu Group, from whom we acquired the Brooks and Eckerd drugstore chains.

        James L. Donald.    Since February 2012, Mr. Donald has served as Chief Executive Officer of Extended Stay Hotels, a company specializing in hospitality and extended stay hotels. From October 2009 until March 11, 2011, Mr. Donald served as the President and Chief Executive Officer of Haggen, Inc., a supermarket chain. Previously, Mr. Donald was President and Chief Executive Officer and a director of Starbucks Corporation from April 2005 to January 2008. From October 2004 to April 2005, Mr. Donald served as Starbucks' CEO designate. From October 2002 to October 2004, Mr. Donald served as President of Starbucks, North America. Prior to joining Starbucks, Mr. Donald served from October 1996 to October 2002 as Chairman, President and Chief Executive Officer of Pathmark Stores, Inc. He has also served in a variety of senior management positions with Albertson's, Inc., Safeway, Inc. and Wal-Mart Stores, Inc.

        With more than 30 years of retail and grocery experience, including as chief executive officer of Starbucks Corporation, Mr. Donald brings to the Board significant chain store operational, marketing and human resources experience that is highly relevant to the Company's business.

        David R. Jessick.    Mr. Jessick has served as a director of Rite Aid since April 2009. From July 2002 to February 2005, Mr. Jessick served as a consultant to Rite Aid's Chief Executive Officer and senior financial staff and was Senior Executive Vice President, Chief Administrative Officer of Rite Aid from December 1999 to July 2002. From July 1998 to June 1999, Mr. Jessick was Executive Vice President, Finance and Investor Relations of Fred Meyer, Inc., and from February 1997 to July 1998, Mr. Jessick was Chief Financial Officer of Fred Meyer, Inc. From 1979 to 1996, he held various financial positions including Executive Vice President and Chief Financial Officer at Thrifty Payless Holdings, Inc. Mr. Jessick began his career as a Certified Public Accountant for Peat, Marwick, Mitchell & Co. Mr. Jessick is currently a director and audit committee chairman of DFC Global Corp. and Big 5 Sporting Goods Corporation. In addition, he previously served as a director and non-executive Chairman of Pathmark Stores, Inc. (2005-2007) and as a director of Source Interlink, Inc. (2005-2009) and Pinnacle Foods Group, Inc. (2005-2008).

        Mr. Jessick brings over 30 years of retail, executive and financial experience to the Board. His familiarity with our business and his experience as a chief financial officer provide useful insights into operational and financial matters relevant to the Company's business. In addition, his service on other boards of directors, including as a non-executive chairman, enables Mr. Jessick to share insights with the Board regarding corporate governance best practices.

        Michael N. Regan.    Since January 2012, Mr. Regan, our Lead Independent Director, has served as Chief Financial Officer of Indiana Downs LLC, a race track and casino complex located in Indiana, and expects to continue there for a limited period of six to twelve months while the company undergoes a process of reorganizing its capital structure and ownership. Between May 2007 through

December 2011, Mr. Regan was a self-employed private equity investor. Prior thereto, Mr. Regan served as Chief Financial Officer of The St. Joe Company, a major real estate development company based in Florida, from November 2006 to May 2007. From 1997 to November 2006, he served as Senior Vice President, Finance and held various other positions with The St. Joe Company and was a member of the senior management team. Prior to joining The St. Joe Company, he served as Vice President and Controller of Harrah's Entertainment from 1991 to 1997.

        Mr. Regan's 31 years of experience, including serving as a chief financial officer and as a senior vice president of finance, provides the Board with additional perspectives on financial, operational and strategic planning, and real estate matters relevant to the Company.

        Marcy Syms.    Ms. Syms has been a director of Syms Corp., a chain of retail clothing stores, since 1983, when she was named President and COO. Ms. Syms became CEO of Syms Corp. in 1998 and was named Chair in 2010. In November 2011, Syms Corp. and its subsidiaries filed voluntary petitions for relief under Chapter 11 of the Untied States Bankruptcy Code and ceased all retail operations. Ms. Syms also is a founding member of the Board of Directors of the Syms School of Business at Yeshiva University.

        Ms. Syms brings to the Board over 18 years of experience as a chief executive officer of a chain of retail stores, including an array of skills in strategic planning, marketing and human resources matters similar to those faced by the Company.

Board Leadership

        Currently, Ms. Sammons, our former Chief Executive Officer, serves as Chairman of the Board and Mr. Standley is our Chief Executive Officer. Effective as of the Annual Meeting, Mr. Standley will serve as Chairman of the Board and Chief Executive Officer. Mr. Regan has served as our Lead Independent Director since 2011 and will continue in that role.

        During the 2010 fiscal year, as part of evaluating the management succession plan and in order to promote an orderly transition in Company leadership, the Board determined that it would be appropriate to separate the positions of Chairman of the Board and Chief Executive Officer effective as of the 2010 Annual Meeting, with Ms. Sammons continuing to serve as Chairman of the Board following Mr. Standley's appointment as Chief Executive Officer. Given that Ms. Sammons' service as Chairman of the Board will expire as of the 2012 Annual Meeting, the Board reviewed its leadership structure in light of the Company's current operating and governance environment and determined that Mr. Standley should serve as the Chairman of the Board effective as of the 2012 Annual Meeting. The Board has no policy mandating the combination or separation of the Chairman of the Board and Chief Executive Officer positions and believes that, given the dynamic and competitive environment in which we operate, the right leadership structure may vary from time to time based on changes in circumstances. The Board makes this determination based on what it believes best serves the needs of the Company and its stockholders at any particular time. The Board believes that Mr. Standley's in-depth knowledge of the Company, keen understanding of the Company's operations and proven leadership and vision position him to provide strong and effective leadership to the Board. The Board also believes that a unified structure will provide decisive and effective leadership both within and outside the Company. In addition, the Board will continue to maintain the position of Lead Independent Director that it created in 2009. Our Lead Independent Director consults with the Chairman of the Board and the Chief Executive Officer on corporate governance matters, chairs the annual performance review of the Chief Executive Officer, presides at executive sessions of the non-management directors, assists with the preparation of Board agendas and facilitates communications between the directors and the Chief Executive Officer.

Corporate Governance

        We recognize that good corporate governance is an important means of protecting the interests of our stockholders, associates, customers, suppliers and the community. The Board of Directors, through the Nominating and Governance Committee, monitors corporate governance developments and proposed legislative, regulatory and stock exchange corporate governance reforms.

        Website Access to Corporate Governance Materials.    Our corporate governance information and materials, including our Certificate of Incorporation, By-Laws, Corporate Governance Guidelines, current charters for each of the Audit Committee, Compensation Committee, Nominating and Governance Committee and Executive Committee, Code of Ethics for the Chief Executive Officer and Senior Financial Officers, Code of Ethics and Business Conduct, and our Related Person Transactions Approval Policy, are posted on our website at www.riteaid.com under the headings "Our Company—Corporate Governance" and are available in print upon request to Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011, Attention: Secretary. The Board regularly reviews corporate governance developments and will modify these materials and practices from time to time as warranted.

        Codes of Ethics.    The Board has adopted a Code of Ethics that is applicable to our Chief Executive Officer and senior financial officers. The Board has also adopted a Code of Ethics and Business Conduct that applies to all of our officers, directors and associates. Any amendment to either code or any waiver of either code for executive officers or directors will be disclosed promptly on our website at www.riteaid.com under the headings "Our Company—Corporate Governance—Codes of Ethics."

        Director Independence.    For a director to be considered independent under the NYSE corporate governance listing standards, the Board of Directors must affirmatively determine that the director does not have any direct or indirect material relationship with the Company, including any of the relationships specifically proscribed by the NYSE independence standards. The Board considers all relevant facts and circumstances in making its independence determinations. Only independent directors may serve on our Audit Committee, Compensation Committee and Nominating and Governance Committee.

        As a result of this review, the Board affirmatively determined that the following directors, including each director serving on the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, satisfy the independence requirements of the NYSE listing standards: Joseph B. Anderson, Jr., François J. Coutu, Michel Coutu, James L. Donald, David R. Jessick, Michael N. Regan and Marcy Syms. The Board also had determined that André Belzile, who served as a director until April 23, 2012, was independent during the time he was a director. The Board also determined that the members of the Audit Committee satisfy the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the NYSE requirements for audit committee members. In determining each individual's status as an independent director, the Board considered the following transactions, relationships and arrangements:

  •
  Joseph B. Anderson serves as a director of Valassis Communications, Inc., which does business with Rite Aid. Because Mr. Anderson serves only as an outside director of, and is not an officer of or otherwise employed by, Valassis Communications, Inc., the Board determined that the relationship between Rite Aid and Valassis Communications, Inc. does not constitute a material relationship between Mr. Anderson and Rite Aid.

        There is no family relationship between any of the nominees and executive officers of Rite Aid, except that directors François J. Coutu and Michel Coutu are brothers.

        Majority Voting Standard and Policy.    Under the Company's By-Laws, a nominee for director in uncontested elections of directors (as is the case for this Annual Meeting) will be elected to the Board if the votes cast "for" such nominee's election exceed the votes cast "against" such nominee's election. In contested elections, directors will be elected by a plurality of votes cast. For this purpose, a contested election means any meeting of stockholders for which (i) the Secretary of the Company receives a notice that a stockholder has nominated a person for election to the Board in compliance with the advance notice requirements for stockholder nominees for director set forth in the By-Laws and (ii) such nomination has not been withdrawn by such stockholder on or prior to the 14th day preceding the date the Company first mails its notice of meeting for such meeting to the stockholders.

        Under the Company's Corporate Governance Guidelines (the "Guidelines"), a director who fails to receive the required number of votes for re-election in accordance with the By-Laws will, within five days following certification of the stockholder vote, tender his or her written resignation to the Chairman of the Board for consideration by the Board, subject to the procedures set forth in the Guidelines.

Board Oversight of Risk Management

        The Board of Directors, as a whole and through the various committees of the Board, oversees the Company's management of risk, focusing primarily on five areas of risk: operational, financial performance, financial reporting, legal and regulatory and strategic and reputational.

        Management of the Company is responsible for developing and implementing the Company's plans and processes for risk management. The Board of Directors, at least annually, reviews with management its plans and processes for managing risk. The Board also receives periodic updates from the Company's Chief Compliance Officer with regard to the overall effectiveness of the Company's risk management program and significant areas of risk to the Company, focusing on the five primary areas of risk set forth above as well as other areas of risk identified from time to time by either the Board, a Board committee or management.

        In addition, other Board committees consider risks within their respective areas of responsibility and advise the Board of any significant risks. For example, the Compensation Committee considers risks relating to the Company's compensation programs and policies and the Audit Committee focuses on assessing and mitigating financial reporting risks, including risks related to internal control over financial reporting and legal and compliance risks.

Committees of the Board of Directors

        The Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Executive Committee. Current copies of the charters for each of these committees are available on our website at www.riteaid.com under the headings "Our Company—Corporate Governance—Committee Charters."

        The current members of the committees are identified in the following table.

Director	Audit	Compensation	Nominating and Governance	Executive
Mary F. Sammons				Chair
Joseph B. Anderson, Jr			Chair
François J. Coutu	X		X
Michel Coutu		X		X
James L. Donald		Chair	X
David R. Jessick	Chair			X
Michael N. Regan	X			X
John T. Standley				X
Marcy Syms		X

        Audit Committee.    The Audit Committee, which held eight meetings during fiscal year 2012, currently consists of David R. Jessick (Chair), François J. Coutu and Michael N. Regan. The Board has determined that each of these individuals is an independent director under the NYSE listing standards and satisfies the additional independence requirements of Rule 10A-3 under the Exchange Act and the additional requirements of the NYSE listing standards for audit committee members. See the section entitled "Corporate Governance—Director Independence" above. The Board has determined that David R. Jessick qualifies as an "audit committee financial expert" as that term is defined under applicable SEC rules.

        The functions of the Audit Committee include the following:

  •
  Appointing, compensating and overseeing our independent registered public accounting firm ("independent auditors");

  •
  Overseeing management's fulfillment of its responsibilities for financial reporting and internal control over financial reporting; and

  •
  Overseeing the activities of the Company's internal audit function.

        The independent auditors and internal auditors meet with the Audit Committee with and without the presence of management representatives. For additional information, see the section entitled "Audit Committee Report," as well as the Audit Committee's charter, which is posted on our website at www.riteaid.com under the headings "Our Company—Corporate Governance—Committee Charters."

        Compensation Committee.    The Compensation Committee, which met six times during fiscal year 2012, currently consists of James L. Donald (Chair), Michel Coutu and Marcy Syms. The Board has determined that each of these individuals is an independent director under the NYSE listing standards. See the section entitled "Corporate Governance—Director Independence" above.

        The functions of the Compensation Committee include the following:

  •
  Administering Rite Aid's stock option and other equity incentive plans;

  •
  Reviewing and approving the base salaries of the Company's executive officers and reviewing and recommending to the Board the base salary of the CEO;

  •
  Reviewing and approving the Company's goals and objectives relevant to the incentive based compensation of the Company's executive officers (including the CEO), evaluating the performance of the Company's executive officers (including the CEO) in light of these goals and objectives and determining and approving the incentive based compensation of the Company's executive officers (including the CEO) based on such evaluation;

  •
  Setting corporate performance targets under all annual bonus and long term incentive compensation plans as appropriate and determining annually the individual bonus award opportunities for the Company's executive officers; and

  •
  Reviewing and approving all executive officers' employment agreements and severance arrangements.

        The Compensation Committee reviews the performance of the Company's executive personnel and develops and makes recommendations to the Board of Directors with respect to executive compensation policies. The Compensation Committee is empowered by the Board of Directors to award to executive officers appropriate bonuses, stock options, stock appreciation rights and stock-based awards. The details of the processes and procedures for the consideration and determination of executive and director compensation are described in the section entitled "Executive Compensation—Compensation Discussion and Analysis." The objectives of the Compensation Committee are to support the achievement of desired Company performance, to provide compensation and benefits that will attract and retain superior talent, reward performance and to fix a portion of compensation to the outcome of the Company's performance.

        As provided in its charter, the Compensation Committee has the authority to engage an external compensation consultant and to determine the scope of services. The Compensation Committee may terminate the engagement at any time. The external compensation consultant reports to the Compensation Committee Chair.

        Since June 2010, the Committee has utilized Exequity LLP as its independent consultant. With respect to fiscal year 2012, Exequity LLP reviewed recommendations and analysis prepared by management and provided advice and counsel to the Committee. Exequity does not provide any other services to the Company.

        Nominating and Governance Committee.    The Nominating and Governance Committee, which held three meetings during fiscal year 2012, currently consists of Joseph B. Anderson, Jr. (Chair), François J. Coutu and James L. Donald. The Board has determined that each of these individuals is an independent director under the NYSE listing standards. See the section entitled "Corporate Governance—Director Independence" above.

        The functions of the Nominating and Governance Committee include the following:

  •
  Identifying and recommending to the Board individuals qualified to serve as Rite Aid directors;

  •
  Recommending to the Board individual directors to serve on committees of the Board;

  •
  Advising the Board with respect to matters of Board composition and procedures;

  •
  Developing and recommending to the Board a set of corporate governance principles applicable to Rite Aid and overseeing corporate governance matters generally;

  •
  Overseeing the annual evaluation of the Board and management; and

  •
  Reviewing, evaluating and recommending for approval by the Board related person transactions in which the Company is a participant.

        Executive Committee.    The members of the Executive Committee currently are Mary F. Sammons (Chair), Michel Coutu, David R. Jessick, Michael Regan and John Standley. The Executive Committee did not meet during fiscal year 2012. The Executive Committee, except as limited by Delaware law, is empowered to exercise all of the powers of the Board of Directors.

Nomination of Directors

        The Nominating and Governance Committee will consider director candidates recommended by stockholders. In considering such recommendations, the Nominating and Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Nominating and Governance Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the Nominating and Governance Committee, a stockholder must submit the recommendation in writing and must include the following information:

  •
  The name of the stockholder and evidence of the person's ownership of Rite Aid stock, including the number of shares owned and the length of time of ownership; and

  •
  The name of the candidate, the candidate's resume or a listing of his or her qualifications to be a Rite Aid director and the person's consent to be named as a director if selected by the Nominating and Governance Committee and nominated by the Board.

        The stockholder recommendation and information described above must be sent to Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011, Attention: Secretary. The Nominating and Governance Committee will accept recommendations of director candidates throughout the year; however, in order for a recommended director candidate to be considered for nomination to stand for election at an upcoming annual meeting of stockholders, the recommendation must be received by the Secretary not less than 120 days prior to the anniversary date of Rite Aid's most recent annual meeting of stockholders.

        The Nominating and Governance Committee believes that the minimum qualifications for serving as a Rite Aid director are that a candidate demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board's oversight of Rite Aid's business and affairs and have an impeccable record and reputation for honest and ethical conduct in his or her professional and personal activities. In addition, the Nominating and Governance Committee examines a candidate's specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company. The Nominating and Governance Committee also seeks to have the Board represent a diversity of backgrounds and experience. The Nominating and Governance Committee assesses its achievement of diversity through the review of Board composition as part of the Board's annual self-assessment process.

        The Nominating and Governance Committee identifies potential candidates by asking current directors and executive officers to notify the committee if they become aware of persons, meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board—for example, retirement as a CEO or CFO of a public company or exiting government or military service. The Nominating and Governance Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described above, the committee will also consider candidates recommended by stockholders.

        Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating and Governance Committee determines that the candidate warrants further consideration, the Chair or another member of the committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating and Governance Committee requests information from the candidate, reviews the candidate's accomplishments and qualifications, including in light of any other candidates that the committee might be considering, and conducts one or more interviews with the candidate. In certain instances, committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate's accomplishments. The committee's evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Executive Sessions of Non-Management Directors

        In order to promote discussion among the non-management directors, regularly scheduled executive sessions (i.e., meetings of non-management directors without management present) are held to review such topics as the non-management directors determine. Mr. Regan, our Lead Independent Director, presides at our executive sessions. The non-management directors met in executive session four times during fiscal year 2012.

Communications with the Board of Directors

        The Board has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the Board, any Board committee or any chair of any such committee by mail or electronically. To communicate with the Board of Directors, the non-management directors, any individual directors or committee of directors, correspondence should be addressed to the Board of Directors or any such individual directors or committee of directors by either name or title. All such correspondence should be sent to Rite Aid Corporation, c/o Secretary, P.O. Box 3165, Harrisburg, Pennsylvania 17105. To communicate with any of the directors electronically, stockholders should go to our website at www.riteaid.com. Under the headings "Our Company—Corporate Governance—Contact Our Board" you will find an on-line form that may be used for writing an electronic message to the Board, the non-management directors, any individual directors, or any committee of directors. Please follow the instructions on the website in order to send your message.

        All communications received as set forth above will be opened by the Secretary for the purpose of determining whether the contents represent a message to the directors, and depending on the facts and circumstances outlined in the communication, will be distributed to the Board, the non-management directors, an individual director or committee of directors, as appropriate. The Secretary will make sufficient copies of the contents to send to each director who is a member of the Board or of the committee to which the envelope or e-mail is addressed.

Directors' Attendance at Board, Committee and Annual Meetings

        The Board of Directors held six meetings during fiscal year 2012. Each incumbent director attended at least 75% of the aggregate of the meetings of the Board of Directors and meetings held by all committees on which such director served, during the period for which such director served.

        It is our policy that directors are invited and encouraged to attend the annual meeting of stockholders. Ten of our then fourteen directors attended the 2011 Annual Meeting of Stockholders.

Directors' Compensation

        Except for Mary F. Sammons, whose compensation arrangements are discussed in the section below under the caption "Agreement with Ms. Sammons," each non-management director receives an annual payment of $100,000 in cash, payable quarterly in arrears. In addition, (i) the Lead Independent Director receives an additional annual payment of $25,000; (ii) the Chair of the Audit Committee receives an additional annual payment of $20,000; (iii) the Chairs of the Compensation Committee and the Nominating and Governance Committee each receive an additional annual payment of $10,000; and (iv) each member of the Audit Committee (other than the Chair) receives an additional annual payment of $10,000. Non-management directors receive an annual award of restricted stock or restricted stock units valued at $90,000. The annual grant vests 80% on the first anniversary of the grant and 10% on each of the second and third anniversaries of the award. Directors who are officers and/or Rite Aid associates receive no separate compensation for service as directors or committee members. Directors are reimbursed for travel and lodging expenses associated with attending Board of Directors and Board Committee meetings.

        Upon the expiration of Ms. Sammons' employment agreement, effective as of the 2012 Annual Meeting, Ms. Sammons will only be eligible for the same compensation received by other non-management directors.

        Non-management directors are subject to our Stock Ownership Guidelines discussed on page 57.

 DIRECTOR COMPENSATION TABLE FOR FISCAL YEAR 2012

        The following Director Compensation Table sets forth fees, awards and other compensation paid to or earned by our directors (other than Named Executive Officers) who served during the fiscal year ended March 3, 2012:

Name	Fees Paid in Cash	Stock Awards ($)(5)(6)	Option Awards ($)(7)	Non-Equity Incentive Plan Compensation ($)	Change In Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total
Mary F. Sammons(1)	369,231	90,000	—	88,200	—	257,375	804,806
Joseph B. Anderson, Jr.	106,317	90,000				—	196,317
John M. Baumer	64,561	90,000					154,561
André Belzile(2)	110,000	90,000	—	—	—	—	200,000
François J. Coutu	100,000	90,000					190,000
Michel Coutu	100,000	90,000	—	—	—	—	190,000
James L. Donald	110,000	90,000	—	—	—	—	200,000
David R. Jessick	121,184	90,000	—	—	—	—	211,184
Robert G. Miller(3)(4)	19,615	—	—	—	—	40,000	59,615
Michael N. Regan	124,423	90,000	—	—	—	—	214,423
Philip G. Satre(4)	64,904	—	—	—	—	—	64,904
Marcy Syms	100,000	90,000	—	—	—	—	190,000
Dennis Wood(4)	48,077	—	—	—	—	—	48,077

(1)
Fees Paid in Cash represent annual base pay for Ms. Sammons, as discussed in the section below entitled "Agreement with Ms. Sammons." Non-Equity Incentive Plan Compensation for Ms. Sammons represents amounts in respect of long-term cash incentive units that became vested in fiscal year 2012, based on achievement of cumulative adjusted EBITDA targets for each of fiscal years 2010, 2011 and 2012. All Other Compensation for Ms. Sammons consists of $240,000 contributed by the Company in fiscal 2012 to a supplemental executive retirement plan, $9,800 in matching contributions to the Company 401(k) plan, $3,000 for financial planning services and $4,575 for personal use of aircraft. With respect to personal use of aircraft, the Company determines the incremental cost of the director's aircraft usage by calculating the variable flight-hour cost associated with the particular aircraft. Variable cost in general includes fuel, landing fees, maintenance costs per flight, per hour and catering.

(2)
Mr. Belzile served as a director until April 23, 2012.

(3)
Fees Paid in Cash represent annual base pay for Mr. Miller pursuant to his employment agreement, which prior to its expiration on the date of the 2011 Annual Meeting, provided that Mr. Miller was entitled to a monthly base salary of $5,000 (pro-rated for any partial month). All Other Compensation for Mr. Miller consists of $40,000 contributed by the Company in fiscal 2012 to a supplemental executive retirement plan prior to his separation from service.

(4)
Messrs. Miller, Satre and Wood served as directors until the 2011 Annual Meeting.

(5)
Represents the grant date fair value of awards in fiscal year 2012 in accordance with FASB Topic 718. For information regarding the assumptions used in determining the fair value of an award, please refer to Note 13 to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended March 3, 2012. We recognize expense as the awards vest over the three-year vesting period.

(6)
The number of unvested stock awards outstanding as of March 3, 2012 for each director is detailed in the table below. Mr. Belzile forfeited his unvested stock awards with his resignation from the Board on April 23, 2012. Except with respect to Ms. Sammons, all grants shown are comprised of restricted stock units, except the September 23, 2009 grants, which are restricted stock awards. With respect to Ms. Sammons, all grants shown are restricted stock awards except the June 23, 2011 grant, which is comprised of restricted stock units.

Name	Grant Date	Number of Stock Awards (#)
Mary F. Sammons	June 23, 2011	76,923
	June 23, 2010	233,666
	June 25, 2009	100,800
Joseph B. Anderson, Jr.	June 23, 2011	76,923
	June 23, 2010	16,822
	September 23, 2009	6,666
John M. Baumer	June 23, 2011	76,923
André Belzile	June 23, 2011	76,923
	June 23, 2010	4,000
	September 23, 2009	6,666
François J. Coutu	June 23, 2011	76,923
	June 23, 2010	4,000
	September 23, 2009	6,666
Michel Coutu	June 23, 2011	76,923
	June 23, 2010	4,000
	September 23, 2009	6,666
James L. Donald	June 23, 2011	76,923
	June 23, 2010	16,822
	September 23, 2009	6,666
David R. Jessick	June 23, 2011	76,923
	June 23, 2010	16,822
Michael N. Regan	June 23, 2011	76,923
	June 23, 2010	16,822
	September 23, 2009	6,666
Marcy Syms	June 23, 2011	76,923
	June 23, 2010	16,822
	September 23, 2009	6,666

(7)
The number of unexercised options outstanding as of March 3, 2012 for each director is detailed in the table below.

Name	Grant Date	Exercise Price($)	Outstanding	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable
Mary F. Sammons	12/11/2002	2.10	500,000	500,000	—
	6/24/2004	5.38	292,208	292,208	—
	6/23/2005	4.11	267,001	267,001	—
	6/20/2006	4.42	279,943	279,943	—
	6/26/2007	6.07	247,117	247,117	—
	10/2/2008	0.89	669,600	502,200	167,400
	6/25/2009	1.24	967,700	483,850	483,850
	6/23/2010	1.07	1,071,400	267,850	803,550
Joseph B. Anderson, Jr.	9/21/2005	3.65	100,000	100,000	—
	6/21/2006	4.55	50,000	50,000	—
	6/27/2007	6.15	50,000	50,000	—
John M. Baumer	—	—	—	—	—
André Belzile	6/4/2007	6.55	100,000	100,000	—
François J. Coutu	6/4/2007	6.55	100,000	100,000	—
Michel Coutu	6/4/2007	6.55	100,000	100,000	—
James L. Donald	5/13/2008	2.40	100,000	100,000	—
David R. Jessick	4/14/2009	0.41	100,000	66,667	33,333
Robert G. Miller	6/24/2004	5.38	50,000	50,000
	6/23/2005	4.11	50,000	50,000
	6/21/2006	4.55	50,000	50,000
	6/27/2007	6.15	50,000	50,000
Michael N. Regan	6/27/2007	6.15	100,000	100,000	—
Philip G. Satre	4/6/2005	3.77	100,000	100,000
	6/23/2005	4.11	50,000	50,000
	6/21/2006	4.55	50,000	50,000
	6/27/2007	6.15	50,000	50,000
Marcy Syms	9/21/2005	3.65	100,000	100,000	—
	6/21/2006	4.55	50,000	50,000	—
	6/27/2007	6.15	50,000	50,000	—
Dennis Wood	6/4/2007	6.55	100,000	100,000	—

Agreement with Ms. Sammons

        Ms. Sammons' employment agreement was amended on January 21, 2010 to provide, among other things, that, effective as of June 23, 2010, Ms. Sammons will continue to serve Rite Aid solely as Chairman of the Board, until the 2012 Annual Meeting. Prior to such date, Ms. Sammons served as Chairman and Chief Executive Officer. Additional terms of Ms. Sammons' employment agreement are as follows:

        Salary and Other Compensation.    Effective February 27, 2011 (the first day of fiscal year 2012) through the expiration of her employment agreement on June 21, 2012, Ms. Sammons has been entitled to an annual base salary of $350,000 and continued benefits as provided in her employment agreement, and has not been eligible to earn an annual incentive bonus. Ms. Sammons is also entitled to participate in Rite Aid's welfare benefits, fringe benefit and perquisite programs and savings plans.

Once Ms. Sammons' employment agreement expires on June 21, 2012, Ms. Sammons will be eligible for the same compensation as other non-management directors during her period of service on the Board.

        Retirement Benefit.    Ms. Sammons receives benefits under a defined contribution supplemental executive retirement plan during the term of her employment agreement. Each month, $20,000 is credited to a deferred compensation account for Ms. Sammons. Under the supplemental executive retirement plan, Ms. Sammons is able to direct the deemed investment of the amounts by selecting one or more investment vehicles from a group of deemed investments offered pursuant to the plan. These deemed investments are made each month during the term of the participant's service with Rite Aid. Subject to certain tax rules that may require a delay in payment, Ms. Sammons is fully vested at all times in the account under the plan and will receive her vested account balance (or payment in installments if such election was made) upon the earlier to occur of: (i) termination of employment with the Company, including due to death or disability; and (ii) a hardship withdrawal pursuant to the terms of the plan.

        Termination of Employment and Change in Control Arrangements.    The termination provisions of Ms. Sammons' employment agreement remain in effect until the agreement expires at the 2012 Annual Meeting of Stockholders. If Ms. Sammons is terminated by Rite Aid without "cause" or if she terminates her employment for "good reason" before the 2012 Annual Meeting (as such terms are defined in Ms. Sammons' employment agreement), then:

  •
  Ms. Sammons' severance compensation will be an amount equal to three times the sum of her base salary in effect immediately prior to June 23, 2010 and her annual target bonus in effect for fiscal year 2011. In the event of termination for any reason other than termination for cause or by Ms. Sammons for good reason, all outstanding stock options will immediately vest and be exercisable for the remainder of their stated terms, the restrictions on outstanding restricted common stock will immediately lapse and any performance or other conditions applicable to any other equity incentive awards will be considered to have been satisfied at targeted levels; and

  •
  Ms. Sammons will be paid the deferred compensation amounts that would otherwise have been credited to her pursuant to the supplemental executive retirement plan had she continued employment with Rite Aid through the end of the then-remaining employment period and she will continue to receive medical benefits (or be entitled to receive an annual payment following termination and continuing for life (and the life of her spouse) equal to the cost of purchasing medical coverage comparable to the coverage provided to the Company's senior executives immediately prior to such termination, excepting payments for periods that the Company provides such coverage described immediately above) for life and the life of her spouse.

        If Ms. Sammons' employment is terminated as a result of her death or "disability" (as such term is defined in her employment agreement), she (or her estate as the case may be) will be entitled to continued medical benefits (or reimbursement for the cost of such benefits) for her life or the life of her spouse, payment of any accrued but unpaid salary and full vesting of all outstanding stock options, restricted stock and other equity incentive awards (with performance goals being deemed to have been satisfied at targeted levels). Upon termination of Ms. Sammons' employment for any reason other than "cause," Ms. Sammons will be entitled to continued medical benefits (or reimbursement for the cost of such benefits) for her life or the life of her spouse.

        Under Ms. Sammons' employment agreement as in effect until the 2012 Annual Meeting, any termination of employment by the executive within the six month period commencing on the date of a "change in control" of Rite Aid will be treated as a termination of employment by the executive for "good reason." The term "change in control" generally means an acquisition of 25% or more of the Company's combined voting power; the incumbent directors (generally including current directors and future directors whose election or nomination is approved by the Board) ceasing to constitute a majority of the Board; the consummation of a merger or similar transaction, other than (i) such a transaction in which the voting securities outstanding immediately prior to such transaction continue to represent at least 60% of the voting power of the Company immediately after the transaction or (ii) a recapitalization or similar transaction in which no person becomes the beneficial owner of 25% or more of the Company's combined voting power; or the stockholders approve a plan of complete liquidation or dissolution of the Company.

        Other Restrictions.    Ms. Sammons' employment agreement prohibits her from competing with Rite Aid during her employment period and, in the event that Ms. Sammons employment is terminated by Rite Aid for "cause" or by Ms. Sammons without "good reason," for a period of one year thereafter.

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The accounting firm of Deloitte & Touche LLP ("Deloitte & Touche") has been selected as the independent registered public accounting firm for the Company for the fiscal year ending March 2, 2013. Deloitte & Touche has audited the accounts and records of Rite Aid and its subsidiaries since 2000. Although the selection of accounting firms does not require ratification, the Board of Directors has directed that the appointment of Deloitte & Touche be submitted to the stockholders for ratification due to the significance of their appointment by the Company. If the stockholders do not ratify the appointment of Deloitte & Touche, the Audit Committee will consider the appointment of another independent registered public accounting firm. A representative of Deloitte & Touche will be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR"
THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2013.

 PROPOSAL NO. 3

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

        In accordance with the requirements of Section 14A of the Exchange Act, we are including in this proxy statement a resolution, subject to stockholder vote, to approve, on an advisory basis, the compensation of our Named Executive Officers (as defined in the section entitled "Executive Compensation—Compensation Discussion and Analysis").

        Prior to voting, stockholders may wish to carefully review our discussion of executive compensation, as presented in the Compensation Discussion and Analysis, tables and narrative disclosure, on pages 45 to 71, as well as the discussion regarding the Compensation Committee on page 15.

        The Company's primary compensation goals for our Named Executive Officers are to attract, motivate and retain the most talented and dedicated executives and to align the interests of our Named Executive Officers with the interests of our stockholders. The Company's compensation programs are designed to reward our Named Executive Officers for the achievement of annual and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. The Company encourages stockholders to review the executive compensation disclosure in the Compensation Discussion and Analysis section and executive compensation tables in this proxy statement for complete details of how its executive compensation policies and procedures operate and are designed to achieve the Company's compensation objectives.

        We believe that the Company's executive compensation programs have been effective at promoting the achievement of positive results, appropriately aligning pay and performance and in enabling the Company to attract and retain very talented executives within our industry, while at the same time avoiding the encouragement of unnecessary or excessive risk taking.

        We are asking our stockholders to indicate their support for the compensation of our Named Executive Officers as described in this proxy statement. This proposal, commonly known as a "say-on-pay" proposal, gives you as a stockholder the opportunity to express your views on our fiscal year 2012 compensation for our Named Executive Officers. This vote is not intended to address any specific item of compensation; rather, the vote relates to the overall compensation of our Named Executive Officers as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

        Accordingly, the following resolution is submitted for a stockholder vote at the 2012 Annual Meeting of Stockholders:

  "RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the Company's named executive officers, as disclosed in the Company's Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion."

        Although this is an advisory vote which will not be binding on the Compensation Committee or the Board, the Compensation Committee and the Board will carefully review the results of the stockholder vote. The Compensation Committee will consider stockholders' concerns and take them into account in future determinations concerning executive compensation. The Board therefore recommends that you indicate your support for the Company's executive compensation in fiscal year 2012, as outlined in the above resolution.

 RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR"
THE APPROVAL OF THE COMPENSATION OF ITS NAMED EXECUTIVE OFFICERS,
AS DISCLOSED IN THIS PROXY STATEMENT.

 PROPOSAL NO. 4

APPROVAL OF THE ADOPTION OF THE RITE AID CORPORATION
2012 OMNIBUS EQUITY PLAN

Introduction

        The Compensation Committee views employee equity ownership as a significant motivation for its executives and associates to maximize value for its stockholders. The Compensation Committee believes that the grant of stock options and other stock-based awards provides a long-term incentive for key associates and executives to contribute to the growth of Rite Aid. In addition, the Compensation Committee values performance-based awards that establish a direct link between compensation and stockholder return, such as stock options (which only yield value to the extent that our stock price appreciates) and performance-conditioned stock and cash awards (which require the attainment of specified performance goals in order for the recipient to realize value).

        The Compensation Committee also feels that it is important for equity and equity-based awards to be made to key field and corporate managers across the organization, including, but not limited to, Rite Aid executive officers. Consequently, the Compensation Committee feels that it is important to ensure that it will be able to continue to provide equity and equity-based compensation to Rite Aid associates in the future. The Compensation Committee believes that the new plan will help ensure that Rite Aid has a reasonable number of additional shares available for future equity-based incentive awards to attract and retain Rite Aid's associates, key personnel and officers, as well as reward such individuals for the attainment of long-term achievements, and compensate non-employee directors for service on the Board.

General

        On April 11, 2012, the Board, upon the recommendation of the Compensation Committee, unanimously approved the Rite Aid Corporation 2012 Omnibus Equity Plan (referred to here as the "2012 Plan"), subject to stockholder approval of the 2012 Plan.

        The 2012 Plan is intended to promote the interests of Rite Aid and its stockholders by providing officers and key associates with equity-based incentives and rewards to encourage them to enter into and continue in the employ of Rite Aid and to acquire a proprietary interest in the long-term success of Rite Aid, thereby aligning their interests with those of Rite Aid's stockholders, to compensate non-employee directors for their services while further aligning their interests with the interests of stockholders, and to reward the performance of individual officers, other associates and consultants in fulfilling their personal responsibilities for long-range achievements. The number of persons expected to participate in the 2012 Plan will be approximately 670.

        The 2012 Plan is intended to permit the grant of performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code, which generally limits the annual deduction that Rite Aid may take for compensation of its covered officers, which consist of its CEO, CFO and three other most highly compensated executive officers (other than its CFO) who are serving at the end of the year. Under Section 162(m), certain compensation, including compensation based on the attainment of performance goals, will not be subject to this limitation if certain requirements are met. Among these requirements is a requirement that the material terms pursuant to which the performance-based compensation is to be paid be disclosed to and approved by the stockholders. Accordingly, if the 2012 Plan is approved by stockholders and the other conditions of Section 162(m) relating to performance-based compensation are satisfied, qualified performance-based compensation paid to covered officers pursuant to the 2012 Plan will not fail to be deductible due to the operation of Section 162(m).

        The 2012 Plan authorizes the issuance of up to 28,500,000 shares underlying equity-based awards, with no more than 10,000,000 to be used for awards other than options or stock appreciation rights.

        The Compensation Committee has adopted guidelines that will be applicable to the grant of stock options pursuant to the 2012 Plan. For each regular annual grant of options made in 2012 or later years, the option value used to determine the number of options to be granted for the year may not be less than the option value used to determine the immediately preceding annual grant (such that a decrease in stock price should not result in an increase in the number of stock options granted in any given year).

        Additional considerations relevant to the adoption of the 2012 Plan are highlighted below:

        Our annual share usage over the last three years is shown below:

Share data in thousands	FY2012	FY2011	FY2010	3-Year Average
Stock Options Granted*	17,889	17,443	18,367	17,897
Restricted Shares Granted	8,525	4,574	3,289	5,463
Total Stock Options and Restricted Shares Granted*	26,415	22,018	21,656	23,363
Weighted Average Common Shares Outstanding	885,819	882,947	880,843	883,203
Total Shares Granted as a Percentage of Common Shares Outstanding*	3.0%	2.5%	2.5%	2.6%

*
Excludes approximately 5,300,000 replacement options granted on March 21, 2011, which were in connection with Rite Aid's stockholder approved option exchange program. These options replaced approximately 14,000,000 options granted in prior years that were surrendered as part of the exchange.

        Based on changes in the equity mix for participants below the Named Executive Officer level, we expect to reduce our annual share usage on a going forward basis and our request reflects a lower expected annual share usage. Our request of 28,500,000 shares is less than 3.2% of common stock outstanding and less than 3% of fully diluted common stock outstanding.

        The 2012 Plan includes many governance best practices. The 2012 Plan prohibits repricing and exchange of underwater options and stock appreciation rights for cash or shares without stockholder approval. The 2012 Plan also prohibits use of reload options and discounted options.

        The 2012 Plan prescribes minimum vesting periods which are designed to support retention of key associates. Vesting periods of one year for performance-based awards and three-years for awards vesting solely on continued service are prescribed for the majority of awards granted under the 2012 Plan.

        The 2012 Plan does not provide for vesting of equity awards based solely on the occurrence of a change in control, without an accompanying job loss.

        Although the 2012 Plan permits a number of types of equity and cash long-term incentives, the Company intends to continue to have a long-term incentive program with a strong focus on our performance. We deliver the majority of long-term incentive value to our executives through stock options, which serve to align executive and stockholder interests by rewarding executives for appreciation in stock price, and performance awards, which only vest if certain performance targets are met. In addition, as noted above, the Compensation Committee has adopted a policy which will serve to limit the number of options that can be awarded to executives if Rite Aid's stock price declines from one year to the next.

        Rite Aid senior executives are also subject to Stock Ownership Guidelines as described on page 57.

        A form of the 2012 Plan is attached as Appendix A to this proxy statement and the following description of the material terms of the 2012 Plan is qualified in its entirety by the complete text of the plan.

Description of Principal Features of the 2012 Plan

        Types of Awards.    The following types of awards may be granted under the 2012 Plan: stock options (including both incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code and nonqualified options ("NQSOs"), which are options that do not qualify as ISOs), stock appreciation rights, restricted stock, phantom units, stock bonus awards, and other equity-based awards valued in whole or in part by reference to, or otherwise based on, Rite Aid's common stock.

        Shares Available; Certain Limitations.    28,500,000 shares of common stock in the aggregate are reserved for issuance under the 2012 Plan, subject to equitable adjustment upon the occurrence of any extraordinary dividend or other distribution, recapitalization, stock split, reorganization, merger, consolidation, combination, repurchase, or share exchange, or other similar corporate transaction or event. The table below provides updated information regarding our current equity plans as of April 26, 2012:

Shares of common stock subject to outstanding options	73,111,311
Shares of common stock subject to other types of awards under our existing equity plans	1,340,269
Weighted average exercise price of outstanding options	$1.52
Weighted average remaining life of outstanding options	7.03 years

        Shares of common stock subject to an award under the 2012 Plan that remain unissued upon the cancellation or termination of the award will again become available for award under the 2012 Plan. However, shares of common stock that are exchanged by a participant or withheld by Rite Aid as full or partial payment in connection with any award under the 2012 Plan, as well as any shares of common stock exchanged by a participant or withheld by Rite Aid to satisfy the tax withholding obligations related to any award, will not be available for subsequent awards under the 2012 Plan. To the extent an award is paid or settled in cash, the number of shares of common stock previously subject to the award will again be available for grants pursuant to the 2012 Plan. To the extent that an award can only be settled in cash, such award will not be counted against the total number of shares of common stock available for grant under the 2012 Plan.

        The maximum number of shares of common stock that may be granted in the aggregate under the 2012 Plan pursuant to awards other than options or stock appreciation rights may not exceed 10,000,000. All shares underlying stock appreciation rights (as opposed to only the net number of shares issued to settle an award) will be counted against the various limits under the 2012 Plan. Under the 2012 Plan, in any fiscal year, no participant who is likely to be a covered associate for purposes of Section 162(m) may be granted (i) options or stock appreciation rights with respect to more than 6,000,000 shares of common stock, (ii) restricted stock, phantom stock or other equity-based awards with respect to more than 6,000,000 shares of common stock, or (iii) with respect to any award denominated in cash, $10,000,000 for such fiscal year (subject in each case to equitable adjustment). The market price of Rite Aid's common stock on April 26, 2012 was $1.44 per share.

        Administration.    The 2012 Plan will be administered by the Compensation Committee. Each member of the Compensation Committee is a "non-employee director" (within the meaning of Rule 16b-3 promulgated under Section 16 of the Exchange Act), an "outside director" (within the meaning of Section 162(m) of the Internal Revenue Code) and an "independent director" (within the meaning of the NYSE listed company manual).

        Eligibility.    Officers of Rite Aid, including the named executive officers listed in the summary compensation table in this proxy statement, associates, non-employee directors and consultants to Rite Aid are eligible to receive awards under the 2012 Plan at the discretion of the Compensation Committee (or, in the case of non-employee directors, the Board of Directors).

        Exercisability and Vesting.    Awards will become exercisable or otherwise vest at the times and upon the conditions that the Compensation Committee may determine, as reflected in an applicable agreement. In general, options, stock appreciation rights, restricted stock and phantom units which vest solely based on continued employment may not fully vest prior to the third anniversary of the grant date (except with respect to awards made to non-employee directors and except with respect to no more than 5% of the aggregate number of shares of common stock authorized under the 2012 Plan). The Compensation Committee has the authority to accelerate the vesting and/or exercisability of any outstanding award at such times and under such circumstances as it deems appropriate.

        Performance Goals.    The vesting of awards that are intended to qualify as performance-based compensation will be based upon one or more of the following business criteria: return on total stockholder equity; earnings or book value per share of common stock; net income (before or after taxes); earnings before all or any interest, taxes, depreciation and amortization and/or other adjustments; inventory goals; return on assets, capital or investment; market share; cost reduction goals; earnings from continuing operations; levels of expense, costs or liabilities; store level performance; operating profit; sales or revenues; stock price appreciation; total stockholder return; implementation or completion of critical projects or processes; prescription counts or any combination of the foregoing. The business criteria may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to Rite Aid, an affiliate, a division or strategic business unit of Rite Aid, or may be applied to the performance of Rite Aid relative to a market index, a group of other companies or a combination thereof, all as determined by the Compensation Committee. The business criteria may also be subject to a threshold level of performance below which no payment will be made, levels of performance at which specified payments will be made, and a maximum level of performance above which no additional payment will be made. Where applicable, business criteria will be determined in accordance with generally accepted accounting principles (with such adjustments as the Compensation Committee may prescribe) and achievement of the criteria will require certification by the Compensation Committee.

        Stock Options.    Options entitle the participant to purchase shares of common stock during a specified period at a purchase price specified by the Compensation Committee (at a price not less than 100% of the fair market value of the common stock on the day the option is granted). Each option granted under the 2012 Plan will have a maximum term of 10 years from the date of grant, or such lesser period as the Compensation Committee shall determine. Options may be exercised in whole or in part by the payment in cash of the full option price, by tendering shares of common stock with a fair market value equal to the option price, by withholding shares of common stock otherwise deliverable upon the exercise of an option or by other methods in the discretion of the Compensation Committee. Options granted under the 2012 Plan may not be re-priced to lower the exercise price or be cancelled in exchange for another type of award or cash payment without stockholder approval, nor may they provide for automatic "re-load" grants upon the exercise of an option with shares of common stock. As noted above, the Compensation Committee has adopted guidelines relating to the grant of stock options pursuant to the 2012 Plan. For each regular annual grant of options made in 2010 or later years, the option value used to determine the number of options to be granted for the year may not be less than the option value used for the immediately preceding annual grant (such that a decrease in stock price should not result in an increase in the number of stock options granted in any given year).

        Stock Appreciation Rights.    A stock appreciation right may be granted in connection with an option, either at the time of grant or at any time thereafter during the term of the option, or may be granted unrelated to an option. Stock appreciation rights generally permit the participant to receive cash or shares of common stock equal to the difference between the exercise price of the stock appreciation right (which must equal or exceed the fair market value of the common stock at the date of grant) and the fair market value of the common stock on the date of exercise for a period of no more than ten years. Stock appreciation rights granted under the 2012 Plan may not be re-priced to lower the exercise price or be cancelled in exchange for another type of award or cash payment without stockholder approval.

        Restricted Stock.    The Compensation Committee may grant restricted shares of common stock to such persons, in such amounts, and subject to such terms and conditions (including the attainment of performance goals) as the Compensation Committee may determine in its discretion. Except for restrictions on transfer and such other restrictions as the Compensation Committee may impose, participants will have all the rights of a stockholder with respect to the restricted stock.

        Phantom Units.    A phantom unit award is an award of the right to receive an amount of cash or common stock at a future date based upon the value of the common stock at the time of vesting of the award, or if the award is denominated in cash, the right to receive an amount of cash per unit that is determined by the Compensation Committee.

        Stock Bonus Awards.    A stock bonus award is an award of common stock made at the discretion of the Compensation Committee upon such terms and conditions (if any) as the Compensation Committee may determine.

        Other Awards.    Other forms of awards valued in whole or in part by reference to, or otherwise based on, common stock, including but not limited to dividend equivalents subject to the same vesting requirements and risks of forfeiture that apply to the underlying award, may be granted either alone or in addition to other awards under the 2012 Plan. For example, the 2012 Plan will permit the grant of performance-based awards denominated in shares and with respect to which participants may earn a range of shares, depending upon the actual level of performance. Subject to the provisions of the 2012 Plan, the Compensation Committee shall have sole and complete authority to determine the persons to whom and the time or times at which such other awards shall be granted, the number of shares of common stock to be granted pursuant to such other awards and all other conditions of such awards.

        Change in Control.    Unless otherwise set forth in an agreement or provided by the Compensation Committee, following a change in control of Rite Aid (as described below), (i) each outstanding award that is assumed or substituted in connection with the change in control will become fully vested and exercisable, free of all applicable restrictions, and all applicable performance criteria will be deemed to be achieved at target levels if the participant's employment or service is terminated pursuant to a qualifying termination (as defined in the 2012 Plan) within the 24 month period following the change in control; and (ii) each outstanding award that is not assumed or substituted in connection with the change in control will become fully vested and exercisable, free of all applicable restrictions, and all applicable performance criteria will be deemed to be achieved at target levels immediately upon the occurrence of the change in control. In addition, the Compensation Committee may, in its discretion, cancel outstanding awards in exchange for a payment in cash, shares of common stock, or any combination thereof, equal to the value of the award based on the price per share received by other Rite Aid stockholders.

        For purposes of the 2012 Plan a "change in control" means, in general: (i) a person or entity acquires securities of Rite Aid representing 50% or more of the combined voting power of Rite Aid; (ii) an unapproved change in the majority membership of the Board; (iii) consummation of a merger or consolidation of Rite Aid or any subsidiary of Rite Aid, other than a merger or consolidation that results in the Rite Aid voting securities continuing to represent at least 60% of the combined voting power of the surviving entity or its parent, or a merger or consolidation effected to implement a recapitalization or similar transaction involving Rite Aid in which no person or entity acquires at least 35% of the combined voting power of Rite Aid; or (iv) stockholder approval of a plan of complete liquidation or dissolution of Rite Aid or the consummation of an agreement for the sale or disposition of all or substantially all of Rite Aid's assets, other than a sale or disposition to an entity, at least 60% of the combined voting power of which is owned by Rite Aid stockholders in substantially the same proportions as their ownership of Rite Aid immediately prior to such sale.

        Amendment and Termination of the Plan.    The 2012 Plan may be amended by the Board, subject to stockholder approval where necessary to satisfy legal or regulatory requirements.

        The 2012 Plan will terminate not later than the tenth anniversary of its effective date. However, awards granted before the termination of the 2012 Plan may extend beyond that date in accordance with their terms.

Certain Federal Income Tax Consequences

        Set forth below is a discussion of certain United States federal income tax consequences with respect to certain awards that may be granted pursuant to the 2012 Plan. The following discussion is a brief summary only, and reference is made to the Internal Revenue Code and the regulations and interpretations issued thereunder for a complete statement of all relevant federal tax consequences. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences of participation in the 2012 Plan.

        Incentive Stock Options.    In general, no taxable income is realized by a participant upon the grant of an ISO. If shares of common stock are issued to a participant pursuant to the exercise of an ISO, then, generally (i) the participant will not realize ordinary income with respect to the exercise of the option, (ii) upon sale of the underlying shares acquired upon the exercise of an ISO, any amount realized in excess of the exercise price paid for the shares will be taxed to the participant as capital gain and (iii) Rite Aid will not be entitled to a deduction. The amount by which the fair market value of the stock on the exercise date of an ISO exceeds the purchase price generally will, however, constitute an item which increases the participant's income for purposes of the alternative minimum tax. However, if the participant disposes of the shares acquired on exercise before the later of the second anniversary of the date of grant or one year after the receipt of the shares by the participant (a "disqualifying disposition"), the participant generally would include in ordinary income in the year of the disqualifying disposition an amount equal to the excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares), over the exercise price paid for the shares. If ordinary income is recognized due to a disqualifying disposition, Rite Aid would generally be entitled to a deduction in the same amount. Subject to certain exceptions, an ISO generally will not be treated as an ISO if it is exercised more than three months following termination of employment. If an ISO is exercised at a time when it no longer qualifies as an ISO, it will be treated for tax purposes as a nonqualified stock option, or "NQSO," as discussed below.

        Nonqualified Stock Options.    In general, no taxable income is realized by a participant upon the grant of an NQSO. Upon exercise of an NQSO, the participant generally would include in ordinary income at the time of exercise an amount equal to the excess, if any, of the fair market value of the shares at the time of exercise over the exercise price paid for the shares. At the time the participant recognizes ordinary income, Rite Aid generally will be entitled to a deduction in the same amount. In the event of a subsequent sale of shares received upon the exercise of an NQSO, any appreciation after the date on which taxable income is realized by the participant in respect of the option exercise should be taxed as capital gain in an amount equal to the excess of the sales proceeds for the shares over the participant's basis in such shares. The participant's basis in the shares will generally equal the amount paid for the shares plus the amount included in ordinary income by the participant upon exercise of the NQSO.

        Stock Appreciation Rights.    In general, the grant of a stock appreciation right will not result in income for the participant or in a tax deduction for Rite Aid. Upon the settlement of a stock appreciation right, the participant will recognize ordinary income equal to the aggregate value of the payment received, and Rite Aid generally will be entitled to a tax deduction at such time in the same amount.

        Restricted Stock.    In general, a participant will not recognize any income upon the grant of restricted stock, unless the participant elects under Section 83(b) of the Internal Revenue Code, within thirty days after such grant, to recognize ordinary income in an amount equal to the fair market value of the restricted stock at the time of grant, less any amount paid for the shares. If the election is made, the participant will not be allowed a deduction for amounts subsequently required to be returned to Rite Aid. If the election is not made, the participant will generally recognize ordinary income on the date that the restrictions to which the restricted stock lapse, in an amount equal to the fair market value of such shares on such date, less any amount paid for the shares. At the time the participant recognizes ordinary income, Rite Aid generally will be entitled to a deduction in the same amount. Generally, upon a sale or other disposition of restricted stock with respect to which the participant has recognized ordinary income (i.e., where a Section 83(b) election was previously made or the restrictions were previously removed), the participant will recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale or other disposition and the participant's basis in such shares.

        Phantom Units.    In general, a participant will not recognize any income upon the grant of phantom units. Rather, upon the settlement of the phantom units, the participant will recognize ordinary income equal to the amount of cash or the fair market value of common stock received, as applicable. The Company will generally be entitled to a tax deduction at such time equal to the amount of income recognized by the participant.

        Stock Bonus Awards.    In general, a participant will recognize ordinary income upon the receipt of a vested stock bonus award granted under the 2012 Plan equal to the fair market value of the shares of common stock received, and Rite Aid will become entitled to a deduction at such time equal to the amount of income recognized by the participant.

        Other Awards.    In general, a participant will recognize ordinary income upon the receipt of shares or cash with respect to other awards granted under the 2012 Plan and Rite Aid will become entitled to a deduction at such time equal to the amount of income recognized by the participant.

New Plan Benefits

        The 2012 Plan was designed by the Compensation Committee, with the assistance of an outside compensation consultant, as part of a comprehensive compensation strategy to provide a long-term broad based incentive for key associates and executives to contribute to the growth of Rite Aid and attain specified performance goals.

        If approved by the stockholders, participants in the 2012 Plan will be eligible for annual long-term awards which may include performance shares, stock options and restricted stock (or other awards permitted under the 2012 Plan). The level and types of awards will be fixed by the Compensation Committee in light of the participants' targeted long-term incentive level. The Compensation

Committee may impose additional conditions or restrictions to the vesting of such awards as it deems appropriate, including, but not limited to, the achievement of performance goals based on one or more business criteria.

        Awards under the 2012 Plan are made in the discretion of the Compensation Committee and therefore are not determinable at this time. Moreover, the ultimate value of any grants that are made will depend on the value of the underlying shares of common stock at the time of settlement, which likewise is not determinable at this time. Please refer to the section entitled "Executive Compensation—Grants of Plan-Based Awards Table for Fiscal 2012" to review equity and equity-based awards made to our named executive officers in 2012.

Vote Required and Board of Directors Recommendation

        Approval of the adoption of the 2012 Plan requires the affirmative vote of a majority of the shares represented at the meeting and entitled to vote (with Rite Aid common stock and LGP preferred stock voting together as a single class), provided that the total votes cast on the proposal represent over 50% of the total combined voting power of the Rite Aid common stock and LGP preferred stock entitled to vote on the proposal. Any shares represented at the meeting and not voted (whether by abstention or otherwise) will have the same effect as a vote "against" the proposal. Broker "non-votes" could have the same effect as votes cast "against" the proposal if they cause the total votes cast on the matter to be 50% or less of the total voting power entitled to vote on the proposal. Accordingly, it is particularly important that beneficial owners of Rite Aid shares instruct their brokers or nominees how to vote their shares. If the 2012 Plan is not approved by the stockholders, the 2012 Plan will not become effective.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR"
THE PROPOSAL TO APPROVE THE ADOPTION OF
THE RITE AID CORPORATION 2012 OMNIBUS EQUITY PLAN.

 PROPOSAL NO. 5

STOCKHOLDER PROPOSAL—POLICY REGARDING GROSS-UP PAYMENTS

        The AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington, D.C. 20005, which owns 3,800 shares of common stock (based on information provided to us by the AFL-CIO Reserve Fund), has notified the Company that it intends to present the following proposal at the Annual Meeting:

        RESOLVED:    The shareholders of Rite Aid Corporation (the "Company") urge the compensation committee of the Board of Directors to adopt a policy that the Company will not make or promise to make to its senior executives any tax gross-up payment ("Gross-up"), except for Gross-ups provided pursuant to a plan, policy or arrangement applicable to employees of the Company generally.

        For purposes of this proposal, a Gross-up is defined as any payment to or on behalf of the senior executive whose amount is calculated by reference to an actual or estimated tax liability of the senior executive. The policy should be implemented in a way that does not violate any existing contractual obligation of the Company or the terms of any compensation or benefit plan currently in effect.

Supporting Statement

        We support compensation programs that tie pay closely to long-term sustainable performance and that deploy Company resources efficiently. In our view, tax gross-ups for senior executives—reimbursing a senior executive for tax liability or making payment to a taxing authority on a senior executive's behalf—are not consistent with these principles. We believe that the cost of such tax gross-ups would be better allocated to performance-based compensation or reinvested in the Company.

        Certain of our Company's senior executive officers are entitled to tax gross-ups for excise taxes on their golden parachutes pursuant to Internal Revenue Code Section 4999. Had Chairman and former CEO Mary F. Sammons been terminated following a change in control on February 27, 2011, she would have received a $3,959,000 tax gross-up under her employment agreement. President and current CEO John T. Standley would have received a $2,833,000 tax gross-up.

        The Company has also paid tax gross-ups for housing and transportation expenses. In 2011, Senior Executive VP, CAO & CFO Frank G. Vitrano received $42,251 and Senior Executive VP and COO Kenneth A. Martindale received $25,164 in tax gross-ups for housing and transportation expenses reimbursed by the Company. Mr. Vitrano and Mr. Martindale are also entitled to tax gross-ups for excise taxes on their golden parachutes following a change in control.

        We believe that paying tax gross-ups to senior executives is not fair to Company shareholders or employees who must pay their own taxes. Moreover, a company may incur a large gross-up obligation in order to enable a senior executive to receive a relatively small amount of compensation tax free. Lastly, tax gross-ups for golden parachute excise taxes can be very costly. Michael Kesner of Deloitte Consulting has estimated that gross-up payments can reach 8 percent of the total cost of a merger (Gretchen Morgenson, The CEO's Parachute Cost What?, N.Y. Times, Feb. 4, 2007).

        For these reasons, we urge stockholders to vote FOR this proposal.

 THE BOARD OF DIRECTORS' STATEMENT IN OPPOSITION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "AGAINST"
THIS PROPOSAL FOR THE FOLLOWING REASONS:

        The Board has given careful consideration to this proposal and has concluded for the reasons described below that the adoption of this resolution is not in the best interests of Rite Aid and its stockholders.

        The Board recognizes the importance of executive compensation to the overall long-term performance of Rite Aid. Rite Aid's compensation philosophy is to pay for performance that supports Rite Aid's business strategies and to pay competitively. In the "Compensation Discussion & Analysis" section of this proxy statement, Rite Aid provides stockholders with a detailed and thorough description of the Company's compensation program, including the philosophy and strategy underpinning the program and the individual elements of the compensation program.

        The Compensation Committee of our Board of Directors, comprised entirely of independent directors, is responsible for reviewing and approving the compensation of Rite Aid's Chief Executive Officer and reviewing and recommending to the Board other executive officers' compensation levels. Our Board believes that the Committee should retain discretion in setting compensation arrangements, based on the facts and circumstances existing at the time the arrangements are determined. Circumstances may arise in which the needs of the Company and the executive, and the dictates of the competitive marketplace, might make it appropriate for the Company to agree to certain tax reimbursement (or "gross-up") provisions.

        It is crucial that the Company retain the flexibility to offer compensation and benefits that are consistent with those offered by peer companies that compete with us for talent. Gross-up payments are used in limited instances where necessary to compensate certain of our executive officers for housing and travel allowances arising from taking up a non-permanent second residence near the Company's corporate headquarters to ensure that the executives receive the intended value of their benefits.

        The Board believes that it is particularly important for the Company to have access to the full range of compensation tools. Like many companies, Rite Aid uses tax gross-ups to address excise tax inequities in the event of a change in control. The Internal Revenue Code (the "Code") imposes a 20% excise tax on employees who receive benefits in connection with a change in control that equal or exceed three times the employee's "base amount" of compensation (the average W-2 income over the preceding five years). Similarly situated executives may have substantially different "base amounts" of compensation based on length of service, timing of stock option exercises, or permitted deferrals of cash or equity compensation. A large portion of our senior executives' compensation is in the form of incentive awards that vest over multiple years of service and seek to reward long-term performance. Applicable tax rules can impose excise taxes when awards vest in connection with a change in control or a termination of employment related to a change in control. Consequently, the Code can have significantly varying and arbitrary effects on an individual's tax obligations based on the individual's personal compensation history and decisions, which are unlikely to have been made with the Code in mind.

        Therefore, the Board believes that tax gross-up payments can be appropriate in limited circumstances in order to prevent the intended value of a benefit from being significantly and arbitrarily reduced.

        The Board believes that the Company should retain flexibility with respect to executive compensation, rather than commit to restrictions that could place the Company at a competitive disadvantage in attracting and retaining high-performing top talent. The Board believes that it is ultimately in the stockholders' best interests that discretionary responsibility for this ongoing process continue to be vested in an independent Compensation Committee.

RECOMMENDATION

FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS
UNANIMOUSLY RECOMMENDS THAT YOU VOTE "AGAINST"
THIS STOCKHOLDER PROPOSAL.

 PROPOSAL NO. 6

STOCKHOLDER PROPOSAL—PERFORMANCE AWARD METRICS

        John C Liu, Comptroller, City of New York, 1 Centre Street, Room 1120, New York, N.Y. 10007, on behalf of the New York City Employees' Retirement System, the New York City Fire Department Pension Fund, the New York City Teachers' Retirement System, the New York City Police Pension Fund and the New York City Board of Education Retirement System, which collectively own 1,206,486 shares of common stock (based on information provided to us by such entities), has notified us that such entities intend to present the following proposal at the Annual Meeting:

        RESOLVED:    Shareholders of Rite Aid Corporation request that the Compensation Committee of the Board of Directors, in setting performance measures for top executives, include multiple weighted metrics that correctly reflect both individual and business accomplishments over an established multiyear period; and, excluding proprietary information, disclose to the shareholders any changes made in the basket of metrics during the multiyear period.

Supporting Statement

        Rite Aid awards both annual (since 2001) and long-term (since 2005) incentive payments based on a single performance metric, EBITDA (earnings before interest, taxes, depreciation and amortization) or adjusted EBITDA (together "EBITDA"). Neither CVS/Caremark nor Walgreens, the Company's major competitors, uses EBITDA for long-term pay.

        We believe that the incentive compensation programs applicable to Rite Aid's senior executives are flawed because of their over-reliance on EBITDA as a performance metric. Because EBITDA is used for both short- and long-term incentive plans covering the same years, executives are potentially rewarded twice for the same achievement. Reliance on EBITDA as the sole performance metric may also encourage top management to focus on one goal while ignoring others and incentivize excessive risk taking and focus on short-term gains at the expense of sustainable, long-term performance.

        The Conference Board Task Force on Executive Compensation (September 2009) recommends that a pay-for-performance program include an "appropriate mix" of performance metrics that has been evaluated for risk, assesses company and executive performance, and helps to drive achievement of company and business strategy and sustainable performance. The Business Roundtable (2007) similarly recommends that companies consider a variety of qualitative and quantitative performance metrics, as does Mercer ("Achieving Executive Compensation Success in 2010"), which serves as Rite Aid's compensation consultant.

        The Committee's rationale for using EBITDA as a metric for senior executive compensation is that it "ultimately drives" and "is closely linked to" shareholder value. However, a company can have high levels of EBITDA while investing in projects whose returns do not cover the cost of capital, which can destroy shareholder value. In his 2000 letter to shareholders, Warren Buffet stated, "References to EBITDA make us shudder—does management think the tooth fairy pays for capital expenditures?" In measuring short-term operational performance, EBITDA may be useful given Rite Aid's high leverage, but it should be counterbalanced by metrics in the long-term plan that reflect longer-term performance, such as return on investment.

        Finally, expenses that Rite Aid excludes from adjusted EBITDA include expenses we believe are recurring and thus should be included. For example, Rite Aid excludes stock-based compensation expense, as well as costs associated with closing stores (such as inventory write-downs, lease termination charges and closed facility expense). Rite Aid has both closed stores and recognized stock compensation expense each year since 1998.

        We urge shareholders to vote for this proposal.

 THE BOARD OF DIRECTORS' STATEMENT IN OPPOSITION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "AGAINST"
THIS PROPOSAL FOR THE FOLLOWING REASONS:

        The Board has given careful consideration to this proposal and has concluded for the reasons described below that the adoption of this resolution is not in the best interests of Rite Aid and its stockholders.

        As detailed in the "Compensation Discussion and Analysis" section of this proxy statement, the Board believes that Adjusted EBITDA is an appropriate metric for our performance awards because it encourages officers to focus on improving operating results which ultimately drives stockholder value. Rite Aid's performance awards are intended to align interests of executives with those of stockholders and our Board believes that Adjusted EBITDA is closely linked to stockholder value. Furthermore, the Board believes that Adjusted EBITDA is an appropriate metric because it is easy to track, is understood by our officers, and Rite Aid's officers can influence Adjusted EBITDA through both growing revenue and managing expenses.

        The Compensation Committee of our Board, comprised entirely of independent directors, established Adjusted EBITDA as the performance target only after careful consideration of a variety of other metrics. As outlined above, our Compensation Committee believes Adjusted EBITDA to be an important performance metric. Furthermore, we believe that there are advantages to an incentive program that focuses the senior management team on one, all-encompassing trigger, which is readily understood by the investment community, while still reflecting a variety of different and interrelated performance measures.

        Additionally, based on the results of the 2011 advisory vote on Rite Aid's executive compensation, in which Rite Aid's stockholders overwhelmingly approved Rite Aid's executive compensation, the Board believes that Rite Aid's stockholders support Rite Aid's current executive compensation practices and do not believe that changes to the performance targets are necessary.

        Our Compensation Committee will continue to review the Corporation's executive compensation programs and will make changes to short or long-term incentive goals when appropriate to advance corporate objectives. Our Compensation Committee has in the past reviewed alternative compensation programs that use multiple performance measures and weights bonuses based on these multiple measures. The Compensation Committee is not convinced that using multiple performance metrics is the best approach at the current time. In fact, in fiscal year 2010 and fiscal year 2011, Rite Aid did not meet its Adjusted EBITDA targets, and, consequently, Rite Aid's executives did not receive any payouts under Rite Aid's performance based awards.

        Finally, the Compensation Committee assesses the continued appropriateness of using Adjusted EBITDA as the metric for Rite Aid's performance awards on an annual basis. Rite Aid believes that this continuous review, coupled with the fact that payments under Rite Aid's performance awards are subject to forfeiture under certain circumstances, provide appropriate counterbalances to discourage executives from taking excessive or unnecessary risks that might threaten the value of the Company.

RECOMMENDATION

FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS
UNANIMOUSLY RECOMMENDS THAT YOU VOTE "AGAINST"
THIS STOCKHOLDER PROPOSAL.

PROPOSAL NO. 7

STOCKHOLDER PROPOSAL—RELATIONSHIPS OF DIRECTORS

        Steven Krol, who owns 254,625 shares of common stock (based on information provided to us by Mr. Krol) and whose address will be provided by the Company upon request, has notified us that he intends to present the following proposal at the Annual Meeting:

        RESOLVED—Effective at the 2013 Annual Meeting, shareholders request and recommend for non-binding vote the following:

          1.     Except for current Rite Aid executives or other companies enjoying contractual agreements which allow Board nominees of their choosing, that all other nominees will have no former or existing business or personal relationships, either directly or indirectly, with the senior management or the Company, and

          2.     All qualifying board members be paid fees and awards for board service only.

Supporting Statement

        The primary responsibility of the board of directors is to protect shareholder assets and ensure they receive a decent return on their investment. The composition and performance of a board of directors says a lot about it's responsibilities to a company's shareholders.

        Having truly independent outside directors has always been considered a "best practice". In theory, the Board is responsible to the shareholders and is supposed to govern a company's management. In the past many year's of governance scandals, the importance of independence has become even more evident, as it allows a director to be objective and evaluate the performance of management and the well-being of the company.

        This includes:

  •
  Independence from Management—They "keep their ears to the ground" to get outside information and perspective other than from the company President or CEO;

  •
  Compensation—Board members do not accept compensation for anything other than board service;

  •
  Conflict of Interest—Board members have never worked for the company or are closely related, professionally or personally, to anyone in senior management;

  •
  Effectiveness and Time Constraints of a Board Member—According to a 2003 study of the 1,700 largest U.S. public companies, the majority of board members sit on no more than three boards; and

  •
  Ethics—All board members have an impeccable record and reputation for honest and ethical conduct in his or her professional and personal activities.

        All NYSE listed companies, subjectively interpret the independence rules established by the NYSE. Often times, companies misapply the rules. A Board loses credibility if it's objectivity and independence are compromised by not correctly applying the definition of independence. Too many actual insiders serving as directors will mean that the Board will tend to make decisions more beneficial to management. The "big boys" on Wall Street, who move the stock price with their huge amounts of capital, will never invest and place their monies at risk in any company where they believe the Board lacks real outside independence to protect their investment and to otherwise ignore good corporate governance.

        This Resolution will guide our Board in naming certain Board nominees. There is no more important decision that they make while serving on our Board to increase shareholder value. Shareholders are strongly urged to vote "FOR" this Proposal.

 THE BOARD OF DIRECTORS' STATEMENT IN OPPOSITION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "AGAINST" THIS
PROPOSAL FOR THE FOLLOWING REASONS:

        The Board has given careful consideration to this proposal and has concluded for the reasons described below that the adoption of this resolution is not in the best interests of Rite Aid and its stockholders.

        The Board opposes the proposal because it believes the proposal is unnecessary, is duplicative of NYSE listing standards and would needlessly limit the individuals that can serve on the Board.

        Under NYSE listing standards and Rite Aid's Corporate Governance Guidelines, the Nominating and Governance Committee and the Board already review all of a director's relationships with the Company, both directly and as a partner, shareholder or officer of an organization that has a relationship with the Company, to make an affirmative determination that a director has no material relationship with the Company and is therefore independent. Accordingly, the Board already considers relationships that directors may have with the Company when making determinations with respect to director independence. Applying these standards, the Board has determined that seven of the 10 members of the Board are independent.

        Our independent directors effectively oversee management and the Board utilizes numerous good governance practices, such as the non-management directors regularly meeting in executive session. In addition, the Company has a Lead Independent Director, who is independent of the Company. The Lead Independent Director facilitates communications between the directors and the Chief Executive Officer, assists with the preparation of Board agendas, chairs the annual performance review of the Chief Executive Officer, consults with the Chairman of the Board and the Chief Executive Officer on corporate governance matters and presides at executive sessions of the non-management directors.

        The Company's directors are all accountable to stockholders. Each director serves a one-year term and stands for re-election at each annual meeting. The Company's By-Laws provide that directors must be elected by a majority vote in an uncontested election and the Company's Corporate Governance Guidelines provide that a director who fails to receive the required number of votes for re-election in accordance with the By-Laws must tender his or her written resignation for consideration by the Board. In 2011, all of the nominees for director were elected with greater than 95% stockholder support.

        The Board believes that the proposal's absolute ban on non-executive directors having any relationship with the Company whatsoever exhibits a check-the-box approach to corporate governance that is not in the best interests of stockholders. The Board, based upon the recommendation of its Nominating and Governance Committee, is best positioned to determine the independence of Board candidates and to evaluate Board composition. Even where a past relationship might exist, the Board believes that it is important to have the flexibility to nominate individuals for election as directors if the Board determines doing so is in the best interests of the Company and its stockholders.

        In view of the strong independent oversight of management by the Board and the Company's sound governance practices, the Board believes that the proposal would unduly restrict the Board from selecting the most effective composition of the Board, based upon the Board's evaluation of what it thinks is best for stockholders and the Company at a particular point in time.

RECOMMENDATION

FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS
UNANIMOUSLY RECOMMENDS THAT YOU VOTE "AGAINST"
THIS STOCKHOLDER PROPOSAL.

 EXECUTIVE OFFICERS

        Officers are appointed annually by the Board of Directors and serve at the discretion of the Board of Directors. Set forth below is information regarding the current executive officers of Rite Aid.

Name	Age	Position with Rite Aid
John T. Standley(1)	49	President and Chief Executive Officer
Kenneth Martindale	52	Senior Executive Vice President, Chief Operating Officer
Frank G. Vitrano	56	Senior Executive Vice President, Chief Financial Officer and Chief Administrative Officer
Brian R. Fiala	51	Executive Vice President, Human Resources
Enio Anthony Montini, Jr.	59	Executive Vice President, Merchandising
Marc A. Strassler	64	Executive Vice President, General Counsel and Secretary
Robert I. Thompson	58	Executive Vice President, Pharmacy
Robert K. Thompson	54	Executive Vice President, Store Operations
Douglas E. Donley	49	Senior Vice President and Chief Accounting Officer

(1)
Mr. Standley's biographical information is provided above in the section identifying the Board of Directors.

        Kenneth A. Martindale.    Mr. Martindale was appointed and has served as Rite Aid's Senior Executive Vice President and Chief Operating Officer since June 2010. From December 2008 until June 2010, he served as Rite Aid's Senior Executive Vice President, Merchandising, Marketing and Logistics Officer. He was a self-employed private investor from January 2008 to December 2008. Mr. Martindale served as Co-President, Chief Merchandising and Marketing Officer for Pathmark Stores, Inc. from January 2006 until its acquisition by the Great Atlantic & Pacific Tea Company in December 2007. In January 2000, Mr. Martindale joined the Board of Directors of Intesource, Inc.; became Chairman of the Board in March 2004; and served as President, Chief Executive Officer and Chairman of the Board from November 2004 until January 2006. From September 1999 until November 2004, Mr. Martindale was Principal of Martindale Development Group, L.L.C. In September 1999 until July 2003, Mr. Martindale was Managing Director/CEO of Orchard Street, Inc., a privately held specialty food retailer which he founded and owned. Mr. Martindale was Executive Vice President of Sales and Procurement with Fred Meyer, Inc. from January 1998 until September 1999 and was Senior Vice President of Sales and Procurement with Smith's Food & Drug Centers, Inc. from June 1996 until January 1998.

        Frank G. Vitrano.    Mr. Vitrano has served as our Senior Executive Vice President, Chief Financial Officer and Chief Administrative Officer since September 2008. He was a self-employed private investor from January 2008 to September 2008. Previously, Mr. Vitrano spent 35 years at Pathmark Stores, Inc., where most recently he served as President, Chief Financial Officer and Treasurer from October 2002 until December 2005 and Co-President, Chief Financial Officer and Treasurer from January 2006 until its acquisition by the Great Atlantic & Pacific Tea Company in December 2007. Mr. Vitrano was a Director of Pathmark Stores, Inc. from 2000 to 2005.

        Brian R. Fiala.    Mr. Fiala has served as our Executive Vice President of Human Resources since July 2011. From June 2007 to July 2011, Mr. Fiala served as our Executive Vice President of Store Operations. He was a self employed private investor from July 2006 to June 2007. Previously, Mr. Fiala spent 24 years with Target Corporation, where most recently he served as Senior Vice President on the East Coast until July 2006.

        Enio Anthony Montini, Jr.    Mr. Montini has served as our Executive Vice President, Merchandising since April 2011. From February 2010 to April 2011 he served as Senior Vice President, Category Management. Prior to serving in this position, from February 2008 until January 2010 he served as

Executive Vice President, Chief Operating Officer with MARC USA, a privately held company. From February 2005 until January 2008, Mr. Montini was Senior Vice President of Operations with MARC USA and from September 2004 until January 2005, he served as Senior Vice President, Channel Marketing with MARC USA.

        Marc A. Strassler.    Mr. Strassler has served as our Executive Vice President, General Counsel and Secretary since March 2009. From January 2008 until March 2009, Mr. Strassler was a self-employed private investor. Previously, Mr. Strassler served as Senior Vice President, General Counsel and Corporate Secretary with Pathmark Stores, Inc. from 1997 until its acquisition by the Great Atlantic & Pacific Tea Company in December 2007. From 1987 until 1997, he served as Vice President, General Counsel and Secretary of Pathmark.

        Robert I. Thompson.    Mr. Thompson has served as our Executive Vice President, Pharmacy since September 2009. From August 2008 until September 2009, Mr. Thompson served as Senior Vice President, Pharmacy Operations. From February 2008 to August 2008, he served as Senior Vice President, Northeast Division, and from June 2007 to February 2008, Mr. Thompson served as Vice President, Integration. From July 2004 (when he first joined Rite Aid) to June 2007, he served as Vice President, Pharmacy Business Development.

        Robert (Bob) K. Thompson.    Mr. Thompson has served as our Executive Vice President of Store Operations since July 2011. From November 2007 to July 2011, Mr. Thompson served as Senior Vice President of our Western Division. Prior to joining Rite Aid in 2007, he was a Senior Vice President for the West Region of Target Corporation where he served for nearly 20 years in operations positions of increasing responsibility.

        Douglas E. Donley.    Mr. Donley has served as our Senior Vice President, Chief Accounting Officer since October 2005. He had been Group Vice President, Corporate Controller from 1999 to October 2005. Mr. Donley served as the acting principal financial officer of the Company from October 7 to October 8, 2008, and as a financial analyst for the Company from 1996 to 1999. He was an internal auditor for Harsco Corporation from 1994 to 1996. Prior to joining Harsco, he was an auditor for KPMG Peat Marwick. In March 2007, pursuant to a plea agreement, Mr. Donley pled guilty to state misdemeanor offenses related to driving under the influence. Mr. Donley has subsequently satisfied all terms of the plea agreement. The Company believes that this matter does not adversely affect Mr. Donley's fitness to serve as an officer.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

        Rite Aid Corporation is the third largest retail drugstore chain in the United States based on revenues and number of stores, operating 4,667 stores as of March 3, 2012 in 31 states and the District of Columbia. A primary component of the Company's human resource strategy is to attract, motivate and retain highly talented individuals at all levels of the organization that are committed to the Company's core values of excellence, integrity and respect for people and have the ability to execute the Company's strategic and operational priorities.

Executive Summary

        Rite Aid believes strongly that pay should align with performance and this focus is reflected in our executive compensation programs. We seek to provide our President & Chief Executive Officer (CEO) and the other executive officers named in the Summary Compensation Table (the "Named Executive Officers") with opportunities to earn total direct compensation (base salary, annual incentives, and long-term incentives) that are generally aligned with compensation levels provided to peer company executives and executives within similarly sized retailers more broadly. Because of its desire to reinforce a performance-based culture, the Company emphasizes a pay mix that is comprised primarily of variable pay. As such, base salary makes up the smallest portion of total direct compensation for the CEO and the other Named Executive Officers, with variable pay in terms of annual and long-term incentives accounting for the remaining portion. The mix varies by position, taking into account each position's ability to influence results, as well as competitive practice.

        Fiscal 2012 Performance.    In fiscal year 2012, our performance improved significantly despite a challenging economic environment and continued pricing pressure. We saw revenue growth of 3.6% and same store sales growth of 2% (a clear improvement compared to a revenue decline of 1.8% and same store sales decline of 0.7% in fiscal year 2011). Moreover, although we had a net loss, based on our stock price as of the end of each relevant fiscal year, our total stockholder return was approximately 30% (compared to approximately -15% in fiscal year 2011). When compared to our peer group based on the most recent data available as of our fiscal year end, total stockholder return over the last fiscal year is in the top quartile relative to our peer group, a clear improvement compared to Rite Aid's position in the bottom quartile in fiscal year 2011. Additionally, our performance was in line with the median on gross profit margin, above the median on EBITDA growth, and below the median on return on average invested capital and return on average assets.

        Fiscal 2012 Pay.    For over five years, we have used earnings before interest, taxes, depreciation, and amortization, as adjusted (Adjusted EBITDA) as our primary financial metric in our annual incentive plan and long-term performance awards. EBITDA growth has historically shown a strong positive correlation with three-year and five-year total stockholder return for Rite Aid and its peer group. Based on Rite Aid's current financial situation and capital structure, the Compensation Committee believes that Adjusted EBITDA is the best indicator of Rite Aid's operating performance. The measure is tracked regularly, clearly understood by the officers, and the officers can impact the measure by taking actions to improve the operating performance of our stores. Our Adjusted EBITDA for fiscal year 2012 was $942.9 million, which exceeded our annual operating plan of $855 million by approximately 10%. Consequently, we paid annual incentives to our Named Executive Officers which exceeded target award levels after not paying annual incentives for performance in fiscal year 2011 or fiscal year 2010. We also paid long-term performance awards for the 2010-2012 cycle based on the achievement of the performance goal at slightly above threshold levels after not paying incentives for the 2009-2011 cycle.

        A strong and stable leadership team is key to Rite Aid's ability to execute its strategy. Despite recent improvements in performance, we are not yet profitable and our executive team faces a number of challenges. Several of our Named Executive Officers assumed new roles in fiscal years 2011 or 2012, including Mr. Standley who became CEO in June of 2010. We believe it is important to retain and engage this leadership team over the long-term in order to give them an opportunity to continue to lead the Company in a positive direction.

        We granted special equity awards to the Named Executive Officers in June of 2011 to support retention and bring our long-term incentive opportunity closer to that of our peer companies. Our target total direct compensation has ranged between 1% and 11% above the peer group 25th percentile in the aggregate over the last three years. Our low stock price and the availability of equity for award grants has made it challenging to deliver competitive long-term incentive opportunities through our annual equity awards. Although we generally evaluate the competitiveness of special awards by annualizing them over the vesting period, we note that the fiscal year 2012 target total direct compensation, including the entire amount of the special awards, was generally aligned with the median of our peer group target total direct compensation. To support retention these awards have a longer vesting schedule than our annual grants and are scheduled to vest with respect to 50% after three years and 50% after four years, based on continued employment. The awards are described further below under the caption "Long-Term Incentive Program."

        Stock Option Exchange.    In April 2011, we completed a one-time stock options exchange that was approved by our stockholders at our June 2010 Annual Meeting. The option exchange—which excluded executive officers and directors—supported associate retention through an additional vesting period and reduced the number of outstanding options convertible into shares, which is in the interest of our stockholders. We are pleased to report that over 78% of eligible options were exchanged.

        Consideration of Stockholder Votes on Executive Compensation.    At our 2011 Annual Meeting, our stockholders overwhelmingly approved (by over 95% of votes cast) the compensation of our Named Executive Officers. The Compensation Committee viewed the vote as a strong expression of our stockholders' general satisfaction with the Company's current executive compensation programs and the guiding principles described below. As part of its ongoing review process, the Committee regularly evaluates our compensation programs to ensure they meet changing business needs and support alignment with stockholders' interests. In addition, our stockholders voted to hold an advisory vote on executive compensation every year. Consistent with that vote, the Board resolved to hold an advisory "say-on-pay" vote every year in connection with its annual meeting of stockholders.

        We encourage you to read this Compensation Discussion and Analysis for a detailed discussion and analysis of our executive compensation program, including information about the 2012 compensation of the Named Executive Officers described in the tables that follow.

Objectives of Executive Compensation

        All executive compensation and benefits programs are within the purview of the Compensation Committee, which bases these programs on the same objectives that guide the Company in establishing all of its compensation programs, outlined below. The Compensation Committee also administers the Company's equity incentive compensation plans. In establishing or approving the compensation of our Named Executive Officers in any given year, the Compensation Committee is generally guided by the following objectives:

  •
  Compensation should be based on the level of job responsibility, individual performance, and company performance, and should foster the long-term focus required for success in the retail drugstore industry. As associates progress to higher levels in the organization, an increasing proportion of their pay is linked to company performance and stockholder returns and to longer-term performance because they are in a position to have greater influence on longer-term results.

  •
  Compensation should reflect the value of the job in the marketplace. To attract and retain a highly skilled, diverse work force, we must remain competitive with the pay of other employers who compete with us for talent.

  •
  Compensation should reward performance. Our programs should deliver compensation in relationship to company performance. Where company performance falls short of expectations, the programs should deliver lower-tier compensation. In addition, the objectives of pay-for-performance and retention must be balanced. Even in periods of temporary downturns in company performance, the programs should continue to ensure that successful, high-achieving associates will remain motivated and committed to the Company to support the stability and future needs of the Company.

  •
  To be effective, performance-based compensation programs should enable associates to easily understand how their efforts can affect their pay, both directly through individual performance accomplishments and indirectly through contributing to the Company's achievement of its strategic and operational goals.

  •
  Compensation and benefit programs should reward performance relative to consistent measures and goals at all levels of the organization. While the programs and individual pay levels will always reflect differences in job responsibilities, geographies, and marketplace considerations, the overall structure of compensation and benefit programs should be broadly similar across the organization.

  •
  Compensation and benefit programs should attract associates who are interested in a career at Rite Aid.

The Compensation Committee's Processes

        The Compensation Committee has established a number of processes to assist it in ensuring that the Company's executive compensation program is achieving its objectives. Among those are:

        Assessment of Company performance.    The Compensation Committee uses Company performance measures in two ways. First, in assessing the linkage between actual total compensation and performance, the Compensation Committee considers various measures of Company and industry performance, such as comparable store sales growth, Adjusted EBITDA, earnings growth, return on sales, return on average invested capital and assets and total stockholder return. In determining performance relative to the Company's peer group (as discussed further below), the Compensation Committee does not apply a formula or assign these performance measures relative weights. Instead, it makes a subjective determination after considering such measures collectively. Second, as described in more detail below, the Compensation Committee has established specific Company target incentive/award levels and performance measures that determine the size of payouts under the Company's two formula-based incentive programs—the cash incentive bonus program and performance awards granted under the Company's long-term incentive program.

        Assessment of competitive compensation levels.    The Compensation Committee, with the help of its compensation consultant Exequity LLP, assesses the Company's programs relative to a peer group of retail organizations and published survey data. The peer group was approved by the Compensation Committee in January 2011 after a comprehensive review. Because the Company has a limited number of publicly-traded direct competitors and because pharmacy sales (which account for over 2/3 of the

Company's revenue) have a different cyclicality than the sales of many other retailers, we reviewed potential peers relative to multiple criteria including:

  •
  Competitors for executive talent such as grocery store chains, discount department stores, and companies engaged in pharmaceutical distribution;

  •
  Competitors for investment capital such as companies considered peers by financial analysts, companies with a similar capital structure or companies whose stock price movement correlated most directly with Rite Aid;

  •
  Companies with which Rite Aid competes for customers that have pharmacy operations or offer similar merchandise as Rite Aid; and

  •
  Companies of similar size based on revenue as well as enterprise value.

The resulting peer companies, which are considered the best representation of our target labor market, are listed below. Rite Aid is at approximately the 36th percentile of the peer group based on revenue.

Fiscal Year 2012 Peer Group

Peer Company	Revenues ($ Millions)
AmerisourceBergen Corp	80,690
BJ's Wholesale Club Inc.	11,434
Costco Wholesale Corp.	93,396
CVS Caremark Corp.	107,100
Dollar General Corp.	14,807
Harris Teeter Supermarkets, Inc. (formerly Ruddick Corp.)	4,286
J.C. Penney Company, Inc.	17,260
The Kroger Co.	90,374
McKesson Corp.	119,888
Office Depot, Inc.	11,490
Safeway Inc.	43,630
Sears Holding Corp.	41,567
Supervalu Inc.	36,529
Target Corp.	69,865
Walgreen Co.	73,146
Winn-Dixie Stores Inc.	6,924

Note:
Revenue reflects trailing 12 month data through December 2011 per Standard & Poor's Research Insight.

        The Compensation Committee compares the compensation levels of Rite Aid's Named Executive Officers to peer company compensation levels in the aggregate, and also compares the pay of individual executives if the jobs are sufficiently similar to make the comparison meaningful.

        In addition to the peer group data, the Compensation Committee reviews market data based on specific functional responsibility for each executive from published survey data. The survey analysis targets data from similarly-sized retail organizations based on each executive's functional responsibility. Surveys used in the analysis include Mercer's Global Premium Executive Remuneration Suite, Towers Watson's Survey Report on Top Management Compensation and Towers Watson's Report on Retail Industry Personnel.

        The Compensation Committee uses the peer group and survey data primarily to ensure that the executive compensation program as a whole is competitive, meaning generally within the broad middle range of comparative pay of the market when Rite Aid achieves the targeted performance levels. The Compensation Committee assesses overall alignment of the compensation program rather than benchmarking a specific target position with consideration of factors such as company and individual performance, how executive roles function within Rite Aid, concerns about executive retention, and availability of equity compensation. The compensation consultant assessed Rite Aid's performance relative to its peer group on both a one-year and three year basis and observed alignment of performance with actual total direct compensation levels for the executives in the aggregate.

        Total compensation review.    The Compensation Committee reviews each executive's base pay, bonus, and long-term incentives annually with the guidance of the Compensation Committee's independent compensation consultant. Following the fiscal year 2011 review, the Compensation Committee determined that the target level and components of compensation for fiscal year 2012 were reasonable in the aggregate.

        Assessment of risk.    The Compensation Committee reviews all incentive plans relative to established criteria and conducts an assessment to ensure that none of our incentive plans encourage excessive risk-taking by our executives or associates. Together with executive management, the Compensation Committee has considered the risks arising from the Company's compensation program for its associates and have concluded that the compensation policies are not reasonably likely to have a material adverse effect on the Company. The Audit Committee reviews the risk profile and the relationship between the Company's compensation programs to the overall risk profile of the Company.

Components of Executive Compensation for Fiscal Year 2012

        For fiscal year 2012, the compensation of executives consisted of four primary components—base salary, a cash incentive bonus opportunity under the Company's annual incentive bonus plan, long-term incentives consisting of stock options, restricted stock and performance units and a benefits package. A significant portion of total compensation is variable, i.e., subject to performance and is comprised of target annual incentives and target long-term incentives. The Compensation Committee believes that this program balances both the mix of cash and equity compensation, the mix of currently-paid and longer-term compensation, and the security of base benefits in a way that furthers the compensation objectives discussed above. The chart below shows the overall mix of base salary, target annual incentives, target long-term incentives, and contributions under the Supplemental Executive Retirement Program ("SERP") for each of the Named Executive Officers.

Target Total Remuneration(1)

Compensation Component as a % of Total Remuneration

Note:    Percentages may not total 100% due to rounding.

(1)
Target Total Remuneration represents the sum of base salary, target annual incentives, target long-term incentives, and SERP contributions. Value of broad-based benefits provided to all employees and components of other compensation (except the SERP) have been excluded. Special inducement, promotion, and retention awards have also been excluded.

        We note that due to the sensitivity of our pay levels to Rite Aid's performance, actual and target payout levels can vary in any given year. The following table shows the actual pay versus target pay for our CEO over the last two years. The values are explained below and differ in some cases from those shown in the Summary Compensation Table, as follows:

  •
  Target base salary shown below reflects base salary at fiscal year end. Actual base salary for each covered fiscal year is as reported in the Summary Compensation Table;

  •
  Target cash incentive bonus shows the assumed payout if performance is at target. Actual represents the actual incentive paid as shown in the Summary Compensation Table based on our results;

  •
  Performance awards are shown based on the target award value at grant in the fiscal year noted. Actual values are performance unit payouts for the 2010-2012 and 2009-2011 cycles;

  •
  Stock options and restricted stock are shown based on the targeted amount for compensation purposes. Actual stock option and restricted stock amounts represent the awards vesting over the course of a year based on the intrinsic value at the fiscal year end including inducement, promotion, and retention awards. For purposes of the following table, we used a stock price as of the last trading day for the fiscal year of $1.28 for 2011 and $1.67 for 2012.

	2012		2011
CEO Pay—John Standley Pay Element	Target	Actual	Target	Actual
Base Salary(1)	$1,000,000	$1,019,231	$1,000,000	$966,539
Cash Incentive Bonus	$2,000,000	$3,258,039	$2,000,000	$0
Performance Awards(2)	$700,000	$52,920	$700,000	$0
Stock Options(3)	$800,000	$1,026,683	$800,000	$377,266
Restricted Stock(3)	$500,000	$389,611	$500,000	$298,624
	$5,000,000	$5,746,484	$5,000,000	$1,642,429

(1)
2012 actual base salary reflects the 53 weeks in the fiscal year.

(2)
Actual reflects the cash pay out for the 2010 - 2012 performance cycle.

(3)
Actual reflects the value of awards vesting in the fiscal year, calculated based on Rite Aid's share price at fiscal year end, including special awards.

Our CEO has served in his position since June of 2010. In years where Company performance was under target, the CEO's total compensation was also significantly below target. In the most recently completed fiscal year, the Company's financial performance met or exceeded targets, resulting in total compensation in excess of target commensurate with performance.

Base Salary

        Base salary is one element of an executive's annual cash compensation during employment. The value of base salary reflects the executive's long-term performance, skill set and the market value of that skill set. In setting base salaries for fiscal year 2012, the Compensation Committee considered the following factors:

        Pay levels at comparable companies.    As noted above, the Compensation Committee uses the peer group data to test for reasonableness and competitiveness of base salaries, but it also exercised subjective judgment in view of the Company's compensation objectives.

        Internal relativity.    Meaning the relative pay differences for different job levels.

        Individual performance.    Except for increases associated with promotions or increased responsibility, increases in base salary for executives from year to year are generally limited to minimal adjustments to reflect individual performance.

        Consideration of the mix of overall compensation.    Consistent with our compensation objectives, as executives progress to higher levels in the organization, a greater proportion of overall compensation is directly linked to company performance and stockholder returns. Mr. Standley's overall compensation, for example, is more heavily weighted toward short- and long-term incentive compensation (76% in the aggregate as shown in the chart above) than that of the other Named Executive Officers.

        The Compensation Committee reviews the Named Executive Officers' base salaries in April of each year and considers the principles described above under "The Compensation Committee's Processes" in establishing Named Executive Officers' base salaries for fiscal year 2012. For 2012, all the Named Executive Officers received increases between 2% and 3%, based on market movement. Mr. Standley did not receive a base pay increase because his base salary is at a competitive level with the market for CEOs of similar companies and his overall pay mix is largely weighted towards variable compensation.

Cash Incentive Bonuses

        The Company established an annual incentive plan in order to incent its Named Executive Officers to meet the Company's Adjusted EBITDA target for fiscal year 2012. Named Executive Officers, other executive officers and key managers of the Company participate in this plan. As shown in the Summary Compensation Table under the "Non-Equity Incentive Plan Compensation," incentives were paid to Named Executive Officers for fiscal year 2012 performance. Under the plan, target amounts, expressed as a percentage of base salary, are established for participants at the beginning of each fiscal year. The Committee also approves the financial goals required for the Company to pay an award. Payouts for the Named Executive Officers for the year are then determined by the Company's financial results for the year relative to the predetermined performance measures. The Compensation Committee considered the following when establishing the awards for fiscal year 2012:

        Bonus targets.    Targets as a percentage of base salary for each Named Executive Officer were based on job responsibilities, internal relativity, and peer group and survey data. The Compensation Committee's objective was to set bonus targets such that total annual cash compensation (including base salary and annual incentive assuming a target payout) was generally aligned with the market with a substantial portion of that compensation linked to company performance. Consistent with our executive compensation philosophy, individuals with greater job responsibilities had a greater proportion of their total cash compensation tied to company performance through the bonus plan. Thus, the Compensation Committee established the following targets for fiscal year 2012 (expressed as a percentage of base salary):

Annual Incentive Opportunity

Executive	Threshold Payout (as a % of Salary)	Target Payout (as a % of Salary)	Maximum Payout (as a % of Salary)
John Standley	100%	200%	400%
Frank Vitrano	62.5%	125%	250%
Ken Martindale	62.5%	125%	250%
Brian Fiala	30%	60%	120%
Marc Strassler	30%	60%	120%

        Company performance measures.    For all officers in the annual incentive plan, including the Named Executive Officers, the Compensation Committee established the following Company performance goals in April 2011:

Fiscal Year 2012 Annual Incentive Plan Performance Goals

Performance Level	Adjusted EBITDA Goal (millions)
Maximum	$980
Target	$880
Threshold	$810

        The Compensation Committee believes that using Adjusted EBITDA as the primary measure encourages officers, including the Named Executive Officers, to focus on improving operating results which ultimately drive stockholder value. EBITDA growth has historically shown a strong positive correlation with three-year and five-year total stockholder return for Rite Aid and its peer group. The majority of Rite Aid's peer companies use an EBITDA measure in their annual incentive plans. Based on Rite Aid's current financial situation and capital structure, the Committee believes that Adjusted

EBITDA is the best indicator of Rite Aid's operating performance. The measure is tracked regularly, clearly understood by the officers, and the officers can impact the measure by taking actions to improve the operating performance of our stores. In addition to Adjusted EBITDA being management's key internal metric, the Company regularly communicates Adjusted EBITDA to the investment community.

        Under the plan formula, payouts can range from 0% to 200% of bonus targets depending on company performance. For fiscal year 2012, the annual operating plan performance level of Adjusted EBITDA was $855 million and Rite Aid provided guidance to the investment community of a performance in the range of $800 million to $900 million. In establishing the performance target for the annual incentive, the Compensation Committee considered the established annual operating plan for Adjusted EBITDA and the expected fiscal year 2012 financial performance. The annual incentive plan Adjusted EBITDA performance target was set approximately 3% above the annual operating plan level in order to encourage growth and stretch performance.

        In fiscal year 2012, Rite Aid's Adjusted EBITDA was $942.9 million, between the target and maximum levels and bonuses were paid at a level of approximately 163% of target. As discussed in greater detail in our Annual Report, we define Adjusted EBITDA as net income (loss) excluding the impact of income taxes, interest expense, depreciation and amortization, LIFO adjustments, charges or credits for facility closing and impairment, inventory write-downs related to store closings, stock-based compensation expense, debt modifications and retirements, sale of assets and investments, revenue deferrals related to customer loyalty programs and other items. We reference this particular non-GAAP financial measure not only as a basis for incentive compensation but also in our corporate decision-making because it provides supplemental information that facilitates internal comparisons to the historical operating performance of prior periods and external comparisons to competitors' historical operating performance.

Long-Term Incentive Program

        In fiscal year 2012 we employed three forms of long term incentives: performance awards, stock options and restricted stock.

        Long-term incentive target opportunity.    These incentives foster the long-term perspective necessary for continued success in our business. They also ensure that our leaders are properly focused on stockholder value. Our annual long-term incentive targets for each Named Executive Officer are shown below:

Long-Term Incentive Targets

Executive	Target (as a % of Salary)*
John Standley	200%
Frank Vitrano	110%
Ken Martindale	110%
Brian Fiala	85%
Marc Strassler	85%

        For fiscal year 2012, the long-term incentive targets for the Company's Named Executive Officers remained unchanged. Although long-term incentive targets have been below the median of our peer companies, the Committee did not change the annual targets but approved the awards described under "Special Awards" below. The Compensation Committee reviewed available peer group data and found that the design of the long-term incentive program is reasonably aligned with general retail industry market practice. Grant values for individual executive officers were determined by individual performance and internal relativity. Consistent with the Company's compensation philosophy, executive officers at higher levels received a greater proportion of total pay in the form of long-term incentives.

        Long-Term Incentive Mix.    For the Named Executive Officers, long-term cash performance awards comprised 35%, stock option grants comprised 40%, and restricted stock comprised 25% of the total long-term incentive annual target established by the Compensation Committee. In determining the overall mix of long-term incentive vehicles, the following factors were considered:

  •
  Risk/Reward Tradeoffs:  Use of multiple long-term incentive vehicles can balance the need for a strong performance-based program against risk to executives. Vehicles with more upside opportunity such as stock options and performance awards provide opportunity to reward executives for performance on key operating measures while restricted stock offers lower risk with a risk profile that aligns with stockholders.

  •
  Performance Measurement:  Using a combination of vehicles allows the Company to focus executives on both stock price appreciation and achievement of consistent operating results (as indicated by Adjusted EBITDA) which we believe leads to creation of value for stockholders.

  •
  Management of Share Usage and Market Practice:  Given stockholder concerns about equity usage, Rite Aid considers market practice concerning both share usage and competitive long-term incentive levels. Use of a cash-based performance vehicle allows Rite Aid to deliver a long-term incentive opportunity which is aligned with peer companies and retailers of similar size while managing share usage given our current stock price. The target LTI mix has been selected to maximize opportunity for executives and associates given a challenging operating environment.

        The Compensation Committee's process for setting grant dates is discussed below. Then, on the approval date those values are converted to the equivalent number of shares based on the closing price of the Company's common stock on the date of approval for restricted shares and using the Black-Scholes valuation method for stock options.

        Grant Timing.    The Compensation Committee has a policy that annual Long-Term Incentive Program equity awards (other than special or new hire grants) will be approved by the Committee once a year at its annual meeting held in connection with the annual stockholders meeting with a grant date of the second business day after release of the Company's first quarter earnings. Grants are made to the Named Executive Officers at the same time as awards are made to all other associates as part of the annual grant process.

        Special Awards.    From time to time, the Company makes grants in addition to the annual equity grant including those to Named Executive Officers. Typically these grants include awards to new hires, promotional awards, or retention awards.

        At the time of the fiscal year 2012 grant, the Committee approved special awards to our Named Executive Officers to bring long-term incentive opportunities closer to those of our peers and to aid in retention. Our long-term incentive opportunity for our Named Executive Officers has historically been below median levels provided by our peer companies, due in part to our low stock price and the availability of equity for awards, which has made it challenging to deliver long-term incentive opportunities through our annual equity awards. The Committee determined that maintaining a stable executive team that can drive needed improvements in Rite Aid's performance is critical to the Company's future success. At the time of the annual grant, Mr. Standley received a special award of 2,361,585 options and 1,216,216 shares of restricted stock. Mr. Vitrano and Mr. Martindale each received 874,661 additional options and 450,450 shares of restricted stock. These amounts were determined in order to provide approximately half of the target award value in the form of options and half in restricted stock. In the Committee's view, a balance of options and shares of restricted stock for our most senior officers creates alignment with share price appreciation, effectively uses our equity resources to deliver value to executives, and supports executive retention. Mr. Fiala and Mr. Strassler each received 450,450 shares of restricted stock with the primary purpose of supporting retention.

        The special awards granted in June 2011 provide for a longer vesting schedule to support retention with 50% of the award vesting on the third anniversary of grant and the remainder on the fourth anniversary. The options were granted with an exercise price equal to the closing price of the Company's common stock on the date of grant.

Performance Awards

        Performance awards provide the Named Executive Officers and other executives with units, which are denominated in a target cash value and payable in cash if the designated Company performance goals are achieved over the prescribed performance period. Payouts can range from 0% to 200% of target. Performance awards are intended to align interests of executives with those of stockholders through the use of measures the Company believes drive its long-term success. EBITDA growth has historically shown a strong positive correlation with three-year and five-year total stockholder return for Rite Aid and its peer group. Adjusted EBITDA is widely used in our industry and is the most common financial metric used in long-term incentive plans within our peer group. Given our current capital structure and operating performance, the Compensation Committee believes Adjusted EBITDA is the best measure of Company performance for a long-term incentive. The measure is tracked regularly, clearly understood by the officers, and the officers can impact the measure by taking actions to improve the operating performance of our stores. In addition to Adjusted EBITDA being management's key internal metric, the Company regularly communicates Adjusted EBITDA to the investment community.

        The awards, normally granted annually, are structured as a targeted number of units based on the Company's achievement of specific Adjusted EBITDA levels with payout occurring after a three-year period.

        2010-2012 Plan.    Under the performance plan adopted in June 2009, payout is based on performance in fiscal years 2010, 2011, and 2012. To receive a performance award for the three-year period, the Company had to achieve at least threshold Adjusted EBITDA performance for each year as well as achieve 95% of the cumulative Adjusted EBITDA based on the sum of targets for the three years. The awards are paid in cash to the extent earned at the end of the three-year performance period. As shown in the table below, the Company achieved 95.2% of the combined Adjusted EBITDA target for the period covering the 2010-2012 fiscal years resulting in a payout of 16.8% of target.

Performance Level	Fiscal Year 2010	Fiscal Year 2011	Fiscal Year 2012	Cumulative
	($ millions)	($ millions)	($ millions)	($ millions)
Maximum	$1,180	$1,035	$983	$3,198
Target	$1,075	$935	$855	$2,865
Threshold	$1,021	$910	$813	$2,744
Actual Performance	$925	$859	$942.9	$2,727

        2012-2014 Plan.    The performance for the three-year periods ended in 2010 and 2011 was below the threshold level. Based on concerns related to the predictability of performance targets and executive retention, the plan design was modified in June 2011. Awards granted under the 2012-2014 cycle are earned based on Rite Aid's achievement of the Adjusted EBITDA goal in 2012. Awards granted to Named Executive Officers are subject to forfeiture if the executive leaves the Company prior to June 27, 2014, except by reason of a change in control or by consent of the Compensation Committee. Based on Rite Aid's actual performance of Adjusted EBITDA of $942.9 million for fiscal year 2012, executives who remain with the Company through June 2014 are expected to receive an award of 167.9% of the target award, as shown in the Summary Compensation Table. The 2012 Adjusted EBITDA targets are shown below:

Performance Level	2012 Performance Award Goal
($ millions)
Maximum	$983
Target	$855
Threshold	$813

        Consistent with prior performance awards, the targeted performance level was established to reflect Rite Aid's fiscal year 2012 annual operating plan of $855 million and is in line with guidance provided to the investment community of $800 million to $900 million.

Stock Options

        Stock options align associate incentives with the interests of stockholders because options have value only if the stock price increases over time. Stock options are intended to align interests of executives with stockholders and reward executives for value creation over time. The Company's ten-year options, granted at the market price on the date of grant, help focus associates on long-term growth. In addition, options are intended to help retain key associates because they vest ratably over a four-year period, which also helps keep associates focused on long-term performance.

        In April 2011, we offered associates the opportunity to replace underwater options with a lower number of replacement options at the current stock price at that time under a stock option exchange approved by our stockholders in June 2010. Executive officers and directors, including our Named Executive Officers were not eligible to participate in this exchange. The option exchange was intended to replace underwater options that are generally ineffective at motivating or retaining associates, with new options which are more likely to support motivation and retention. The option exchange supported associate retention through an additional vesting period and reduced the number of outstanding options convertible into shares, which is in the interest of our stockholders. Over 78% of eligible options were exchanged.

Restricted Stock

        Restricted stock grants are intended to support retention of key associates because they generally vest over a multi-year period (three years or longer), which also helps keep associates focused on long-term performance. The risk profile of restricted stock is aligned with stockholders as it can motivate executives to both increase and preserve stock price. It is also viewed favorably by recipients as it provides some value even when other vehicles do not pay out as intended.

Post-Retirement Benefits

        Supplemental Executive Retirement Program.    The Company has established retirement plans for its executive officers, including the Named Executive Officers, to provide for retirement savings.

        Messrs. Standley, Vitrano, Fiala, Martindale and Strassler receive benefits under a defined contribution supplemental executive retirement plan ("SERP"). Under the SERP, Rite Aid credits each participant with a specific sum to an individual account established for Messrs. Standley, Vitrano, Fiala, Martindale and Strassler and other participating executive officers, on a monthly basis while such officer is employed. The amount credited is equal to 2% of the executive officer's annual base compensation. The participants are able to select among a choice of earnings indexes, and their accounts are credited with earnings that mirror the investment results of such indexes. Participants vest in their accounts at the rate of 20% per year for each calendar year of participation in the SERP at a five-year rolling rate with the entire account balance for each participant vesting upon termination without cause during the twelve month period following a "change in control" of the Company, as defined in the SERP. Subject to certain tax rules or deferral elections made by the executive, which may require a delay in payment, participants will receive their vested account balance upon the earliest to occur of: (i) their retirement at age 60 or greater, with at least five years of participation in the SERP; (ii) termination of employment with the Company (including due to death or disability); and (iii) a hardship withdrawal pursuant to the terms of the SERP.

Other Post-Employment and Change in Control Benefits

        To attract and retain highly skilled executives and to provide for certainty of rights and obligations, Rite Aid has historically provided employment agreements to its executive officers, including our Named Executive Officers for fiscal year 2012, Messrs. Standley, Martindale, Vitrano, Fiala and Strassler, and certain other key associates. The terms of the employment agreements are described in more detail under the caption "Executive Employment Agreements." Additional information regarding the severance and change in control benefits provided under the employment agreements is described under the section "Executive Compensation—Potential Payments Upon Termination or Change in Control."

Deductibility Cap on Executive Compensation

        The Compensation Committee is aware that Section 162(m) of the Internal Revenue Code of 1986, as amended, treats certain elements of executive compensation in excess of $1,000,000 a year as an expense not deductible by the Company for federal income tax purposes. Payments in excess of the $1,000,000 limit will be deductible if they meet the definition of "performance-based compensation" as defined in Section 162(m). However, certain payments made to the Named Executive Officers will not qualify as performance-based compensation under Section 162(m). The Compensation Committee reserves the right to pay compensation that may be non-deductible to the Company if it determines that it would be in the best interests of the Company. Based on the Company's current tax situation, compliance with Section 162(m) is not a significant concern.

Director and Officer Stock Ownership Guidelines

        In September 2008, we adopted Stock Ownership Guidelines in order to further the investment of our non-management directors, executive officers, and Senior Vice Presidents in the success of the

Company and to encourage a long-term perspective in managing the Company. The stock ownership requirements are:

Position	Minimum Ownership Requirements (Number of Share Equivalents)
Chairman	2,500,000
President and Chief Executive Officer	2,500,000
Chief Operating Officer	1,000,000
Senior Executive Vice Presidents	1,000,000
Executive Vice Presidents	500,000
Senior Vice Presidents	200,000
Non-Management Directors	200,000

        Non-management directors that are not subject to election by the holders of our common stock and those directors designated by Jean Coutu Group are not subject to the Stock Ownership Guidelines. As of April 26, 2012, the non-management directors not subject to the Stock Ownership Guidelines were Messrs. John M. Baumer, François Coutu and Michel Coutu.

        The non-management directors, executive officers and Senior Vice Presidents who are subject to our Stock Ownership Guidelines have five years from September 18, 2008 to meet the stock ownership requirements, whereas newly appointed or promoted executives and newly elected non-management directors have five years from the time they are appointed, promoted or elected, as the case may be, to meet the stock ownership requirements. Currently we are compliant, with over 89% of those subject to the stock ownership guidelines, including all named executive officers and directors, already achieving the minimum holding ownership requirement prior to their fifth anniversary.

        For the purposes of determining stock ownership levels, the following forms of equity interests in the Company are included

  •
  Shares owned outright by the participant or his or her immediate family members residing in the same household;

  •
  Restricted stock and restricted stock units whether or not vested; and

  •
  Shares underlying Rite Aid stock options whether or not vested.

        Restricted stock and restricted stock units, whether or not vested and shares owned count as one (1) share equivalent per share beneficially owned and stock options whether or not vested count as one-half (.5) share equivalent per stock option.

        The Compensation Committee is responsible for interpreting and administering the Stock Ownership Guidelines, and may, from time to time, reevaluate and revise the Stock Ownership Guidelines, including when there are changes to the Company's capital structure or where implementation of the Stock Ownership Guidelines would cause a non-management director, executive officer or Senior Vice President to incur a hardship due to his or her unique financial circumstances.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Board of Directors has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

James L. Donald, Chair
Michel Coutu
Marcy Syms

 SUMMARY COMPENSATION TABLE

        The following summary compensation table sets forth the cash and non-cash compensation for the fiscal years ended March 3, 2012, February 26, 2011 and February 27, 2010, respectively, paid to or earned by (i) our principal executive officer, (ii) our principal financial officer and (iii) the other three most highly compensated executive officers of the Company (collectively, the "Named Executive Officers"). Fiscal Year 2012 "Salary" and "Total" reflect the 53 weeks in the fiscal year.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change In Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
John T. Standley	2012	1,019,231	—	2,066,728	3,087,370	4,485,559	38,186	280,483	10,977,556
(President & CEO)	2011	966,539	—	500,011	1,014,306	—	74,734	272,229	2,827,819
	2010	900,000	—	225,060	3,050,836	—	141,766	220,182	4,537,844
Frank G. Vitrano	2012	787,356	—	774,318	1,161,744	2,113,219	3,405	311,508	5,151,550
(Senior Executive VP,	2011	738,789	—	206,296	1,412,403	—	88,225	307,308	2,753,020
CAO & CFO)	2010	700,000	—	174,964	365,796	—	64,868	296,224	1,601,852
Kenneth A. Martindale	2012	787,356	—	774,318	1,161,744	2,107,339	18,582	293,049	5,142,387
(Senior Executive VP,	2011	704,539	—	206,296	1,412,403	—	43,526	263,140	2,629,904
COO)	2010	600,000	—	150,040	313,551	—	25,544	237,196	1,326,331
Brian R. Fiala	2012	490,000	—	672,638	235,176	732,715	25,836	139,153	2,295,517
(Executive VP, Human	2011	471,064	—	100,152	735,702	—	—	144,766	1,451,684
Resources)	2010	457,600	—	97,216	587,250	—	—	134,935	1,277,001
Marc A. Strassler	2012	439,029	—	660,858	210,658	656,464	29,595	219,450	2,216,055
(Executive VP, General Counsel)(1)

(1)
Mr. Strassler, who has served the Company in his position since fiscal year 2010, first became a Named Executive Officer in fiscal year 2012.

(2)
The amounts reported reflect the aggregate grant date fair value of each award computed in accordance with FASB ASC Topic 718. For information regarding the assumptions used in determining the fair value of an award, please refer to Note 13 of the Company's Annual Report on Form 10-K as filed with the SEC on April 24, 2012, and Note 14 of the Company's Annual Report on Form 10-K as filed with the SEC on April 26, 2011 and Note 15 of the Company's Annual Report on Form 10-K as filed with the SEC on April 28, 2010, as applicable.

(3)
The amounts in the "Non-Equity Incentive Plan Compensation" column consists of the following:

Name	Annual Cash Incentive Bonus for Performance in the Applicable Fiscal Year ($)	FY 2010 - 2012 Long-Term Cash Incentive Units Vested in the Applicable Fiscal Year Based on Performance ($)(A)	FY 2012 - 2014 Long-Term Cash Incentive Units Earned in the Applicable Fiscal Year Based on Performance ($)(B)
Mr. Standley	3,258,039	52,920	1,174,600
Mr. Vitrano	1,573,022	41,160	499,037
Mr. Martindale	1,573,022	35,280	499,037
Mr. Fiala	469,896	22,865	239,954
Mr. Strassler	421,016	20,496	214,952

(A)
Represents amounts in respect of long-term cash incentive units that became vested in fiscal year 2012, based on achievement of cumulative adjusted EBITDA targets for each of fiscal years 2010, 2011 and 2012.

(B)
Represents amounts that were earned in fiscal year 2012 based on achievement of an adjusted EBITDA target for fiscal year 2012. These amounts are not yet payable to the Named Executive Officers. These amounts will vest and become payable in 2014, provided that the Named Executive Officer remains employed through June 27, 2014.

(4)
Represents above-market earnings (over 120% of the "applicable federal rate") under the Company's defined contribution supplemental executive retirement plans.

(5)
The amounts in the "All Other Compensation" column for fiscal 2012 consist of the following:

Name	401(k) Matching Contributions ($)	Supplemental Executive Retirement Plan Allocations ($)	Personal Use of Company Aircraft ($)(A)	Automobile Allowance ($)	Personal Financial Services ($)	Housing/ Transportation Expenses ($)(B)	Employer Paid Taxes ($)(C)
Mr. Standley	9,800	240,000	14,533	12,000	4,150	—	—
Mr. Vitrano	9,800	184,050	1,884	12,000	4,500	53,578	45,696
Mr. Martindale	9,800	184,050	8,881	12,000	3,544	44,296	30,478
Mr. Fiala	9,800	114,816	—	12,000	2,537	—	—
Mr. Strassler	9,800	102,626	—	12,000	1,200	50,590	43,233

(A)
With respect to personal use of aircraft, the Company determines the incremental cost of an officer's aircraft usage by calculating the variable flight-hour cost associated with the particular aircraft. Variable cost in general includes fuel, landing fees, maintenance costs per flight, per hour and catering.

(B)
Each of Messrs. Vitrano, Martindale and Strassler is reimbursed for certain housing and transportation expenses pursuant to his respective employment agreement. The Company determines the incremental cost of said expenses based on the out of pocket amounts paid for rent, utilities and travel.

(C)
Figures in this column represent $45,696 for Mr. Vitrano, $30,478 for Mr. Martindale and $43,233 for Mr. Strassler for Company-paid taxes related to housing and transportation expenses reimbursed by the Company pursuant to their respective employment agreements.

GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL 2012

        The following table summarizes grants of plan-based awards made to Named Executive Officers during our fiscal year ended March 3, 2012.

												Grant Date Fair Value of Stock and Option Awards ($)(4)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards ($/Sh)
									All Other Stock Awards (#)(2)	All Other Option Awards (#)(3)
Name	Committee Action Date	Grant Date	Threshold 50% ($)	Target 100% ($)	Max 200%($)	Threshold (#)	Target (#)	Max (#)
John T. Standley		—	1,000,000	2,000,000	4,000,000	—	—	—	—	—	—	—
	6/22/2011	6/27/2011	350,000	700,000	1,400,000	—	—	—	1,666,716	3,765,085	1.24	5,154,098
Frank G. Vitrano		—	482,813	965,625	1,931,250	—	—	—	—	—	—	—
	6/22/2011	6/27/2011	148,700	297,400	594,800	—	—	—	624,450	1,416,761	1.24	1,936,062
Kenneth A. Martindale		—	482,813	965,625	1,931,250	—	—	—	—	—	—	—
	6/22/2011	6/27/2011	148,700	297,400	594,800	—	—	—	624,450	1,416,761	1.24	1,936,062
Brian R. Fiala		—	144,227	288,453	576,906	—	—	—	—	—	—	—
	6/22/2011	6/27/2011	71,500	143,000	286,000	—	—	—	542,450	286,800	1.24	907,814
Marc A. Strassler		—	131,325	262,650	525,300	—	—	—	—	—	—	—
	6/22/2011	6/27/2011	64,050	128,100	256,200	—	—	—	532,950	256,900	1.24	871,516

(1)
The first amount for each Named Executive Officer relates to an annual cash incentive bonus, as discussed in the Compensation Discussion and Analysis under the caption "Cash Incentive Bonuses." On June 27, 2011, each Named Executive Officer received a grant of performance based units that will be earned based upon the achievement of an Adjusted EBITDA goal for fiscal year 2012. Vesting for the performance units will occur, provided the performance target has been met, on March 1, 2014 (the end of the Company's fiscal year 2014), provided that the Named Executive Officer is continuously employed at the Company through the date of the earnings release for fiscal year 2014. The award payout will be equivalent to $1.00 for each unit earned.

(2)
On June 27, 2011, the Named Executive Officers received a grant of restricted stock, as described in the Compensation Discussion and Analysis, under the caption "Components of Executive Compensation for Fiscal Year 2012—Restricted Stock." These restricted shares will vest as follows based on continued employment:

Name	Restricted Shares (#)	Vesting Schedule
Mr. Standley	450,500	One-third on each of first three anniversaries of grant date
	1,216,216	One half on each of third and fourth anniversaries of grant date
Mr. Vitrano	174,000	One-third on each of first three anniversaries of grant date
	450,450	One half on each of third and fourth anniversaries of grant date
Mr. Martindale	174,000	One-third on each of first three anniversaries of grant date
	450,450	One half on each of third and fourth anniversaries of grant date
Mr. Fiala	92,000	One-third on each of first three anniversaries of grant date
	450,450	One half on each of third and fourth anniversaries of grant date
Mr. Strassler	82,500	One-third on each of first three anniversaries of grant date
	450,450	One half on each of third and fourth anniversaries of grant date
(3)
On June 27, 2011, the Named Executive Officers received a grant of stock options, as described in the Compensation Discussion and Analysis, under the caption "Components of Executive Compensation for Fiscal Year 2012—Stock Options." These stock options will vest as follows based on continued employment:

Name	Stock Options (#)	Vesting Schedule
Mr. Standley	1,403,500	One-fourth on each of the first four anniversaries of grant date
	2,361,585	One-half on each of the third and fourth anniversaries of grant date
Mr. Vitrano	542,100	One-fourth on each of the first four anniversaries of grant date
	874,661	One-half on each of the third and fourth anniversaries of grant date
Mr. Martindale	542,100	One-fourth on each of the first four anniversaries of grant date
	874,661	One-half on each of the third and fourth anniversaries of grant date
Mr. Fiala	286,800	One-fourth on each of the first four anniversaries of grant date
Mr. Strassler	256,900	One-fourth on each of the first four anniversaries of grant date
(4)
Represents the grant date fair value, measured in accordance with FASB ASC Topic 718 of stock and option awards made in fiscal year 2011. Grant date fair values are calculated pursuant to assumptions set forth in Note 13 of the Company's 2012 Annual Report on Form 10-K filed with the SEC on April 24, 2012.

 EXECUTIVE EMPLOYMENT AGREEMENTS

        Rite Aid has entered into employment agreements with each of the Named Executive Officers, the material terms of which are described below.

  •
  Mr. Standley serves as Chief Executive Officer;

  •
  Mr. Vitrano serves as Senior Executive Vice President, Chief Financial Officer and Chief Administrative Officer;

  •
  Mr. Martindale serves as Senior Executive Vice President and Chief Operating Officer;

  •
  Mr. Fiala serves as Executive Vice President, Human Resources; and

  •
  Mr. Strassler serves as Executive Vice President, General Counsel and Secretary.

        Term.    The term of each executive's employment commenced on the effective date of his or her employment agreement, as follows: Mr. Standley, September 24, 2008 (as amended and restated as of January 21, 2010); Mr. Vitrano, September 24, 2008; Mr. Martindale, December 3, 2008; Mr. Fiala, June 26, 2007 and Mr. Strassler, March 9, 2009. Unless earlier terminated, the initial term of each employment agreement will expire on its second anniversary, other than in the case of Mr. Standley, whose agreement will terminate on the date that is three years following June 23, 2010 (each such period, the "Initial Term"). Each agreement will automatically renew for successive one year terms (each, a "Renewal Term"), unless either the executive or Rite Aid provides the other with notice of non-renewal at least 180 days (120 days in the case of Mr. Fiala) prior to the expiration of the Initial Term or a Renewal Term, as applicable.

        Salary and Incentive Bonus.    The respective agreements provide each executive with a base salary and incentive compensation (which may be reviewed periodically for increase by the Compensation Committee). The current base salary and incentive compensation amounts are set forth below:

  •
  Mr. Standley is currently entitled to an annual base salary of $1,000,000. If Rite Aid's performance meets certain targets in the future, Mr. Standley may receive an annual bonus that, if awarded, will equal or exceed 200% of his annual base salary then in effect.

  •
  Mr. Vitrano is currently entitled to an annual base salary of not less than $795,675. If Rite Aid's performance meets certain targets in the future, Mr. Vitrano may receive an annual incentive bonus that, if awarded at 100% of target, will equal 125% of his annual base salary then in effect.

  •
  Mr. Martindale is currently entitled to an annual base salary of not less than $795,675. If Rite Aid's performance meets certain targets in the future, Mr. Martindale may receive an annual incentive bonus that, if awarded at 100% of target, will equal or exceed 125% of his annual base salary then in effect.

  •
  Mr. Fiala is currently entitled to receive an annual base salary of not less than $490,370. If Rite Aid's performance meets certain targets in the future, Mr. Fiala may receive an annual incentive bonus that, if awarded at 100% of target, will equal 60% of his annual base salary then in effect.

  •
  Mr. Strassler is currently entitled to an annual base salary of not less than $441,515. If Rite Aid's performance meets certain targets in the future, Mr. Strassler may receive an annual incentive bonus that, if awarded at 100% of target, will equal 60% of his annual base salary then in effect.

        Other Benefits.    Pursuant to their employment agreements, each of the Named Executive Officers is also entitled to participate in Rite Aid's welfare benefits, fringe benefit and perquisite programs and savings plans.

        Restrictive Covenants.    The employment agreement of each Named Executive Officer prohibits the officer from competing with Rite Aid during his or her employment period and for a period of one year, or with respect to Messrs. Fiala and Strassler, two years, thereafter.

        Termination and Change in Control Benefits.    The provisions of the employment agreements relating to termination of employment are described under the caption "Potential Payments Upon Termination or Change in Control" below.

OUTSTANDING EQUITY AWARDS AT FISCAL 2012 YEAR-END

        The following table summarizes the number of securities underlying outstanding equity awards for the Named Executive Officers as of March 3, 2012:

	Option Awards						Stock Awards
Name	Date of Grant	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: # of Unearned Shares or Units That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Shares or Units of Stock That Have Not Vested ($)
John T. Standley	9/24/2008	2,625,000	875,000	—	0.96	9/24/2018	—	—
	10/2/2008	126,600	42,200	—	0.89	10/2/2018	—	—
	6/25/2009	290,300	290,300	—	1.24	6/25/2019	60,500	101,035
	1/21/2010	1,277,500	1,277,500	—	1.52	1/21/2020	—	—
	6/23/2010	357,150	1,071,450	—	1.07	6/23/2020	311,533	520,260
	6/27/2011	—	3,765,085	—	1.24	6/27/2021	1,666,716	2,783,416
Frank G. Vitrano	9/24/2008	1,050,000	350,000	—	0.96	9/24/2018	—	—
	10/2/2008	98,475	32,825	—	0.89	10/2/2018	—	—
	6/25/2009	225,800	225,800	—	1.24	6/25/2019	47,033	78,545
	6/23/2010	497,325	1,491,975	—	1.07	6/23/2020	128,533	214,650
	6/27/2011	—	1,416,761	—	1.24	6/27/2021	624,450	1,042,832
Kenneth A. Martindale	12/3/2008	800,250	266,750	—	0.47	12/3/2018	—	—
	6/25/2009	193,550	193,550	—	1.24	6/25/2019	40,333	67,356
	6/23/2010	497,325	1,491,975	—	1.07	6/23/2020	128,533	214,650
	6/27/2011	—	1,416,761	—	1.24	6/27/2021	624,450	1,042,832
Brian R. Fiala	6/26/2007	246,211	—	—	6.07	6/26/2017	—	—
	10/2/2008	130,200	43,400	—	0.89	10/2/2018	—	—
	6/25/2009	362,500	362,500	—	1.24	6/25/2019	26,133	43,642
	6/23/2010	259,050	777,150	—	1.07	6/23/2020	62,400	104,208
	6/27/2011		286,800	—	1.24	6/27/2021	542,450	905,892
Marc A. Strassler	4/7/2009	375,000	375,000	—	0.40	4/7/2019	—	—
	6/25/2009	112,400	112,400	—	1.24	6/25/2019	23,433	39,133
	6/23/2010	63,475	190,425	—	1.07	6/23/2020	55,400	92,518
	6/27/2011	—	256,900	—	1.24	6/27/2021	532,950	890,027

(1)
Refer to "Potential Payments Upon Termination or Change in Control," below for circumstances under which the terms of the vesting of equity awards would be accelerated.

(2)
Except with respect to stock options granted on June 27, 2011 which have the vesting schedule described in footnote (3) to the "Grants of Plan-Based Awards Table for Fiscal 2012" on page 61 above, these stock options will generally vest in equal installments on each of the first four anniversaries of the grant date, based on continued employment. With respect to the restricted stock awards listed, other than the restricted shares granted on June 27, 2011 which have the vesting schedule described in footnote (2) to the "Grants of Plan-Based Awards Table for Fiscal 2012" on page 61 above, one-third of the restricted shares will vest on each of the first three anniversaries of the grant date, based on continued employment.

(3)
Determined with reference to $1.67, the closing price of a share of Rite Aid common stock on the last trading day before March 3, 2012.

OPTIONS EXERCISES AND STOCK VESTED TABLE FOR FISCAL 2012

        The following table summarizes for each Named Executive Officer the stock option exercises and shares vested during fiscal year 2012:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John T. Standley	—	—	233,300	$271,540
Frank G. Vitrano	—	—	124,533	$144,600
Kenneth A. Martindale	—	—	111,366	$131,711
Brian R. Fiala	—	—	74,866	$85,046
Marc A. Strassler	—	—	51,133	$60,529

 NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2012

        The following table provides information concerning the non-qualified defined contribution and deferred compensation of each of the Named Executive Officers in the 2012 fiscal year:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
John T. Standley(1)	—	240,000	48,235	—	918,175
Frank G. Vitrano(1)	—	184,050	12,315	—	769,269
Kenneth A. Martindale(1)	—	184,050	25,372	—	624,110
Brian R. Fiala(1)	—	114,816	32,040	—	552,442
Marc A. Strassler(1)	—	102,626	33,129	—	348,144

(1)
Amounts shown relate to a defined contribution supplemental executive retirement plan covering the Named Executive Officers. Please refer to the Compensation Discussion and Analysis under the caption "Post-Retirement Benefits" for a description of the material terms of this plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        As discussed above under the caption "Executive Employment Agreements," the Company has entered into employment agreements with each of the Named Executive Officers. Upon written notice, the employment agreement of each of the Named Executive Officers is terminable by either Rite Aid or the individual officer seeking termination.

        Pursuant to his employment agreement with the Company, if Mr. Standley is terminated by the Company without "cause," if he terminates his employment for "good reason" (as such terms are defined in his employment agreement) or if the Company provides a notice of nonrenewal at least 180 days prior to the expiration of his employment agreement, a "Company Nonrenewal," and such Company Nonrenewal occurs within six months of a change in control, then he will be entitled to receive:

  •
  an amount equal to two times the sum of his annual base salary and target bonus in severance (one times the sum in the case of a Company Nonrenewal), a pro-rata bonus for the fiscal year of termination and any accrued but unpaid salary and benefits. The severance amount is payable in installments over the two year period (one year upon a Company Nonrenewal) following the termination;

  •
  continued health benefits for two years following the termination (one year in the case of a Company Nonrenewal); and

  •
  all outstanding stock options will immediately vest and be exercisable, generally, for a period of one year following the termination of employment and the restrictions on the restricted common stock will immediately lapse to the extent the options would have vested and restrictions would have lapsed had the officer remained employed by Rite Aid for three years (one year in the case of a Company Nonrenewal) following the termination.

        If Rite Aid terminates Mr. Standley for "cause," or he terminates his employment without "good reason":

  •
  Rite Aid shall pay Mr. Standley all accrued but unpaid salary and benefits;

  •
  any portion of any then-outstanding stock option grant that was not exercised prior to the date of termination will immediately terminate (provided that if the officer terminates his or her employment without good reason, any options that have vested and become exercisable prior to the date of termination will generally remain exercisable for a period of 90 days); and

  •
  any portion of any restricted stock award, or other equity incentive award, as to which the restrictions have not lapsed or as to which any other conditions were not satisfied prior to the date of termination will be forfeited.

        If the employment of Mr. Standley is terminated as a result of his death or "disability" (as such term is defined in his employment agreement), he (or his estate as the case may be) will be entitled to receive all accrued but unpaid salary and benefits payable under death or disability benefit plans in which he participates, a pro-rata bonus (paid at the same time it is paid to other eligible participants in the bonus plan and based on actual achievement of performance targets for the fiscal year), continued health insurance (or reimbursement for the cost of such benefits) for two years for Mr. Standley and/or his immediate family, as applicable, vesting of all stock options and vesting of an amount of restricted stock that would have vested had he remained employed for three years following the date of termination.

        Pursuant to their employment agreements with the Company, if any of Messrs. Martindale, Vitrano, Fiala, and Strassler is terminated by Rite Aid without "cause" or if such officer's employment is terminated by the officer for "good reason" (as such terms are defined in the applicable employment agreement), then the officer will be entitled to receive:

  •
  an amount equal to two times the sum of the annual base salary and (other than Messrs. Fiala and Strassler) target bonus in severance, a pro-rata bonus for the fiscal year of termination for all officers other than Mr. Fiala and any accrued but unpaid salary and benefits. The severance amount is payable in installments over the two year period following the termination;

  •
  continued health benefits for two years following the termination; and

  •
  all outstanding stock options will immediately vest and be exercisable, generally, for a period of 90 days following the termination of employment and the restrictions on the restricted common stock will immediately lapse to the extent the options would have vested and restrictions would have lapsed, in each case, had the officer remained employed by Rite Aid for two years following the termination.

        If Rite Aid terminates any of the Named Executive Officers for "cause," or if any of the Named Executive Officers terminates his or her employment without "good reason" (with the exception of Mr. Standley, whose termination provisions are described above):

  •
  Rite Aid shall pay the officer all accrued but unpaid salary and benefits;

  •
  any portion of any then-outstanding stock option grant that was not exercised prior to the date of termination will immediately terminate (provided that if the officer terminates his or her employment without good reason, any options that have vested and become exercisable prior to the date of termination will generally remain exercisable for a period of 90 days); and

  •
  any portion of any restricted stock award, or other equity incentive award, as to which the restrictions have not lapsed or as to which any other conditions were not satisfied prior to the date of termination will be forfeited.

        If the employment of any of the Named Executive Officers (other than Mr. Standley whose benefits upon such termination are described above) is terminated as a result of death or "disability" (as such term is defined in each employment agreement), the officer will be entitled to receive all accrued but unpaid salary and benefits payable under death or disability benefit plans in which the officer participates, continued health insurance (or reimbursement for the cost of such benefits) for two years for the officer and/or his immediate family, as applicable (other than Messrs. Fiala and Strassler who will receive continued coverage for one year), vesting of all stock options and vesting of an amount of restricted stock that would have vested had the officer remained employed for two years following the date of termination. Messrs. Vitrano and Martindale will also be entitled to receive a pro-rata bonus, based on actual achievement of performance targets for the fiscal year, that is paid at the same time that it is paid to other eligible participants in the bonus plan.

        Upon the termination of employment of any of the Named Executive Officers, the officer would generally become entitled to receive a distribution of his or her vested account balance under the nonqualified deferred compensation plans maintained by the Company. Pursuant to applicable tax regulations, any such distributions will generally be delayed for a period of six months following the Named Executive Officer's separation from service. The account balance of each Named Executive Officer is shown in the "Nonqualified Deferred Compensation for Fiscal 2012" table above.

  Change in Control Arrangements.

        Under Employment Agreements.    Under Mr. Standley's employment agreement, upon a change in control, all of his stock options awarded pursuant to his employment agreement and all stock options awarded pursuant to the Company's executive equity program then held by him shall immediately vest and be exercisable. Severance benefits would not be triggered pursuant to a change in control unless it is followed by Mr. Standley's termination of employment under the circumstances described above.

        Under Messrs. Vitrano's, Martindale's and Strassler's respective employment agreements, upon a change in control, the stock options awarded pursuant to the officer's employment agreement would immediately vest and be exercisable. Under Mr. Fiala's employment agreement, upon a change in control, the stock options awarded pursuant to the employment agreement would immediately vest and be exercisable and any restrictions on restricted stock awarded pursuant to the employment agreement would immediately lapse. Severance benefits would not be triggered pursuant to a change in control unless it is followed by either Mr. Vitrano's, Mr. Martindale's, Mr. Fiala's or Mr. Strassler's termination of employment, respectively, under the circumstances described above.

        For purposes of the employment agreements with the Named Executive Officers, where applicable, the term "change in control" generally means an acquisition of 35% (25% in the case of Mr. Fiala) or more of the Company's combined voting power; the incumbent directors (generally including current directors and future directors whose election or nomination is approved by the Board) ceasing to constitute a majority of the Board; the consummation of a merger or similar transaction, other than (i) such a transaction in which the voting securities outstanding immediately prior to such transaction continue to represent at least 60% of the voting power of the Company immediately after the transaction or (ii) a recapitalization or similar transaction in which no person becomes the beneficial owner of 35% (25% in the case of Mr. Fiala) or more of the Company's combined voting power; or the stockholders approve a plan of complete liquidation or dissolution of the Company.

        Each employment agreement provides that the Named Executive Officer will receive an additional payment to reimburse the officer for any excise taxes imposed pursuant to Section 4999 of the Internal Revenue Code, together with reimbursement for any additional taxes incurred by reason of such payments.

        Under Rite Aid's Equity Program.    Pursuant to the terms of the Company's equity program, unless otherwise provided in a Named Executive Officer's employment agreement or individual award agreement, if outstanding equity awards are assumed or substituted in connection with a change in control, the change in control will not cause the vesting of such awards to accelerate unless the change in control is followed by a qualifying termination of employment within the 24 month period following the change in control. All outstanding equity awards granted pursuant to the Company's equity program that are not assumed or substituted in connection with a change in control will become fully vested and exercisable, free of applicable restrictions, and all performance criteria will be deemed to have been achieved at target levels, upon the occurrence of the change in control.

        For purposes of Rite Aid's equity program, a "change in control" means, in general: (i) a person or entity acquires securities of Rite Aid representing 50% or more of the combined voting power of Rite Aid; (ii) an unapproved change in the majority membership of the Board; (iii) consummation of a merger or consolidation of Rite Aid or any subsidiary of Rite Aid, other than a merger or consolidation that results in the Rite Aid voting securities continuing to represent at least 60% of the combined voting power of the surviving entity or its parent, or a merger or consolidation effected to implement a recapitalization or similar transaction involving Rite Aid in which no person or entity acquires at least 35% of the combined voting power of Rite Aid; or (iv) stockholder approval of a plan of complete liquidation or dissolution of Rite Aid or the consummation of an agreement for the sale or disposition of all or substantially all of Rite Aid's assets, other than a sale or disposition to an entity, at least 60% of the combined voting power of which is owned by Rite Aid stockholders in substantially the same proportions as their ownership of Rite Aid immediately prior to such sale. For more information regarding the equity program, refer to the Compensation Discussion and Analysis under the caption "Long-Term Incentive Program."

        Under Rite Aid's Supplemental Retirement Plan.    The unvested account balance of the supplemental executive retirement plan in which Messrs. Standley, Martindale, Vitrano, Fiala and Strassler participate will vest upon a change in control of the Company as defined in the supplemental executive retirement plan, only if such Named Executive Officer is involuntarily terminated without cause within twelve months of the change in control. For more information regarding the supplemental executive retirement plan, refer to the Compensation Discussion and Analysis under the caption "Post-Retirement Benefits."

Quantification

        The termination and change in control payments that would have been made to the Named Executive Officers had their employment been terminated as of March 3, 2012 under the circumstances described in the tables below are quantified in the tables below.

John T. Standley	Death ($)	Disability ($)	Change in Control ($)		Termination by the Company Without Cause or by the Executive for Good Reason ($)(a)
2 × Base Salary	N/A	N/A	N/A		2,000,000
2 × Bonus	N/A	N/A	N/A		4,000,000
Pro-Rated Bonus for Past Fiscal Year	3,258,039	3,258,039	N/A		3,258,039
FY2012 - 2014 Long-Term Cash Incentive Units Earned in Current Fiscal Year	N/A	N/A	1,174,600		1,174,600
Benefits 2 Years	29,240	29,240	N/A		29,240
SERP Vesting	542,624	542,624	542,624		542,624
Vesting of Options and Restricted Stock(1)	5,621,649	4,963,032	6,637,189	(2)	4,963,032
280G Gross Up	N/A	N/A	N/A		3,639,000	(b)

(a)
As discussed above, in the event of a Company Nonrenewal, Mr. Standley's termination payments are as follows: (i) severance is equal to 1x base salary and bonus, plus a pro-rated bonus; (ii) health benefits will continue for one year; (iii) the unvested account balance in his SERP will vest; and (iv) options will vest and become exercisable and the restricted with respect to awards of restricted stock will lapse to the extent such options would have become vested and exercisable or such restrictions would have lapsed had Mr. Standley remained employed for one year. If a Company Nonrenewal occurs within six months of a change in control, the severance formula is the same as termination by the Company without Cause or by Mr. Standley for Good Reason, as reflected in the table.

(b)
This payment is shown under the assumption that the termination occurred on or after a change in control.

Frank G. Vitrano	Death ($)	Disability ($)	Change in Control ($)		Termination by the Company Without Cause or by the Executive for Good Reason ($)
2 × Base Salary	N/A	N/A	N/A		1,545,000
2 × Bonus	N/A	N/A	N/A		1,931,250
Pro-Rated Bonus for Past Fiscal Year	1,573,022	1,573,022	N/A		1,573,022
FY2012 - 2014 Long-Term Cash Incentive Units Earned in Current Fiscal Year	N/A	N/A	499,037		499,037
Benefits 2 Years	28,489	28,489	N/A		28,489
SERP Vesting	439,713	439,713	439,713		439,713
Vesting of Options and Restricted Stock(1)	2,362,507	1,571,456	3,123,223	(2)	1,571,456
280G Gross Up	N/A	N/A	N/A		2,067,000	(a)

(a)
This payment is shown under the assumption that the termination occurred on or after a change in control.

Kenneth A. Martindale	Death ($)	Disability ($)	Change in Control ($)		Termination by the Company Without Cause or by the Executive for Good Reason ($)
2 × Base Salary	N/A	N/A	N/A		1,545,000
2 × Bonus	N/A	N/A	N/A		1,931,250
Pro-Rated Bonus for Past Fiscal Year	1,573,022	1,573,022	N/A		1,573,022
FY2012 - 2014 Long-Term Cash Incentive Units Earned in Current Fiscal Year	N/A	N/A	499,037		499,037
Benefits 2 Years	11,694	11,694	N/A		11,694
SERP Vesting	390,855	390,855	390,855		390,855
Vesting of Options and Restricted Stock(1)	2,383,447	1,592,396	3,144,163	(2)	1,592,396
280G Gross Up	N/A	N/A	N/A		1,905,000	(a)

(a)
This payment is shown under the assumption that the termination occurred on or after a change in control.

Brian R. Fiala	Death ($)	Disability ($)	Change in Control ($)		Termination by the Company Without Cause or by the Executive for Good Reason ($)
2 × Base Salary	N/A	N/A	N/A		961,510
2 × Bonus	N/A	N/A	N/A		N/A
Pro-Rated Bonus for Past Fiscal Year	469,896	469,896	N/A		469,896
FY2012 - 2014 Long-Term Cash Incentive Units Earned in Current Fiscal Year	N/A	N/A	239,954		239,954
Benefits 2 Years	27,522	27,522	N/A		27,522
SERP Vesting	264,064	264,064	264,064		264,064
Vesting of Options and Restricted Stock(1)	1,029,619	812,527	1,790,153	(2)	812,527
280G Gross Up	N/A	N/A	N/A		577,000	(a)

Marc A. Strassler	Death ($)	Disability ($)	Change in Control ($)		Termination by the Company Without Cause or by the Executive for Good Reason ($)
2 × Base Salary	N/A	N/A	N/A		861,492
2 × Bonus	N/A	N/A	N/A		N/A
Pro-Rated Bonus for Past Fiscal Year	421,016	421,016	N/A		421,016
FY2012 - 2014 Long-Term Cash Incentive Units Earned in Current Fiscal Year	N/A	N/A	214,952		214,952
Benefits 2 Years	1,895	1,895	N/A		1,895
SERP Vesting	221,585	221,585	221,585		221,585
Vesting of Options and Restricted Stock(1)	972,805	879,487	1,732,897	(2)	879,487
280G Gross-up	N/A	N/A	N/A		—

(1)
The value of stock options shown is based on the excess of $1.67, the closing price of a share of Rite Aid common stock on the last trading day before March 3, 2012, over the exercise price of such options, multiplied by the number of unvested stock options held by the officer that would become vested under the applicable circumstances. The value of restricted stock shown is determined by multiplying $1.67, the closing price of a share of Rite Aid common stock on the last trading day before March 3, 2012 and the number of shares of restricted stock held by the officer that would become vested under the applicable circumstances.

(2)
The value is shown under the assumption that outstanding stock options and restricted stock awards are not assumed or substituted in the change in control transaction, resulting in full vesting upon the change in control, as described above in the "Potential Payments Upon Termination or Change in Control—Change in Control Arrangements" narrative.

AUDIT COMMITTEE REPORT

        The Board of Directors has adopted a written charter of the Audit Committee which further describes the role of the Audit Committee. The Audit Committee, among other things, appoints and engages our independent registered public accounting firm and oversees our financial reporting and internal control over financial reporting processes on behalf of the Board. Management has the primary responsibility for our financial statements, our accounting principles and our internal control over financial reporting. Our independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. Our independent registered public accounting firm also is responsible for expressing an opinion on the effectiveness of our internal control over financial reporting.

        In fulfilling its oversight responsibilities, the Audit Committee met eight times during fiscal year 2012.

        During those meetings the Audit Committee:

  •
  Met with our internal auditors and independent registered public accounting firm, with and without management present, to discuss the overall scope and plans for their respective audits, the results of their examinations, their evaluations of our internal control over financial reporting and the overall quality of our financial reporting.

  •
  Reviewed and discussed with management and our independent registered public accounting firm, for their respective purposes, the audited financial statements included in our Annual Report on Form 10-K for fiscal 2012. The discussions included the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements and the Annual Report on Form 10-K for fiscal 2012.

  •
  Reviewed the unaudited interim financial statements and Forms 10-Q prepared each quarter by the Company.

  •
  Received management representations that the Company's financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

  •
  Reviewed and updated the Audit Committee charter.

  •
  Reviewed and discussed with our independent registered public accounting firm those matters required to be communicated by the standards of the Public Company Accounting Oversight Board ("PCAOB"), as well as critical accounting policies and practices, alternative accounting treatments, and other material written communications between management and our independent registered public accounting firm, as required by Rule 2-07 of Regulation S-X under the Securities Exchange Act of 1934, as amended.

  •
  Discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB in Rule 3200T.

  •
  Discussed with our independent registered public accounting firm matters relating to their independence and received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence. The Audit Committee has considered whether the level of non-audit related services provided by our independent registered public accounting firm is consistent with maintaining their independence.

  •
  Pre-approved audit, other audit-related and tax services performed by our independent registered public accounting firm.

        In addition to pre-approving the audit and other audit-related and tax services performed by our independent registered public accounting firm, the Audit Committee requests fee estimates associated with each proposed service. Providing a fee estimate for a service incorporates appropriate oversight and control of the independent registered public accounting firm relationship. On a quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date against pre-approved services and fee estimates.

        As outlined in the table below, we incurred the following fees, including expenses billed to the Company for the fiscal years ended March 3, 2012 and February 26, 2011 by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates.

	Year Ended
Description of Fees	Mar. 3, 2012	Feb. 26, 2011
	(Amounts in millions)
Audit Fees, including audit of annual financial statements and reviews of interim financial statements, registration statement filings and comfort letters related to various refinancing activities	$2.3	$2.4
Audit-Related Fees, audits of employee benefit plans' financial statements	$0.2	0.2
Tax Fees, tax compliance advice and planning	$0.0	0.1
All Other Fees, audit services related to common area maintenance	$0.1	0.0
Total	$2.6	$2.7

        Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 3, 2012 for filing with the SEC.

David R. Jessick, Chair
François J. Coutu
Michael N. Regan

 EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information as of March 3, 2012, with respect to the compensation plans under which our common stock may be issued:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Further Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	66,956,376	$1.50	7,856,023	(3)
Equity compensation plans not approved by stockholders(1)	6,842,113	$2.47	—
Total(2)	73,798,489	$1.52	7,856,023	(3)

(1)
These plans include the Company's 1999 Plan, under which 10,000,000 shares of common stock are authorized for the granting of stock options at the discretion of the Compensation Committee, and the 2001 Plan, under which 20,000,000 shares of common stock are authorized for the granting of stock options, also at the discretion of the Compensation Committee. Both plans provide for the Compensation Committee to determine both when and in what manner options may be exercised; however, option terms may not extend for more than 10 years from the applicable date of grant. The plans provide that stock options may only be granted with exercise prices that are not less than the fair market value of a share of common stock on the date of grant. There are no securities remaining available for further issuance under either the 1999 Plan or the 2001 Plan.

(2)
On a fully diluted basis, which reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock, the number of shares outstanding was 954,680,630.

(3)
Of the 7,856,023 shares remaining, there are 1,764,188 shares available for the grant of awards other than stock options or stock appreciation rights.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires Rite Aid's executive officers, directors and persons who own more than 10% of Rite Aid common stock to file reports of ownership and changes in ownership with the SEC and the NYSE. Such persons are required by SEC regulations to furnish Rite Aid with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to Rite Aid, we have determined that during fiscal year 2012, no persons subject to Section 16(a) reporting submitted late filings, with the exception of one inadvertent late filing in which Mr. Martindale failed to timely report the surrender of 2,822 shares of Rite Aid stock to satisfy tax withholding obligations with respect to shares on which restrictions lapsed on December 3, 2011, but subsequently reported such transaction on a Form 4 filed on December 13, 2011.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth, as of April 26, 2012, certain information concerning the beneficial ownership of (a) each director, (b) each of our "Named Executive Officers" (as such term is defined in Item 402(a)(3) of Regulation S-K under the Exchange Act), (c) each holder known to us to beneficially own more than 5% of our common stock and (d) all directors and executive officers as a group (based on 899,062,805 shares of common stock outstanding as of April 26, 2012, plus the number of shares of common stock into which the outstanding shares of LGP preferred stock are convertible). Each of the persons named below has sole voting power and sole investment power with respect to the shares set forth opposite his or her name, except as otherwise noted.

Beneficial Owners	Number of Common Shares Beneficially Owned(1)		Percentage of Class
Named Executive Officers and Directors:
Joseph B. Anderson, Jr.	377,240	(2)	*
John M. Baumer	31,724,010	(3)	3.41%
François J. Coutu	219,539	(4)	*
Michel Coutu	219,539	(5)	*
James Donald	257,240	(6)	*
Brian Fiala	2,200,696	(7)	*
David Jessick	237,240	(8)	*
Ken Martindale	2,997,334	(9)	*
Michael Regan	277,240	(10)	*
Mary F. Sammons	5,897,348	(11)	*
John T. Standley	7,642,716	(12)	*
Marc Strassler	1,507,466	(13)	*
Marcy Syms	377,240	(14)	*
Frank Vitrano	3,382,970	(15)	*
All Executive Officers and Directors 18 persons	61,171,100		6.44%
5% Stockholders:
The Jean Coutu Group (PJC), Inc	178,401,162	(16)	19.17%
530 Bériault Street
Longueuil, Quebec J4G 1S8

*
Percentage less than 1% of class.

(1)
Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act, thereby including options exercisable as of June 24, 2012.

(2)
This amount includes 200,000 shares which may be acquired within 60 days by exercising stock options and 137,240 restricted stock units that have vested or will vest on June 23, 2012 at which time said units will be payable in shares of common stock when Mr. Anderson leaves the Board.

(3)
This amount represents 61,539 shares of restricted stock units that have vested or will vest on June 23, 2012 when Mr. Baumer leaves the Board and 31,662,471 shares beneficially owned by Green Equity Investors III, L.P., which is affiliated with Leonard Green & Partners, L.P., of which Mr. Baumer is a Partner.

(4)
This amount includes 100,000 shares which may be acquired within 60 days by exercising stock options and 79,539 restricted stock units that have vested or will vest on June 23, 2012 at which time said units will be payable in shares of common stock when Mr. Coutu leaves the Board.

(5)
This amount includes 100,000 shares which may be acquired within 60 days by exercising stock options and 79,539 restricted stock units that have vested or will vest on June 23, 2012 at which time said units will be payable in shares of common stock when Mr. Coutu leaves the Board.

(6)
This amount includes 100,000 shares which may be acquired within 60 days by exercising stock options and 137,240 restricted stock units that have vested or will vest on June 23, 2012 at which time said units will be payable in shares of common stock when Mr. Donald leaves the Board.

(7)
This amount includes 1,438,261 shares which may be acquired within 60 days by exercising stock options.

(8)
This amount includes 100,000 shares which may be acquired within 60 days by exercising stock options and 137,240 restricted stock units that have vested or will vest on June 23, 2012 at which time said units will be payable in shares of common stock when Mr. Jessick leaves the Board.

(9)
This amount includes 2,085,225 shares which may be acquired within 60 days by exercising stock options.

(10)
This amount includes 100,000 shares which may be acquired within 60 days by exercising stock options and 137,240 restricted stock units that have vested or will vest on June 23, 2012 at which time said units will be payable in shares of common stock when Mr. Regan leaves the Board.

(11)
This amount includes 52,779 shares owned by Ms. Sammon's spouse, 3,349,944 shares which may be acquired within 60 days by exercising stock options and 61,539 restricted stock units that will vest on June 23, 2012 at which time said units will be payable in shares of common stock when Ms. Sammons leaves the Board.

(12)
This amount includes 5,178,850 shares which may be acquired within 60 days by exercising stock options.

(13)
This amount includes 949,156 shares which may be acquired within 60 days by exercising stock options.

(14)
This amount includes 200,000 shares which may be acquired within 60 days by exercising stock options and 137,240 restricted stock units which have vested or will vest on June 23, 2012 at which time said units will be payable in shares of common stock when Ms. Syms leaves the Board.

(15)
This amount includes 2,481,825 shares which may be acquired within 60 days by exercising stock options.

(16)
Based upon a Schedule 13D/A filed with the SEC on April 23, 2012. Jean Coutu Group acquired shares on June 4, 2007 in connection with the closing of the stock purchase agreement and on October 5, 2007 pursuant to Section 1.4 of the stockholder agreement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

        We have adopted a written policy concerning the review, approval or ratification of transactions with related persons. The Nominating and Governance Committee is responsible for review, approval or ratification of "related person transactions" between the Company or its subsidiaries and related persons. Under SEC rules, a related person is, or anytime since the beginning of the last fiscal year was, a director, officer, nominee for director, an immediate family member (as defined under applicable SEC rules) of such persons, or a 5% stockholder of the Company. A related person transaction is any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest.

        Directors, executive officers and nominees must complete an annual questionnaire and disclose all potential related person transactions involving themselves and their immediate family members that are known to them. Throughout the year, directors and executive officers must notify the Corporate Secretary and Chief Accounting Officer of any potential Related Person Transactions as soon as they become aware of any such transaction. The Corporate Secretary and Chief Accounting Officer inform the Nominating and Governance Committee of any related person transaction of which they are aware. The Corporate Secretary and Chief Accounting Officer are responsible for conducting a preliminary analysis and review of potential related person transactions and presentation to the Nominating and Governance Committee for review including provision of additional information to enable proper consideration by the Committee. As necessary, the Nominating and Governance Committee shall review approved related person transactions on a periodic basis throughout the duration of the transaction to ensure that the transactions remain in the best interests of the Company. The Nominating and Governance Committee may, in its discretion, engage outside counsel to review certain related person transactions. In addition, the Nominating and Governance Committee may request that the full Board of Directors consider the approval or ratification of related person transactions if the Committee deems it advisable. A copy of our full policy concerning transactions with related persons is available on the Corporate Governance section of our website at www.riteaid.com.

Agreements with Jean Coutu Group

        In connection with the Brooks Eckerd Transaction, Rite Aid and Jean Coutu Group became parties to a series of agreements which are described below.

Stock Purchase Agreement

        Rite Aid entered into a stock purchase agreement with Jean Coutu Group to acquire all of the capital stock of The Jean Coutu Group (PJC) USA, Inc., or Jean Coutu USA, which was a wholly-owned subsidiary of Jean Coutu Group and the holding company for the Brooks and Eckerd drugstore chains. Pursuant to the stock purchase agreement, certain of the provisions extend beyond the closing of the Brooks Eckerd Transaction.

        Non-Competition Covenant.    Jean Coutu Group has agreed that for five years after the closing of the Brooks Eckerd Transaction it will not (other than as a stockholder of Rite Aid and through its designees on Rite Aid's Board of Directors) engage in the retail pharmacy business in the United States or the pharmacy benefits management business in the United States.

        Indemnification.    The stock purchase agreement provides for indemnification for losses arising from breaches of representations and warranties, breaches of covenants and certain actions relating to the conduct of the business of Jean Coutu Group (other than Jean Coutu USA). Each party's indemnification obligation for breaches of representations and warranties is subject to a $35 million deductible and each party's indemnification obligation for breaches of representations and warranties and for breaches of covenants is subject to an aggregate cap of $450 million. The deductible and cap do not apply to losses arising from or relating to the conduct of the business of Jean Coutu Group. No claim for a breach of a representation and warranty may be brought by either party or included in the aggregate losses for purposes of satisfying the deductible unless it exceeds a minimum threshold of $10,000.

        Jean Coutu Group also agreed to indemnify Rite Aid for losses arising from pre-closing taxes of Jean Coutu USA, any breaches of tax representations and warranties or breaches of tax covenants and for half of any transfer taxes resulting from the transaction. The deductible and cap do not apply to losses arising from tax matters.

Stockholder Agreement

        Concurrently with entering into the stock purchase agreement, Rite Aid, Jean Coutu Group and certain Coutu family members entered into a stockholder agreement. The stockholder agreement contains provisions relating to board and board committee composition, corporate governance, stock ownership, stock purchase rights, transfer restrictions, voting arrangements and other matters.

        Board and Board Committee Representation.    The stockholder agreement provides that Jean Coutu Group initially will have the right to designate four of the 14 members of Rite Aid's Board of Directors. Thereafter, Jean Coutu Group will have the right to designate a certain number of director nominees for election to our Board, subject to Jean Coutu Group's maintenance of specified percentage thresholds of Rite Aid total voting power and the total number of members on Rite Aid's Board of Directors.

Percentage of Total Voting Power (based on a 14-member Board)	Number of Directors/ Director Nominees
25% and above	4
17.9% - 24.9%	3
10.7% - 17.8%	2
5% - 10.6%	1

        Effective as of the 2011 Annual Meeting, the size of Rite Aid's Board of Directors was reduced from 14 to 11 members. Pursuant to the stockholder agreement, in the event of a change in the size of the Board, the number of directors Jean Coutu Group has the right to designate will be adjusted to account for such change in Board size so as to maintain, as closely as possible, Jean Coutu Group's proportionate Board representation prior to such change. As a result of the decrease in the size of the Board, Jean Coutu Group's right to designate directors under the stockholder agreement changed from four directors to three directors as of the 2011 Annual Meeting.

Percentage of Total Voting Power (based on an 11-member Board)	Number of Directors/ Director Nominees
25% and above	3
17.9% - 24.9%	2
10.7% - 17.8%	1

        In April 2012, Jean Coutu Group sold 56,000,000 shares of our common stock, reducing its ownership percentage to approximately 19.85% and requiring one of the Jean Coutu Group board designees to resign from the Board pursuant to the terms of the stockholder agreement. Accordingly, Mr. Belzile resigned as a director of Rite Aid effective as of April 23, 2012.

        For so long as Jean Coutu Group is entitled to designate at least two directors, and subject to NYSE independence requirements for directors, Jean Coutu Group will have the right to designate one of its designees to each of the Audit, Compensation and Nominating and Governance Committees of the Rite Aid Board. In the event that only one of Jean Coutu Group's designees qualifies as an independent director of Rite Aid, that designee will be appointed to one of the three committees and other Jean Coutu Group designees will be provided "observer status" to attend committee meetings (subject to the committees meeting in executive session) of the other two committees.

        Voting Arrangements.    The stockholder agreement provides that for a period of five years after the closing of the Brooks Eckerd Transaction, Jean Coutu Group agrees to vote its shares for each Rite Aid director nominee recommended by the Board. Thereafter, Jean Coutu Group will vote its shares for each Rite Aid director nominee it designated and, in its discretion, either for each other Rite Aid director nominee recommended by the Board or for each other Rite Aid director nominee recommended by the Board and for nominees recommended by other persons in the same proportion as votes cast by all other Rite Aid stockholders for those nominees.

        Standstill Restrictions.    For so long as Jean Coutu Group (or any Coutu family stockholder or group of Coutu family stockholders) owns at least 5% of the total voting power of Rite Aid and for nine months thereafter, Jean Coutu Group or such Coutu family stockholders or group of Coutu family stockholders will be subject to restrictions on the acquisition of additional Rite Aid voting securities, other than with Rite Aid's consent or through the stock purchase rights discussed above, as well as restrictions on taking certain actions relating to Rite Aid.

        Transfer Restrictions.    For so long as Jean Coutu Group owns 5% or more of the total voting power of Rite Aid's securities and for nine months thereafter, Rite Aid voting securities owned by Jean Coutu Group will be subject to restrictions on transfer included in the stockholder agreement, other than transfers in accordance with Rule 144, in a registered public offering, in connection with a pro rata dividend, spinoff or distribution to Jean Coutu Group stockholders and certain other permitted transfers.

        In addition, subject to the foregoing, Jean Coutu Group may not transfer shares to someone who, as a result of the transfer, would own more than 5% of the outstanding shares of Rite Aid common stock.

Registration Rights Agreement

        Concurrently with entering into the stock purchase agreement, Rite Aid, Jean Coutu Group and certain Coutu family members entered into a registration rights agreement. Pursuant to the registration rights agreement, subject to certain conditions, Jean Coutu Group has the right, on six occasions, to demand that Rite Aid register shares of Rite Aid common stock held by Jean Coutu Group for resale in an underwritten public offering, provided that the anticipated aggregate offering price would exceed $100 million or the registration is for at least 25% of the Rite Aid common stock held by Jean Coutu Group. Jean Coutu Group also may request that Rite Aid include those shares in certain registration statements that Rite Aid may file in the future in connection with underwritten offerings.

STOCKHOLDER PROPOSALS FOR
THE 2013 ANNUAL MEETING OF STOCKHOLDERS

        Any stockholder desiring to present a proposal for inclusion in Rite Aid's proxy statement for the 2013 Annual Meeting of Stockholders must deliver the proposal to the Secretary at the address below not later than January 11, 2013. Only those proposals that comply with the requirements of Rule 14a-8 under the Exchange Act will be included in Rite Aid's proxy statement for the 2013 Annual Meeting.

        In order for proposals of stockholders made outside of Rule 14a-8 under the Exchange Act to be considered "timely" within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by the Secretary at the address below by March 23, 2013.

        Stockholders may present proposals that are proper subjects for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the stockholder must comply with the procedures specified in Rite Aid's By-laws. The By-laws, which are available on Rite Aid's website at www.riteaid.com under "Our Company—Corporate Governance—By-Laws" and in print upon request from the Secretary, require all stockholders who intend to make proposals at an annual meeting of stockholders to submit their proposals to the Secretary not fewer than 90 and not more than 120 days before the anniversary date of the previous year's annual meeting of stockholders. The By-laws also provide that nominations for director may only be made by the Board of Directors (or an authorized Board committee) or by a stockholder of record entitled to vote who sends notice to the Secretary not fewer than 90 nor more than 120 days before the anniversary date of the previous year's annual meeting of stockholders. Any nomination by a stockholder must comply with the procedures specified in Rite Aid's By-laws. To be eligible for consideration at the 2013 Annual Meeting, proposals which have not been submitted by the deadline for inclusion in the proxy statement and any nominations for director must be received by the Secretary between February 21, 2013 and March 23, 2013. This advance notice period is intended to allow all stockholders an opportunity to consider all business and nominees expected to be considered at the meeting. All submissions to, or requests from, the Secretary should be made to:

Rite Aid Corporation
30 Hunter Lane
Camp Hill, Pennsylvania 17011
Attention: Marc A. Strassler, Secretary

INCORPORATION BY REFERENCE

        In accordance with SEC rules, notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate this proxy statement or future filings made by Rite Aid under those statutes, the information included under the caption "Compensation Committee Report" and those portions of the information included under the caption "Audit Committee Report" required by the SEC's rules to be included therein, shall not be deemed to be "soliciting material" or "filed" with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by Rite Aid under those statutes, except to the extent we specifically incorporate these items by reference.

OTHER MATTERS

        The Board of Directors knows of no other matters that have been submitted for consideration at the Annual Meeting other than those referred to in this proxy statement and the possible submission of the Krol Proposal, discussed below, which is not included in this proxy statement, but may be presented by Steven Krol at the Annual Meeting. If the Krol Proposal is presented at the Annual Meeting, the persons named on the enclosed proxy (the "proxy holders") will have discretionary authority pursuant to Rule 14a-4(c) under the Exchange Act with respect to the Krol Proposal and intend to exercise such discretion to vote "AGAINST" the proposal. If any other matters come before stockholders at the Annual Meeting, the proxy holders intend to vote the shares they represent in accordance with their best judgment.

        Steven Krol has advised the Company that he plans to present a proposal (the "Krol Proposal") at the Annual Meeting requesting that the Compensation Committee adopt a compensation clawback policy for senior executives. The Krol Proposal was not submitted under Rule 14a-8 of the Exchange Act and Mr. Krol did not seek to have the Krol Proposal included in this proxy statement. If presented at the Annual Meeting, the adoption of the Krol Proposal, like the other stockholder proposals that are on the Company's agenda for the Annual Meeting, would require the approval of the affirmative vote of a majority of shares represented at the meeting and entitled to vote (with Rite Aid common stock and LGP preferred stock voting together as a single class).

IMPORTANT NOTICE REGARDING DELIVERY
OF STOCKHOLDER DOCUMENTS

        The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy proxy material delivery requirements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is referred to as "householding," potentially provides extra convenience for stockholders and reduces printing and postage costs for companies.

        Rite Aid and some brokers utilize the householding process for proxy materials. In accordance with a notice sent to certain stockholders who share a single address, only one copy of this proxy statement is being sent to that address, unless we received contrary instructions from any stockholder at that address. Stockholders who participate in householding will continue to receive separate proxy cards. Householding will continue until you are notified otherwise or until one or more stockholders at your address revokes consent. If you revoke consent, you will be removed from the householding program within 30 days of receipt of the revocation. If you hold your Rite Aid stock in "street name," additional information regarding householding of proxy materials should be forwarded to you by your broker.

        However, if you wish to receive a separate copy of this proxy statement, we will promptly deliver one to you upon request. You can notify us by sending a written request to Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011, Attention: Marc A. Strassler, Secretary, or by calling the Secretary at (717) 975-5833. In addition, if you would like to receive separate proxy statements and annual reports of Rite Aid in the future, or if you are receiving multiple copies of annual reports and proxy statements at an address shared with another stockholder and would like to participate in householding, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares.

ANNUAL REPORT

        A copy of Rite Aid's Annual Report on Form 10-K for fiscal year 2012 is being mailed together with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting. A copy of our Annual Report, including the financial statements included therein, is also available without charge by visiting the Company's website or upon written request to Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011, Attention: Marc A. Strassler, Secretary.

APPENDIX A:

RITE AID CORPORATION
2012 OMNIBUS EQUITY PLAN

1.     Purpose; Establishment.

        The Rite Aid Corporation 2012 Omnibus Equity Plan (the "Plan") is intended to promote the interests of the Company and its stockholders by providing officers and other associates of the Company and its affiliates (including directors who are also associates of the Company or its affiliates) with appropriate incentives and rewards to encourage them to enter into and continue in the employ of the Company and its affiliates and to acquire a proprietary interest in the long-term success of the Company; and to reward the performance of individual officers, other associates, non-employee directors and consultants in fulfilling their personal responsibilities for long-range achievements. The Plan is also designed to encourage stock ownership by such persons, thereby aligning their interest with those of the Company's stockholders and to permit the payment of compensation that qualifies as performance-based compensation under Section 162(m) of the Code. Notwithstanding any provision of the Plan, to the extent that any Award would be subject to Section 409A of the Code, no such Award may be granted if it would fail to comply with the requirements set forth in Section 409A of the Code and any regulations or guidance promulgated thereunder. The Plan has been adopted and approved by the Board of Directors (defined below) and shall become effective as of June 21, 2012 subject to the approval of the stockholders of the Company.

2.     Definitions.

        As used in the Plan, the following definitions apply to the terms indicated below:

  (a)
  "Affiliate" means any entity if, at the time of granting of an Award (1) the Company, directly or indirectly, owns at least 50% of the combined voting power of all classes of stock of such entity or at least 50% of the ownership interests in such entity or (2) such entity, directly or indirectly, owns at least 50% of the combined voting power of all classes of stock of the Company.

  (b)
  "Agreement" shall mean the writing evidencing an Award or a notice of an Award delivered to a Participant by the Company.

  (c)
  "Award" shall mean any Option, Stock Appreciation Right, Restricted Stock, Phantom Unit, Stock Bonus or Other Award granted pursuant to the terms of the Plan.

  (d)
  "Board of Directors" shall mean the Board of Directors of the Company.

  (e)
  "Business Criteria" shall mean (1) return on total stockholder equity; (2) earnings or book value per share of Company Stock; (3) net income (before or after taxes); (4) earnings before all or any interest, taxes, depreciation and/or amortization ("EBIT", "EBITA" or "EBITDA"); (5) inventory goals; (6) return on assets, capital or investment; (7) market share; (8) cost reduction goals; (9) earnings from continuing operations; (10) levels of expense, costs or liabilities; (11) store level performance; (12) operating profit; (13) sales or revenues; (14) stock price appreciation; (15) total stockholder return; (16) implementation or completion of critical projects or processes; (17) prescription counts; or (18) any combination of the foregoing. Where applicable, Business Criteria may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company, an Affiliate, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The Business Criteria may be subject to a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). Each of the Business Criteria shall be determined, where applicable and except as otherwise provided by the Committee, in accordance with generally accepted accounting principles and shall be subject to certification by the Committee; provided that the Committee shall have the authority to make equitable adjustments to the Business Criteria in recognition of unusual or non-recurring events affecting the Company or any Affiliate or the financial statements of the Company or any Affiliate, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

  (f)
  "Cause" shall have meaning set forth in the Participant's employment agreement with the Company; provided that if no such agreement or definition exists, "Cause" shall mean, unless otherwise specified in an Award Agreement, (i) the Participant's willful misconduct or gross negligence which materially and demonstrably results in financial harm to the Company; (ii) a material breach by the Participant of the Participant's fiduciary duty or duty of loyalty to the Company or any affiliate which demonstrably results in financial harm to the Company; (iii) the plea of guilty by the Participant to or conviction of the Participant for the commission of a felony; or (iv) a willful and material breach of the Participant's obligations under any agreement entered into between the Participant and the Company or any Affiliate.

  (g)
  "Change in Control" shall have the meaning set forth in Section 14(d).

  (h)
  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

  (i)
  "Committee" shall mean a committee of the Board of Directors, which shall consist of two or more persons, each of whom shall qualify as an "outside director" within the meaning of Section 162(m) of the Code, a "nonemployee director" within the meaning of Rule 16b-3 and an "independent director" within the meaning of the New York Stock Exchange Listed Company Manual.

  (j)
  "Company" shall mean Rite Aid Corporation, a Delaware corporation, and, where appropriate, each of its Affiliates.

  (k)
  "Company Stock" shall mean the common stock of the Company, par value $1.00 per share.

  (l)
  "Covered Associate" shall have the meaning ascribed to the term "covered employee" set forth in Section 162(m) of the Code.

  (m)
  "Effective Date" shall mean June 21, 2012.

  (n)
  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

  (o)
  "Fair Market Value" shall mean, with respect to a share of Company Stock, on a particular date (i) the closing price of Company Stock as quoted on the composite tape of the New York Stock Exchange and published in The Wall Street Journal with respect to such date, or if there is no trading of Company Stock on such date, such price on the next preceding date on which there was trading in such shares or (ii) if the shares of Stock are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Stock in such over-the-counter market for the last preceding date on which there was a sale of such Stock in such market, or (iii) if the shares of Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee, in its sole discretion, shall determine in good faith using a reasonable method in accordance with Section 409A of the Code.

  (p)
  "Good Reason" shall have meaning set forth in the Participant's employment agreement with the Company; and if no such agreement or definition exists, "Good Reason" shall not apply to the Participant unless otherwise specified in an Award Agreement.

  (q)
  "Incentive Stock Option" shall mean an Option that qualifies as an "incentive stock option" within the meaning of Section 422 of the Code, or any successor provision, and which is designated by the Committee as an Incentive Stock Option.

  (r)
  "Nonqualified Stock Option" shall mean an Option other than an Incentive Stock Option.

  (s)
  "Option" shall mean an option to purchase shares of Company Stock granted pursuant to Section 7.

  (t)
  "Other Award" shall mean an Award granted pursuant to Section 12 hereof.

  (u)
  "Participant" shall mean an associate, non-employee director or consultant of the Company to whom an Award is granted pursuant to the Plan.

  (v)
  "Phantom Unit" shall mean the right, granted pursuant to Section 10, to receive in cash or shares the Fair Market Value of a share of Company Stock or, in the case of an Award denominated in cash, to receive the amount of cash per unit that is determined by the Committee in connection with the Award.

  (w)
  "Qualifying Termination" shall mean a termination of employment by the Company for Cause or by the Participant with Good Reason.

  (x)
  "Restricted Stock" shall mean a share of Company Stock which is granted pursuant to the terms of Section 9 hereof and which is subject to restrictions as set forth in Section 9(d).

  (y)
  "Rule 16b-3" shall mean the Rule 16b-3 promulgated under the Exchange Act, as amended from time to time.

  (z)
  "Securities Act" shall mean the Securities Act of 1933, as amended from time to time.

  (aa)
  "Stock Appreciation Right" shall mean the right to receive, upon exercise of the right, the applicable amounts as described in Section 8.

  (bb)
  "Stock Bonus" shall mean a bonus payable in shares of Company Stock granted pursuant to Section 11.

  (cc)
  "Subsidiary" shall mean a "subsidiary corporation" of the Company within the meaning of Section 424(f) of the Code.

3.     Stock Subject to the Plan.

  (a)
  Shares Available for Awards; Individual Limitations.    The maximum number of shares of Company Stock reserved for issuance under the Plan shall be twenty-eight million, five hundred thousand (28,500,000) shares (subject to adjustment as provided by Section 3(b)). Such shares may be authorized but unissued shares of Company Stock or authorized and issued shares of Company Stock held in the Company's treasury. The maximum number of such shares of Company Stock that may be granted in the aggregate under the Plan pursuant to Awards (other than Options or Stock Appreciation Rights) shall not exceed 10,000,000 (subject to adjustment as provided by Section 3(b)). The aggregate Awards granted during any fiscal year to any single individual who is likely to be a Covered Associate shall not exceed

    (i) 6,000,000 shares of Company Stock subject to Options or Stock Appreciation Rights, (ii) 6,000,000 shares of Company Stock subject to Restricted Stock, Phantom Unit or Other Awards, or (iii) with respect to any Award denominated in cash, $10,000,000 for such fiscal year (including each fiscal year within a performance period of more than one fiscal year), in each case subject to adjustment as provided by Section 3(b). Determinations made in respect of the limitation set forth in the preceding sentence shall be made in a manner consistent with Section 162(m) of the Code.

  (b)
  Adjustment for Change in Capitalization.    In the event that any special or extraordinary dividend or other extraordinary distribution is declared (whether in the form of cash, Company Stock, or other property), or there occurs any recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transaction or event, the Committee shall adjust, as it deems necessary or appropriate, (1) the number and kind of shares of stock which may thereafter be issued in connection with Awards, (2) the number and kind of shares of stock or other property, including cash, issued or issuable in respect of outstanding Awards, (3) the exercise price, grant price or purchase price relating to any Award, and (4) the limitations set forth in Section 3(a); provided that, with respect to Incentive Stock Options, such adjustment shall be made in accordance with Section 424 of the Code, and provided further that no such adjustment shall cause any Award hereunder which is or becomes subject to Section 409A of the Code to fail to comply with the requirements of such section.

  (c)
  Reuse of Shares.    If any shares subject to an Award are forfeited, cancelled, exchanged or surrendered or if an Award otherwise terminates or expires without a distribution of shares to the Participant, the shares of Company Stock with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan. Notwithstanding the foregoing, shares of Stock that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with any Award under the Plan, as well as any shares of Stock exchanged by a Participant or withheld by the Company or any Subsidiary to satisfy the tax withholding obligations related to any Award under the Plan, shall not be available for subsequent Awards under the Plan, and notwithstanding that a Stock Appreciation Right is settled by the delivery of a net number of shares of Company Stock, the full number of shares of Company Stock underlying such Stock Appreciation Right shall not be available for subsequent Awards under the Plan. Upon the exercise of any Award granted in tandem with any other Awards, such related Awards shall be cancelled to the extent of the number of shares of Stock as to which the Award is exercised and, notwithstanding the foregoing, such number of shares shall no longer be available for Awards under the Plan. In addition, (i) to the extent an Award is paid or settled in cash, the number of shares of Company Stock with respect to which such payment or settlement is made shall again be available for grants of Awards pursuant to the Plan and (ii) Shares of Company Stock underlying Awards that can only be settled in cash shall not be counted against the aggregate number of shares of Company Stock available for Awards under the Plan.

4.     Administration of the Plan.

        The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the type and number of Awards to be granted, the number of shares of

Company Stock or cash or other property to which an Award may relate and the terms, conditions, restrictions and performance criteria relating to any Award; to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, exchanged, or surrendered; to determine whether an Award may be settled in cash and/or shares of Company Stock; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of Agreements; and to make all other determinations deemed necessary or advisable for the administration of the Plan. The Committee may, in its sole and absolute discretion, without amendment to the Plan, (a) accelerate the date on which any Option or Stock Appreciation Right becomes exercisable, (b) waive or amend the operation of Plan provisions respecting exercise after termination of employment (provided that the term of an Option or Stock Appreciation Right may not be extended beyond ten years from the date of grant or the original term of the Option or Stock Appreciation Right, if less), (c) accelerate the vesting date, or waive any condition imposed hereunder, with respect to any share of Restricted Stock, Phantom Unit, Stock Bonus or Other Award, and (d) otherwise adjust any of the terms applicable to any such Award in a manner consistent with the terms of the Plan and applicable law. Notwithstanding anything in the Plan to the contrary, the powers and authority of the Committee shall be exercised by the Board of Directors in the case of Awards made to non-employee directors. Notwithstanding anything in the Plan to the contrary, except with respect to Awards made to non-employee directors or Awards made with respect to no more than 5% of the aggregate shares of Company Stock authorized under the Plan pursuant to Section 3(a), unless otherwise provided by the Committee, Awards made pursuant to Sections 7, 8, 9, 10 or 12 of the Plan that vest solely upon the continued employment or service of the Participant may not become fully vested prior to the third anniversary of the date upon which such Award is granted.

5.     Eligibility.

        The persons who shall be eligible to receive Awards pursuant to the Plan shall be such associates of the Company (including officers of the Company, whether or not they are directors of the Company), consultants to the Company and non-employee directors of the Company, in each case as the Committee (or, in the case of non-employee directors, the Board of Directors) shall select from time to time. The grant of an Award hereunder in any year to any associate, non-employee director or consultant shall not entitle such person to a grant of an Award in any future year.

6.     Awards Under the Plan; Agreement.

        The Committee may grant Options, Stock Appreciation Rights, Restricted Stock, Phantom Units, Stock Bonuses and Other Awards in such amounts and with such terms and conditions as the Committee shall determine, subject to the provisions of the Plan. Each Award granted under the Plan (except an unconditional Stock Bonus) shall be evidenced by an Agreement which shall contain such provisions as the Committee may in its sole discretion deem necessary or desirable and which are not in conflict with the terms of the Plan. By accepting an Award, a Participant shall be deemed to agree that the Award shall be subject to all of the terms and provisions of the Plan and the applicable Agreement.

7.     Options.

  (a)
  Identification of Options.    Each Option shall be clearly identified in the applicable Agreement as either an Incentive Stock Option or a Nonqualified Stock Option. All Options shall be non-transferable, except by will or the laws of descent and distribution or except as otherwise determined by the Committee for estate planning purposes with respect to a Nonqualified Stock Option.

  (b)
  Exercise Price.    Each Agreement with respect to an Option shall set forth the amount per share (the "option exercise price") payable by the Participant to the Company upon exercise of the Option. The option exercise price shall be equal to or greater than the Fair Market Value of a share of Company Stock on the date of grant. Other than with respect to an adjustment described in Section 3, in no event shall the option exercise price be reduced following the grant of an Option, nor shall an Option be cancelled in exchange for a replacement Option with a lower exercise price or in exchange for another type of Award or cash payment without stockholder approval. In addition, the Committee shall not have the authority to grant an Option which provides that the Participant will be granted a new Option (sometimes referred to as a "reload option") for a number of shares equal to the number of shares surrendered by the Participant upon exercise of all or a part of the original Option.

  (c)
  Term and Exercise of Options.

  (i)
  Each Option shall become exercisable at the time determined by the Committee and set forth in the applicable Agreement. At the time of grant of an Option, the Committee may impose such restrictions or conditions to the exercisability of the Option as it, in its absolute discretion, deems appropriate, including, but not limited to, achievement of performance goals based on one or more Business Criteria. Subject to Section 7(d) hereof, the Committee shall determine and set forth in the applicable Agreement the expiration date of each Option, which shall be no later than the tenth anniversary of the date of grant of the Option.

  (ii)
  An Option shall be exercised by delivering the form of notice of exercise provided by the Company. Payment for shares of Company Stock purchased upon the exercise of an Option shall be made on the effective date of such exercise by one or a combination of the following means: (A) in cash or by personal check, certified check, bank cashier's check or wire transfer; (B) in shares of Company Stock owned by the Participant and valued at their Fair Market Value on the effective date of such exercise; (C) by withholding shares of Company Stock otherwise deliverable upon the exercise of an Option; or (D) by any such other methods (including broker assisted cashless exercise) as the Committee may from time to time authorize; provided, however, that in the case of a Participant who is subject to Section 16 of the Exchange Act, the method of making such payment shall be in compliance with applicable law. Except as authorized by the Committee, any payment in shares of Company Stock shall be effected by the delivery of such shares to the Secretary of the Company, duly endorsed in blank or accompanied by stock powers duly executed in blank, together with any other documents and evidences as the Secretary of the Company shall require.

  (iii)
  Shares of Company Stock purchased upon the exercise of an Option shall, as determined by the Committee, be evidenced by a book entry record or certificate issued in the name of or for the account of the Participant or other person entitled to receive such shares, and delivered to the Participant or such other person as soon as practicable following the effective date on which the Option is exercised.

  (d)
  Provisions Relating to Incentive Stock Options.    Incentive Stock Options may only be granted to associates of the Company and its Affiliates, in accordance with the provisions of Section 422 of the Code. To the extent that the aggregate Fair Market Value of shares of Company Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of the Company or a Subsidiary shall exceed $100,000, such Options shall be treated as Nonqualified Stock Options. For purposes of this Section 7(d), Fair Market Value shall be determined as of the date on which each such Incentive Stock Option is granted. No Incentive

    Stock Option may be granted to an individual if, at the time of the proposed grant, such individual owns (or is deemed to own under the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company unless (A) the exercise price of such Incentive Stock Option is at least 110% of the Fair Market Value of a share of Company Stock at the time such Incentive Stock Option is granted and (B) such Incentive Stock Option is not exercisable after the expiration of five years from the date such Incentive Stock Option is granted.

  (e)
  Effect of Termination of Employment (or Provision of Services).    In the event that the employment of a Participant with the Company (or the Participant's service to the Company) shall terminate for any reason other than (i) Cause, (ii) death or (iii) disability or retirement, each Option granted to such Participant, to the extent that it is exercisable at the time of such termination, shall, unless otherwise determined by the Committee at the time of grant as set forth in the applicable Agreement, remain exercisable for the 90 day period following such termination, but in no event following the expiration of its term. Each Option that remains unexercisable as of the date of such a termination shall be terminated at the time of such termination (except as may be otherwise determined by the Committee). In the event that the employment of a Participant with the Company (or the Participant's service to the Company) shall terminate on account of the death of the Participant, each Option granted to such Participant that is outstanding as of the date of death shall become fully exercisable and shall, unless otherwise determined by the Committee at the time of grant as set forth in the applicable Agreement, remain exercisable by the Participant's legal representatives, heirs or legatees for the one year period following such termination, but in no event following the expiration of its term. In the event that the employment of a Participant with the Company (or the Participant's service to the Company) shall terminate on account of the disability or retirement of the Participant (in each case as determined by the Committee), each Option granted to such Participant that is outstanding and vested as of the date of such termination shall, unless otherwise determined by the Committee at the time of grant as set forth in the applicable Agreement, remain exercisable by the Participant (or such Participant's legal representatives) for the one year period following such termination, but in no event following the expiration of its term. Each Option that remains unexercisable as of the date of a termination due to disability or retirement shall be terminated at the time of such termination (except as may be otherwise determined by the Committee). In the event of the termination of a Participant's employment for Cause, each outstanding Option granted to such Participant shall terminate at the commencement of business on the date of such termination.

  (f)
  Leave of Absence.    In the case of any Participant on an approved leave of absence, the Committee may make such provision respecting the continuance of the Option while in the employ or service of the Company as it may deem equitable, except that in no event may an Option be exercised after the expiration of its term.

8.     Stock Appreciation Rights.

  (a)
  Grant; Term.    A Stock Appreciation Right may be granted in connection with an Option, either at the time of grant or, with respect to a Nonqualified Stock Option, at any time thereafter during the term of the Option, or may be granted unrelated to an Option. At the time of grant of a Stock Appreciation Right, the Committee may impose such restrictions or conditions to the exercisability of the Stock Appreciation Right as it, in its absolute discretion, deems appropriate, including, but not limited to, achievement of performance goals based on one or more Business Criteria. The term of a Stock Appreciation Right granted without relationship to an Option shall not exceed ten years from the date of grant. In addition, the exercise price of a Stock Appreciation Right shall be equal to or greater than the Fair Market Value of a share of Company Stock on the date of grant.

  (b)
  Tandem Awards.    A Stock Appreciation Right related to an Option shall require the holder, upon exercise, to surrender such Option with respect to the number of shares as to which such Stock Appreciation Right is exercised, in order to receive payment of any amount computed pursuant to Section 8(d). Such Option will, to the extent surrendered, then cease to be exercisable.

  (c)
  Transferability.    Subject to Section 8(i) and to such rules and restrictions as the Committee may impose, a Stock Appreciation Right granted in connection with an Option will be exercisable at such time or times, and only to the extent that a related Option is exercisable. All Stock Appreciation Rights shall be non-transferable (except to the extent that such related Option may be transferable), except by will or the laws of descent and distribution or except as otherwise determined by the Committee for estate planning purposes.

  (d)
  Exercise.    Upon the exercise of a Stock Appreciation Right whether related or unrelated to an Option, the holder will be entitled to receive payment of an amount determined by multiplying:

  (i)
  the excess of the Fair Market Value of a share of Company Stock on the date of exercise of such Stock Appreciation Right over the exercise price of the Stock Appreciation Right, by

  (ii)
  the number of shares as to which such Stock Appreciation Right is exercised.

  (e)
  Notwithstanding subsection (d) above, the Committee may place a limitation on the amount payable upon exercise of a Stock Appreciation Right. Any such limitation must be determined as of the date of grant and noted in the applicable Agreement.

  (f)
  Form of Settlement.    Payment of the amount determined under subsection (d) above may be made solely in whole shares of Company Stock valued at their Fair Market Value on the date of exercise of the Stock Appreciation Right or alternatively, in the sole discretion of the Committee, solely in cash or a combination of cash and shares. If the Committee decides that payment will be made in shares of Company Stock, and the amount payable results in a fractional share, payment for the fractional share will be made in cash.

  (g)
  No Repricing.    Other than with respect to an adjustment described in Section 3, in no event shall the exercise price with respect to a Stock Appreciation Right be reduced following the grant of a Stock Appreciation Right, nor shall a Stock Appreciation Right be cancelled in exchange for a replacement Stock Appreciation Right with a lower exercise price or in exchange for another type of Award or cash payment without stockholder approval.

  (h)
  Effect of Termination of Employment (or Provision of Services).    In the event that the employment of a Participant with the Company (or the Participant's service to the Company) shall terminate for any reason other than (i) Cause, (ii) death or (iii) disability or retirement, each Stock Appreciation Right granted to such Participant, to the extent that it is exercisable at the time of such termination, shall, unless otherwise determined by the Committee at the time of grant as set forth in the applicable Agreement, remain exercisable for the 90 day period following such termination, but in no event following the expiration of its term. Any Stock Appreciation Right that is not exercisable as of the date of such a termination shall be terminated at the time of such termination (except as may be otherwise determined by the Committee). In the event that the employment of a Participant with the Company (or the Participant's service to the Company) shall terminate on account of the death of the Participant, each Stock Appreciation Right granted to such Participant that is outstanding as of the date of death shall become fully exercisable and shall, unless otherwise determined by the Committee at the time of grant as set forth in the applicable Agreement, remain exercisable by the Participant's legal representatives, heirs or legatees for the one year period following such termination, but in no event following the expiration of its term. In the event that the employment of a Participant with the Company (or the Participant's service to the Company) shall terminate on account of the disability or retirement of the Participant (in each case as determined by the Committee), each Stock Appreciation Right granted to such Participant that is outstanding and vested as of the date of such termination shall, unless otherwise determined by the Committee at the time of grant as set forth in the applicable Agreement, remain exercisable by the Participant (or such Participant's legal representatives) for the one year period following such termination, but in no event following the expiration of its term. Each Stock Appreciation Right that remains unexercisable as of the date of a termination due to disability or retirement shall be terminated at the time of such termination (except as may be otherwise determined by the Committee). In the event of the termination of a Participant's employment for Cause, each outstanding Stock Appreciation Right granted to such Participant shall terminate at the commencement of business on the date of such termination.

  (i)
  Leave of Absence.    In the case of any Participant on an approved leave of absence, the Committee may make such provision respecting the continuance of the Stock Appreciation Right while in the employ or service of the Company as it may deem equitable, except that in no event may a Stock Appreciation Right be exercised after the expiration of its term.

9.     Restricted Stock.

  (a)
  Price.    At the time of the grant of shares of Restricted Stock, the Committee shall determine the price, if any, to be paid by the Participant for each share of Restricted Stock subject to the Award.

  (b)
  Vesting Date.    At the time of the grant of shares of Restricted Stock, the Committee shall establish a vesting date or vesting dates with respect to such shares. The Committee may divide such shares into classes and assign a different vesting date for each class. Provided that all conditions to the vesting of a share of Restricted Stock are satisfied, and subject to Section 9(h), upon the occurrence of the vesting date with respect to a share of Restricted Stock, such share shall vest and the restrictions of Section 9(d) shall lapse.

  (c)
  Conditions to Vesting.    At the time of the grant of shares of Restricted Stock, the Committee may impose such restrictions or conditions to the vesting of such shares as it, in its absolute discretion, deems appropriate, including, but not limited to, achievement of performance goals based on one or more Business Criteria. The Committee may also provide that the vesting or forfeiture of shares of Restricted Stock may be based upon the achievement of, or failure to achieve, certain levels of performance and may provide for partial vesting of Restricted Stock in the event that the maximum level of performance is not met if the minimum level of performance has been equaled or exceeded. Notwithstanding anything in this Section 9(c) to the contrary, unless otherwise provided by the Committee pursuant to Section 9(h) or Section 14, Restricted Stock which vests based on achievement of performance goals or levels of performance may not become fully vested prior to the first anniversary of the date upon which such Restricted Stock is granted.

  (d)
  Restrictions on Transfer Prior to Vesting.    Prior to the vesting of a share of Restricted Stock, such Restricted Stock may not be transferred, assigned or otherwise disposed of, and no transfer of a Participant's rights with respect to such Restricted Stock, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted. Immediately upon any attempt to transfer such rights, such shares, and all of the rights related thereto, shall be forfeited by the Participant.

  (e)
  Dividends on Restricted Stock.    The Committee in its discretion may require that any dividends paid on shares of Restricted Stock be held in escrow until all restrictions on such shares have lapsed.

  (f)
  Issuance of Certificates.    The Committee may, upon such terms and conditions as it determines, provide that (1) a certificate or certificates representing the shares underlying a Restricted Stock Award shall be registered in the Participant's name and bear an appropriate legend specifying that such shares are not transferable and are subject to the provisions of the Plan and the restrictions, terms and conditions set forth in the applicable Agreement, (2) such certificate or certificates shall be held in escrow by the Company on behalf of the Participant until such shares become vested or are forfeited or (3) the Participant's ownership of the Restricted Stock shall be registered by the Company in book entry form.

  (g)
  Consequences of Vesting.    Upon the vesting of a share of Restricted Stock pursuant to the terms hereof, the restrictions of Section 9(d) shall lapse with respect to such share. Following the date on which a share of Restricted Stock vests, the Company shall, as determined by the Committee, make a book entry record of such share or cause to be delivered to the Participant to whom such share was granted, a certificate evidencing such share, either of which may bear a restrictive legend, if the Committee determines such a legend to be appropriate.

  (h)
  Effect of Termination of Employment (or Provision of Services).    Except as may otherwise be provided in the applicable Agreement, and subject to the Committee's authority under Section 4 hereof, upon the termination of a Participant's employment (or upon cessation of such Participant's services to the Company) for any reason, any and all shares to which restrictions on transferability apply shall be immediately forfeited by the Participant and transferred to, and reacquired by, the Company. In the event of a forfeiture of shares pursuant to this section, the Company shall repay to the Participant (or the Participant's estate) any amount paid by the Participant for such shares. In the event that the Company requires a return of shares, it shall also have the right to require the return of all dividends paid on such shares, whether by termination of any escrow arrangement under which such dividends are held or otherwise.

10.   Phantom Units.

  (a)
  Vesting Date.    At the time of the grant of Phantom Units, the Committee shall establish a vesting date or vesting dates with respect to such units. The Committee may divide such units into classes and assign a different vesting date for each class. Provided that all conditions to the vesting of the Phantom Units imposed pursuant to Section 10(c) are satisfied, and subject to Section 10(d), upon the occurrence of the vesting date with respect to the Phantom Units, such units shall vest.

  (b)
  Benefit Upon Vesting.    Unless otherwise provided in an Agreement, upon the vesting of Phantom Units, the Participant shall be paid, within 30 days of the date on which such units vest, an amount, in cash and/or shares of Company Stock, as determined by the Committee. In the case of Awards denominated in shares of Company Stock, the amount per Phantom Unit shall be equal to the sum of (1) the Fair Market Value of a share of Company Stock on the date on which such Phantom Units vest and (2) the aggregate amount of cash dividends paid with respect to a share of Company Stock during the period commencing on the date on which the Phantom Units were granted and terminating on the date on which such units vest. In the case of Awards denominated in cash, the amount per Phantom Unit shall be equal to the cash value of the Phantom Unit on the date on which such Phantom Units vest.

  (c)
  Conditions to Vesting.    At the time of the grant of Phantom Units, the Committee may impose such restrictions or conditions to the vesting of such units as it, in its absolute discretion, deems appropriate, including, but not limited to, achievement of performance goals based on one or more Business Criteria. Notwithstanding anything in this Section 10(c) to the contrary, unless otherwise provided by the Committee pursuant to Section 10(d) or Section 14, Phantom Units which vest based on achievement of performance goals may not become fully vested prior to the first anniversary of the date upon which such Phantom Units are granted.

  (d)
  Effect of Termination of Employment (or Provision of Services).    Except as may otherwise be provided in the applicable Agreement, and subject to the Committee's authority under to Section 4 hereof, Phantom Units that have not vested, together with any dividend equivalents deemed to have been credited with respect to such unvested units, shall be forfeited upon the Participant's termination of employment (or upon cessation of such Participant's services to the Company) for any reason.

11.   Stock Bonuses.

        In the event that the Committee grants a Stock Bonus, the shares of Company Stock constituting such Stock Bonus shall, as determined by the Committee, be evidenced by a book entry record or a certificate issued in the name of the Participant to whom such grant was made and delivered to such Participant as soon as practicable after the date on which such Stock Bonus is payable.

12.   Other Awards.

        Other forms of Awards ("Other Awards") valued in whole or in part by reference to, or otherwise based on, Company Stock, including but not limited to dividend equivalents, may be granted either alone or in addition to other Awards (other than in connection with Options or Stock Appreciation Rights) under the Plan. Any dividend or dividend equivalent awarded under the Plan shall be subject to the same restrictions, conditions and risks of forfeiture as the underlying Award. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Awards shall be granted, the number of shares of Company Stock to be granted pursuant to such Other Awards, or the manner in which such Other Awards shall be settled (e.g., in shares of Company Stock or cash), or the conditions to the vesting and/or payment or settlement of such Other Awards (which may include, but not be limited to, achievement of performance goals based on one or more Business Criteria) and all other terms and conditions of such Other Awards.

13.   Special Provisions Regarding Certain Awards.

        The Committee may make Awards hereunder to Covered Associates (or to individuals whom the Committee believes may become Covered Associates) that are intended to qualify as performance-based compensation under Section 162(m) of the Code. The exercisability and/or payment of such Awards may be subject to the achievement of performance goals based upon one or more Business Criteria and to certification of such achievement in writing by the Committee. Such performance goals shall be established in writing by the Committee not later than the time period prescribed under Section 162(m) and the regulations thereunder. All provisions of such Awards which are intended to qualify as performance-based compensation shall be construed in a manner to so comply.

14.   Change in Control Provisions.

  (a)
  Unless otherwise provided by the Committee or in the applicable Award Agreement, and subject to Section 3(b), in the event of a Change in Control:

  (i)
  With respect to each outstanding Award that is assumed or substituted in connection with a Change in Control, in the event of a Qualifying Termination of a Participant's employment or service during the 24-month period following such Change of Control, (i) such Award shall become fully vested and exercisable, (ii) the restrictions, payment conditions, and forfeiture conditions applicable to any such Award granted shall lapse, and (iii) and any performance conditions imposed with respect to such Award shall be deemed to be achieved at target performance levels.

  (ii)
  With respect to each outstanding Award that is not assumed or substituted in connection with a Change in Control, immediately upon the occurrence of the Change of Control, (i) such Award shall become fully vested and exercisable, (ii) the restrictions, payment conditions, and forfeiture conditions applicable to any such Award granted shall lapse, and (iii) and any performance conditions imposed with respect to such Award shall be deemed to be achieved at target performance levels.

  (iii)
  For purposes of this Section 14, an Award shall be considered assumed or substituted for if, following the Change in Control, the Award is of comparable value and remains subject to the same terms and conditions that were applicable to the Award immediately prior to the Change in Control except that, if the Award related to shares of Common Stock, the Award instead confers the right to receive common stock of the acquiring or ultimate parent entity.

  (iv)
  Notwithstanding any other provision of the Plan, in the event of a Change in Control, except as would otherwise result in adverse tax consequences under Section 409A of the Code, the Committee may, in its discretion, provide that each Award shall, immediately upon the occurrence of a Change in Control, be cancelled in exchange for a payment in cash or securities in an amount equal to (i) the excess of the consideration paid per share of Common Stock in the Change in Control over the exercise or purchase price (if any) per share of Company Stock subject to the Award multiplied by (ii) the number of shares of Company Stock granted under the Award.

  (b)
  Notwithstanding the foregoing, for each Award that constitutes nonqualified deferred compensation under Section 409A of the Code, if required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Change in Control shall be deemed to have occurred for purposes of the payment or settlement of such Award under the Plan only if a "change in the ownership of the corporation," a "change in effective control of the corporation" or a "change in the ownership of a substantial portion of the assets of the corporation," within the meaning of Section 409A(a)(2)(A)(v) of the Code shall also be deemed to have occurred under Section 409A of the Code.

  (c)
  The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

  (d)
  A "Change in Control" of the Company shall be deemed to have occurred, as the result of a single transaction or a series of transactions, if the events set forth in any one of the following paragraphs shall have occurred:

  (i)
  Any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding voting securities; or

  (ii)
  Incumbent Directors cease at any time and for any reason to constitute a majority of the number of directors then serving on the Board. "Incumbent Directors" shall mean directors who either are directors of the Company as of the Effective Date or are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination but shall not include an individual whose election or nomination is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors to the Board; or

  (iii)
  There is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent, either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof, more than 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately alter such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company or similar transaction in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company's then outstanding voting securities; or

  (iv)
  The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated of an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

  (e)
  "Affiliate" shall have the meaning set forth in Rule 12b-2 under Section 12 of the Exchange Act.

  (f)
  "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act, except that a Person shall not be deemed to be the Beneficial Owner of any securities which are properly filed on a Form 13G.

  (g)
  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

  (h)
  "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act as modified and used in Sections 13d and 14d thereof, except, that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company.

15.   Rights as a Stockholder.

        No person shall have any rights as a stockholder with respect to any shares of Company Stock covered by or relating to any Award until the date of record issuance of such shares of Company Stock in the books of the Company or the issuance of a stock certificate with respect to such shares. Except for adjustments provided in Section 3(b), no adjustment to any Award shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.

16.   No Employment Rights; No Right to Award.

        Nothing contained in the Plan or any Agreement shall confer upon any Participant any right with respect to the continuation of employment by or provision of services to the Company or interfere in any way with the right of the Company, subject to the terms of any separate agreement to the contrary, at any time to terminate such employment or service or to increase or decrease the compensation of the Participant. No person shall have any claim or right to receive an Award hereunder. The Committee's granting of an Award to a Participant at any time shall neither require the Committee to grant any other Award to such Participant or other person at any time nor preclude the Committee from making subsequent grants to such Participant or any other person.

17.   Securities Matters and Regulations.

  (a)
  Notwithstanding anything herein to the contrary, the obligation of the Company to sell or deliver Company Stock with respect to any Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee. The Committee may require, as a condition of the issuance and delivery of certificates evidencing shares of Company Stock pursuant to the terms hereof, that the recipient of such shares make such agreements and representations, and that such certificates bear such legends, as the Committee, in its sole discretion, deems necessary or advisable.

  (b)
  Each Award is subject to the requirement that, if at any time the Committee determines, in its absolute discretion, that the listing, registration or qualification of Company Stock issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Company Stock, no such Award shall be granted or payment made or Company Stock issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Committee.

  (c)
  In the event that the disposition of Company Stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act and is not otherwise exempt from such registration, such Company Stock shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Committee may require a Participant receiving Company Stock pursuant to the Plan, as a condition precedent to receipt of such Company Stock, to represent to the Company in writing that the Company Stock acquired by such Participant is acquired for investment only and not with a view to distribution.

18.   Withholding Taxes.

        Whenever cash is to be paid pursuant to an Award, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. Whenever shares of Company Stock are to be delivered pursuant to an Award, the

Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. With the approval of the Committee, a Participant may satisfy the foregoing requirement by electing to have the Company withhold from delivery shares of Company Stock having a value equal to the minimum amount of tax required to be withheld. Such shares shall be valued at their Fair Market Value on the date of which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash. Such a withholding election may be made with respect to all or any portion of the shares to be delivered pursuant to an Award.

19.   Notification of Election Under Section 83(b) of the Code.

        If any Participant shall, in connection with the acquisition of shares of Company Stock under the Plan, make the election permitted under Section 83(b) of the Code, such Participant shall notify the Company of such election within 10 days of filing notice of the election with the Internal Revenue Service.

20.   Notification Upon Disqualifying Disposition Under Section 421(b) of the Code.

        Each Agreement with respect to an Incentive Stock Option shall require the Participant to notify the Company of any disposition of shares of Company Stock issued pursuant to the exercise of such Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), within 10 days of such disposition.

21.   Amendment or Termination of the Plan.

        The Board of Directors may, at any time, suspend or terminate the Plan or revise or amend it in any respect whatsoever; provided, however, that stockholder approval shall be required for any such amendment if and to the extent such approval is required in order to comply with applicable law or stock exchange listing requirement. Nothing herein shall restrict the Committee's ability to exercise its discretionary authority pursuant to Sections 3 and 4, which discretion may be exercised without amendment to the Plan. No action hereunder may, without the consent of a Participant, reduce the Participant's rights under any outstanding Award.

22.   Transfers Upon Death.

        Upon the death of a Participant, outstanding Awards granted to such Participant may be exercised only by the executor or administrator of the Participant's estate or by a person who shall have acquired the right to such exercise by will or by the laws of descent and distribution. No transfer of an Award by will or the laws of descent and distribution shall be effective to bind the Company unless the Committee shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Award that are or would have been applicable to the Participant and to be bound by the acknowledgments made by the Participant in connection with the grant of the Award.

23.   Expenses and Receipts.

        The expenses of the Plan shall be paid by the Company. Any proceeds received by the Company in connection with any Award may be used for general corporate purposes.

24.   Effective Date and Term of Plan.

        The Plan shall be subject to the requisite approval of the stockholders of the Company. In the absence of such approval, any Awards shall be null and void. Unless earlier terminated by the Board of

Directors, the right to grant Awards under the Plan shall terminate on the tenth anniversary of the Effective Date. Awards outstanding at Plan termination shall remain in effect according to their terms and the provisions of the Plan.

25.   Participant Rights.

        No Participant shall have any claim to be granted any award under the Plan, and there is no obligation for uniformity of treatment for Participants.

26.   Unfunded Status of Awards.

        The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Agreement shall give any such Participant any rights that are greater than those of a general creditor of the Company.

27.   No Fractional Shares.

        No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

28.   Beneficiary.

        A Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant's estate shall be deemed to be the Participant's beneficiary.

29.   Paperless Administration.

        In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

30.   Severability.

        If any provision of the Plan is held to be invalid or unenforceable, the other provisions of the Plan shall not be affected but shall be applied as if the invalid or unenforceable provision had not been included in the Plan.

31.   Applicable Law.

        Except to the extent preempted by any applicable federal law, the Plan shall be construed and administered in accordance with the laws of the State of Delaware without reference to its principles of conflicts of law.

32.   Section 409A Compliance.

        The Plan as well as payments and benefits under the Plan are intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and be administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment with the Company for purposes of the Plan and no payment shall be due to the Participant under the Plan or any Award until the Participant would be considered to have incurred a "separation from service" from the Company within the meaning of Section 409A of the Code. Any payments described in the Plan that are due within the "short term deferral period" as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent that any Awards are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A of the Code, the settlement and payment of such awards shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier).

                        *                         *                        *

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX] Date VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic proxy form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. RITE AID CORPORATION ATTN: BYRON PURCELL 30 HUNTER LANE CAMP HILL, PA 17011 M47487-P27148 RITE AID CORPORATION The Board of Directors unanimously recommends that you vote FOR each of the nominees named in Proposal 1, FOR Proposal 2, Proposal 3 and Proposal 4: 1. Election of Directors Abstain Against For Nominees: ! ! ! 1a. Joseph B. Anderson, Jr. ! ! ! 1b. François J. Coutu Against Abstain For ! ! ! ! ! ! 1c. Michel Coutu 2. Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm; ! ! ! ! ! ! 3. Conduct an advisory vote to approve the compensation of our named executive officers as presented in this proxy statement; 1d. James L. Donald ! ! ! ! ! ! 4. Approve the adoption of the Rite Aid Corporation 2012 Omnibus Equity Plan; 1e. David R. Jessick ! ! ! The Board of Directors unanimously recommends you vote AGAINST the following proposals: 1f. Michael N. Regan ! ! ! ! ! ! 5. Consider a stockholder proposal relating to a policy regarding gross-up payments; 1g. Mary F. Sammons ! ! ! ! ! ! 6. Consider a stockholder proposal relating to performance award metrics; and 1h. John T. Standley ! ! ! ! ! ! 1i. Marcy Syms 7. Consider a stockholder proposal relating to the relationships of the directors. ! For address changes and/or comments, please check this box and write them on the back where indicated. ! ! Please indicate if you plan to attend this meeting. No Yes Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. M47488-P27148 RITE AID CORPORATION Annual Meeting of Stockholders June 21, 2012 1:30 p.m. This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) John T. Standley, Frank G. Vitrano, and Marc A. Strassler, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of RITE AID CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:30 p.m., Eastern Daylight Time on June 21, 2012, at the Holiday Inn Harrisburg-East, 4751 Lindle Road, Harrisburg, PA 17111, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. If applicable, the proxy shall also govern the voting of stock held for the account of the undersigned in the Company's Investment Opportunity Plan, or any applicable employee benefit plan. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED, OR, IF NO SPECIFICATIONS ARE MADE, WILL BE VOTED (1) "FOR" THE ELECTION OF ALL THE NOMINEES OF THE BOARD IN THE ELECTION OF DIRECTORS, (2) "FOR" THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, (3) "FOR" THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THE PROXY STATEMENT, (4) "FOR" THE APPROVAL OF THE ADOPTION OF THE RITE AID CORPORATION 2012 OMNIBUS EQUITY PLAN, (5-7) "AGAINST" THE STOCKHOLDER PROPOSALS. IF ANY OTHER MATTER IS PROPERLY PRESENTED AT THE ANNUAL MEETING OF STOCKHOLDERS, THIS PROXY WILL BE VOTED IN THE NAMED PROXIES' DISCRETION ON SUCH MATTER. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side